As filed with the Securities and Exchange Commission on October  21, 1994
                           Registration No. 33-______

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           FIRST VIRGINIA BANKS, INC.
             (Exact name of registrant as specified in its charter)


                                    Virginia
         (State or Other Jurisdiction of Incorporation or Organization)


                                     (6711)
                (Standard Industrial Classification Code Number)


                                   54-0497561
                       (IRS Employer Identification No.)

                            One First Virginia Plaza
                            6400 Arlington Boulevard
                       Falls Church, Virginia 22042-2336
                                 (703) 241-3655
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      CHRISTOPHER M. COLE           Copy to: Charles B. Schelberg, Esq.
      First Virginia Banks, Inc.             Miles & Stockbridge
      6400 Arlington Boulevard               10 Light Street
      Falls Church, Virginia 22042-2336      Baltimore, Maryland 21202-1435
      (703) 241-4486                         (410) 385-3519

             (Name, address, including zip code, telephone number,
                   including area code, of agent for service)

      Approximate date of commencement of proposed sale of the securities to the public: As soon as possible after the effective date of the Registration Statement

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                    CALCULATION OF REGISTRATION FEE
                                           Proposed          Proposed
   Title of                 Amount         Maximum           Maximum         Amount of
  Securities                being       Offering Price      Aggregate       Registration
Being Registered          Registered      Per Share*       Offering Price*      Fee
Common Stock
 $1 par value             4,048,584        $18.11077         $73,323,000     $25,283.79

*Estimated solely for the purpose of determining the registration fee, based upon the book value received in exchange for the Common Stock issued, computed pursuant to Rule 457(f)(2).



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                             CROSS REFERENCE SHEET

Item of Form S-4                             Reference to Registration Statement

Item  1  Forepart of Registration Statement  Facing Page of Registration
         and Outside Front Cover Page of     Statement, Outside Front Cover
         Prospectus                          Page of Prospectus, and Cross
                                             Reference Sheet

Item  2  Inside Front and Outside Bank       Table of Contents, Available
         Cover Pages of Prospectus           Information; Incorporation of
                                             Certain Documents by Reference

Item  3  Risk Factors, Ratio of Earnings to  Summary; Prospectus Cover Page;
         Fixed Charges and Other             Summary Selected Financial Data
         Information                         and Per Share Data

Item  4  Terms of the Transaction            Summary; The Special Meeting; The
                                             Affiliation

Item  5  Pro Form Financial Information      Pro Forma Financial Information

Item  6  Material Contracts with the         Summary; The Affiliation
         Company Being Acquired

Item  7  Additional Information Required     Not Applicable
         for Reoffering by Persons and
         Parties Deemed to be Underwriters

Item  8  Interests of Named Experts and      The Affiliation; Experts; Legal
         Counsel                             Matters

Item  9  Disclosure of Commission Position   Not Applicable
         on Indemnification for Securities
         Act Liabilities

Item 10  Information with Respect to S-3     Available Information;
         Registrants                         Incorporation of Certain
                                             Documents by Reference

Item 11  Incorporation of Certain            Incorporation of Certain
         Information by Reference            Documents by Reference

Item 12  Information with Respect to S-2     Not Applicable
         and S-3 Registrants

Item 13  Incorporation by Certain            Not Applicable
         Information by Reference

Item 14  Information with Respect to         Not Applicable
         Registrants Other than S-3 or S-2
         Registrants

Item 15  Information with Respect to S-3     Available Information;
         Companies                           Incorporation of Certain
                                             Documents by Reference


Item 16  Information with Respect to S-2 or  Not applicable
         S-3 Companies

Item 17  Information with Respect to         Not applicable
         Companies Other than S-3 or S-2
         Companies

Item 18  Information if Proxies, Consents    Summary; The Special Meeting; The
         or Authorizations are to be         Affiliation; Incorporation of
         Solicited                           Certain Documents by Reference

Item 19  Information if Proxies, Consents    Not applicable
         or Authorizations are not to be
         Solicited or in an Exchange Offer

Item 20  Indemnification of Directors and    Part II of Registration Statement
         Officers

Item 21  Exhibits and Financial Statement    Exhibits; Incorporation of
         Schedules                           Certain Documents by Reference

Item 22  Undertakings                        Undertakings

                                   [BANCORP LETTERHEAD]

                                          November 11, 1994


Dear Fellow Stockholder:

      You are cordially invited to attend the Special Meeting of Stockholders of Farmers National Bancorp ("Bancorp") to be held at the Holiday Inn, 210 Holiday Court, Annapolis, Maryland on Thursday, December 15, 1994, at 10:00 a.m.

      At the Special Meeting you will be asked to consider and vote upon the proposed affiliation and merger (the "Affiliation") of Bancorp with and into First Virginia Banks, Inc. ("First Virginia") pursuant to the Agreement and Plan of Reorganization dated as of July 1, 1994 between Bancorp and First Virginia, and the Related Plan of Merger dated as of July 1, 1994 between Bancorp and First Virginia (collectively, the "Affiliation Agreement"). First Virginia is a bank holding company organized under the laws of Virginia, with assets of approximately $7.221 billion as of September 30, 1994. Headquartered in Falls Church, Virginia, First Virginia engages in the business of commercial and consumer banking primarily through 20 subsidiary banks located in Virginia, Tennessee and Maryland.

      Under  the  terms of  the Affiliation  Agreement,  stockholders of
Bancorp will be entitled to receive 1.5 shares of common stock of First Virginia for each share of common stock of Bancorp held of record on the date the Affiliation is consummated (the "Effective Date"). Cash will be paid in lieu of fractional shares of First Virginia common stock. Instead of receiving shares of First Virginia common stock, Bancorp stockholders may elect to receive cash at the rate of $58.53 per share for their shares of Bancorp common stock. The right to receive cash for shares of Bancorp common stock is subject to the limitation that the aggregate number of shares as to which cash elections are properly made plus the aggregate number of shares as to which Bancorp stockholders exercise the statutory right to receive the "fair value" of the shares may not exceed 30% of all shares of Bancorp common stock outstanding
immediately prior  to the  Effective Date.   If  this  limit is exceeded,  First
Virginia will pay cash first for shares properly submitted for cash exchange by each holder of 100 or fewer shares of Bancorp common stock (if such holder has submitted all his shares for cash exchange) and then will pay cash for shares properly submitted for cash on a pro rata basis. Shares not exchanged for cash after proration will be exchanged for First Virginia common stock.

      Details of the proposed Affiliation of Bancorp with First Virginia are set forth in the accompanying Proxy Statement-Prospectus, which you are urged to read carefully in its entirety.

      Your Board of Directors has retained Alex. Brown & Sons Incorporated to act as its financial advisor in connection with the proposed Affiliation. As discussed in the accompanying Proxy Statement-Prospectus, Alex. Brown has delivered to the Board of Directors its written opinion dated July 1, 1994 that the consideration to be received by Bancorp's stockholders pursuant to the Affiliation Agreement is fair to the stockholders of Bancorp from a financial point of view.

      Your Board of Directors has approved the Affiliation and the Affiliation Agreement, and has determined that they are in the best interests of Bancorp and its stockholders. Accordingly, the Board of Directors recommends that you vote FOR the proposal to approve the Affiliation.


      Approval of the Affiliation requires the affirmative vote of the holders of two- thirds of all outstanding shares of Bancorp common stock. It is important that your shares are represented at the Special Meeting, whether or not you plan to attend the meeting. An abstention or failure to
vote will have the same effect as a vote against the Affiliation.   Please
complete, date, sign and return  promptly the enclosed proxy card in the
enclosed envelope.   You may attend the Special Meeting and vote your shares in person if you wish, even though you have previously returned your proxy card.

      We hope you can attend the Special Meeting, and look forward to seeing you there.

                                    Sincerely,



                                    John M. Suit, II
                                    President

FARMERS NATIONAL BANCORP
5 CHURCH CIRCLE
ANNAPOLIS, MARYLAND  21401





                         NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                     December 15, 1994


      A Special Meeting of Stockholders of FARMERS NATIONAL BANCORP ("Bancorp") will be held at the Holiday Inn, 210 Holiday Court, Annapolis, Maryland, on Thursday, December 15, 1994, at 10:00 a.m., for the following purposes:

      1. To consider and vote on a proposal recommended by the Board of Directors of Bancorp to approve the affiliation and merger of Bancorp with and into First Virginia Banks, Inc. ("First Virginia"), as provided in and pursuant to the Agreement and Plan of Reorganization dated as of July 1, 1994 between Bancorp and First Virginia, and the related Plan of Merger dated as of July 1, 1994 between Bancorp and First Virginia, copies of which are attached as Appendix A to the accompanying Proxy Statement-Prospectus.

      2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Only stockholders of record at the close of business on November 9, 1994, are entitled to notice of and to vote at the Special Meeting and at any and all adjournments thereof.


                                          By Order of the Board of Directors

                                          Norma K. Behlke
                                          Secretary

Dated:  November 11, 1994


      YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD SUBMITTED HEREWITH IN THE RETURN ENVELOPE PROVIDED FOR YOUR USE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE THE PROXY OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

                                      PROXY STATEMENT
                                        RELATING TO
                            SPECIAL MEETING OF STOCKHOLDERS OF
                                 FARMERS NATIONAL BANCORP
                              TO BE HELD ON DECEMBER 15, 1994

                          - - - - - - - - - - - - - - - - - - - -

                                        PROSPECTUS
                              RELATING TO 4,048,584 SHARES OF
                                      COMMON STOCK OF
                                FIRST VIRGINIA BANKS, INC.

      This Proxy Statement-Prospectus is being furnished to the holders of shares of Common Stock, par value $1.00 per share ("Bancorp Common Stock"), of Farmers National Bancorp ("Bancorp"), a Maryland corporation registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), in connection with the solicitation of proxies by the Board of Directors of Bancorp for use at the Special Meeting of Stockholders of Bancorp to be held at the Holiday Inn, 210 Holiday Court, Annapolis, Maryland on Thursday, December 15, 1994 at 10:00 a.m., and at any and all adjournments thereof (the "Special Meeting").

      This Proxy Statement-Prospectus relates to shares of Common Stock, par value $1.00 per share ("First Virginia Common Stock"), of First Virginia Banks, Inc. ("First Virginia"), a Virginia corporation registered under the BHCA, issuable in connection with the proposed affiliation and merger of Bancorp with and into First Virginia (such affiliation and merger are referred to herein as the "Affiliation"), pursuant to an Agreement and Plan of Reorganization dated as of July 1, 1994 between Bancorp and First Virginia and a related Plan of Merger dated as of July 1, 1994 between Bancorp
and First Virginia  (collectively,  the  "Affiliation   Agreement").    Upon
consummation  of   the Affiliation, each  outstanding share of Bancorp Common
Stock (other than shares of Bancorp Common Stock with respect to which the holders thereof properly exercise the right under the Maryland General Corporation Law to demand and receive payment in cash of the "fair value" of those shares, hereinafter sometimes referred to as "Dissenting Shares") will automatically be converted into 1.5 shares of First Virginia Common Stock. Cash will be paid in lieu of fractional shares of First Virginia Common Stock. Rather than receiving First Virginia Common Stock, stockholders of Bancorp may elect to receive cash in exchange for Bancorp Common Stock at the rate of $58.53 per share, provided that the aggregate number of shares of Bancorp Common Stock exchanged for cash, when added to Dissenting Shares, shall not exceed 30% of all outstanding shares of Bancorp Common Stock. The date on which the Affiliation is consummated is referred to herein as the "Effective Date."

      This Proxy Statement-Prospectus constitutes (i) a proxy statement for use in connection with the Special Meeting, at which the stockholders of Bancorp will be asked to consider and vote upon a proposal to approve the Affiliation pursuant to the Affiliation Agreement, and (ii) a prospectus covering the issuance in connection with the Affiliation of up to 4,048,584 shares of First Virginia Common Stock.

      The information presented in this Proxy Statement-Prospectus concerning Bancorp has been supplied by Bancorp and the information concerning First Virginia has been supplied by First Virginia.


                      - - - - - - - - - - - - - - - - - -

            THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS
       ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE
          NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR
               ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

    THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT-PROSPECTUS
          HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      - - - - - - - - - - - - - - - - - -

      This Proxy Statement-Prospectus and the accompanying form of proxy are being furnished to Bancorp stockholders on or about November 11, 1994.

                                     TABLE OF CONTENTS

                                                               Page

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . .   5
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . .   5
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
      The Special Meeting . . . . . . . . . . . . . . . . . . .   7
      First Virginia  . . . . . . . . . . . . . . . . . . . . .   7
      Bancorp . . . . . . . . . . . . . . . . . . . . . . . . .   7
      General Description of the Affiliation  . . . . . . . . .   7
      Vote Required . . . . . . . . . . . . . . . . . . . . . .   8
      Exchange Ratio  . . . . . . . . . . . . . . . . . . . . .   8
      Cash Election and Prorationing  . . . . . . . . . . . . .   8
      Recommendation of the Bancorp Board of Directors  . . . .   9
      Opinion of Bancorp's Financial Advisor  . . . . . . . . .   9
      Rights of Dissenting Stockholders . . . . . . . . . . . .  10
      Interests of Certain Persons in the Merger  . . . . . . .  10
      Conditions to the Affiliation . . . . . . . . . . . . . .  10
      Regulatory Review and Approvals . . . . . . . . . . . . .  10
      Certain Federal Income Tax Consequences . . . . . . . . .  11
      Accounting Treatment  . . . . . . . . . . . . . . . . . .  11
      Termination . . . . . . . . . . . . . . . . . . . . . . .  11
      Amendment . . . . . . . . . . . . . . . . . . . . . . . .  12
      Effective Date  . . . . . . . . . . . . . . . . . . . . .  12
      Comparison of Stockholder Rights  . . . . . . . . . . . .  12
      Market Prices . . . . . . . . . . . . . . . . . . . . . .  12
SELECTED FINANCIAL DATA AND PER SHARE DATA  . . . . . . . . . .  13
THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . .  15
      General . . . . . . . . . . . . . . . . . . . . . . . . .  15
      Date, Place and Time  . . . . . . . . . . . . . . . . . .  15
      Purpose . . . . . . . . . . . . . . . . . . . . . . . . .  15
      Record Date . . . . . . . . . . . . . . . . . . . . . . .  15
      Vote Required . . . . . . . . . . . . . . . . . . . . . .  15
      Voting and Revocation of Proxies  . . . . . . . . . . . .  16
      Solicitation of Proxies . . . . . . . . . . . . . . . . .  17
BACKGROUND AND RECOMMENDATION OF THE BANCORP BOARD OF DIRECTORS  18
      Background  . . . . . . . . . . . . . . . . . . . . . . .  18
      Recommendation of the Bancorp Board of Directors  . . . .  21
      Opinion of Bancorp's Financial Advisor  . . . . . . . . .  23
THE AFFILIATION . . . . . . . . . . . . . . . . . . . . . . . .  30
      Terms of the Affiliation  . . . . . . . . . . . . . . . .  30
      Effective Date of the Affiliation . . . . . . . . . . . .  31
      Cash Election Procedures  . . . . . . . . . . . . . . . .  31
      Procedures for Exchange of Certificates . . . . . . . . .  32
      Certain Federal Income Tax Consequences . . . . . . . . .  33
      Accounting Treatment  . . . . . . . . . . . . . . . . . .  36
      Conditions to Consummation of the Affiliation . . . . . .  36
      Regulatory Review and Approvals . . . . . . . . . . . . .  38
      Conduct of Business Pending the Affiliation . . . . . . .  39
      No Solicitation of Acquisition Proposals  . . . . . . . .  40
      Waiver and Amendment  . . . . . . . . . . . . . . . . . .  41
      Termination . . . . . . . . . . . . . . . . . . . . . . .  41
      Operations After the Effective Date . . . . . . . . . . .  42
      Interests of Certain Persons in the Affiliation . . . . .  42

                                           - 3 -







      Effect on Employee Benefit Plans  . . . . . . . . . . . .  44
      Resale of First Virginia Common Stock . . . . . . . . . .  45
      Expenses  . . . . . . . . . . . . . . . . . . . . . . . .  46
      Rights of Dissenting Stockholders . . . . . . . . . . . .  46
DESCRIPTION OF FIRST VIRGINIA CAPITAL STOCK . . . . . . . . . .  49
      Authorized Capital Stock  . . . . . . . . . . . . . . . .  49
      Certain Provisions of First Virginia's Articles of Incorporation and First Virginia's Shareholder Rights
      Plan  . . . . . . . . . . . . . . . . . . . . . . . . . .  49
CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS . . . . . . . . .  52
      Size and Classification of the Board of Directors . . . .  52
      Election of Directors . . . . . . . . . . . . . . . . . .  52
      Interested Director Transactions  . . . . . . . . . . . .  53
      Voting Requirements . . . . . . . . . . . . . . . . . . .  53
      Dissenters' Rights  . . . . . . . . . . . . . . . . . . .  54
      Stockholder Power to Call a Special Meeting . . . . . . .  55
      Notice of Special Meeting . . . . . . . . . . . . . . . .  55
      Authorized Stock  . . . . . . . . . . . . . . . . . . . .  55
      Inspection of Stockholder Lists . . . . . . . . . . . . .  55
      Indemnification . . . . . . . . . . . . . . . . . . . . .  56
      Business Combination and Affiliation Statutes . . . . . .  57
      Power to Amend Bylaws . . . . . . . . . . . . . . . . . .  58
      Control Share Acquisition Statutes  . . . . . . . . . . .  58
      Employee Benefit Plan Matters . . . . . . . . . . . . . .  59
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . .  50
PRO FORMA FINANCIAL INFORMATION . . . . . . . . . . . . . . . .  61

                                   AVAILABLE INFORMATION


      First Virginia and Bancorp are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning First Virginia and Bancorp can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commissioner's Regional Offices in New York (Seven World Trade Center, Suite 1300, New York, New York 10007) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.)

      Copies of such material may be obtained from the Freedom of Information Act Officer, Public Reference Section of the Commission at Room 1024, 450 Fifth Street, Judiciary Plaza, Washington, D.C. 20549 at prescribed rates.

      First  Virginia's Common  Stock is listed  on the  New York  Stock
Exchange  and the Philadelphia Stock Exchange.   Reports,  proxy material and
other information concerning First Virginia may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103.

This Proxy Statement-Prospectus incorporates documents by reference which are not presented herein or delivered herewith. In the case of First Virginia, these documents are available, without charge, upon request from Thomas P. Jennings, Vice President and Secretary, First Virginia Banks, Inc., 6400 Arlington Boulevard, Falls Church, Virginia 22042-2336. Mr. Jennings' telephone number is 703/241-3655. In the case of Bancorp, these documents are available upon request from Norma K. Behlke, Secretary, Farmers National
Bancorp, 5  Church Circle, Annapolis,  Maryland  21401.   Requests may be
directed to Ms. Behlke  at (410)  626-2205.   In order  to ensure  timely
delivery  of the  documents, any request should be made by December 8, 1994.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by First Virginia with the Commission under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement-Prospectus:

      (1) First Virginia's Annual Report on Form 10-K for the year ended December 31, 1993;

      (2) First Virginia's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, and June 30, 1994;

      (3)   First Virginia's Report on Form 8-K as filed on July 12, 1994;

      (4) The description of First Virginia's Common Stock which is contained in its registration statement on Form 8-A as filed on February 23, 1971 under the Exchange Act; and

      (5) All documents filed by First Virginia pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting.

      The following documents filed by Bancorp with the Commission under
Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement- Prospectus:

      (1) Bancorp's Annual Report on Form 10-K for the year ended December 31, 1993; and

      (2) Bancorp's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994.

      (3)   Bancorp's Report on Form 8-K as filed on July 7, 1994; and

      (4) All documents filed by Bancorp pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting.

      Any statement contained in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purpose of this Proxy Statement-Prospectus to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus or any supplement hereto.

                                    SUMMARY


          The following is a brief summary of certain information contained elsewhere in this Proxy Statement-Prospectus. This summary should be read in conjunction with, and is qualified in its entirety by, the remainder of this Proxy Statement-Prospectus including the information incorporated herein by reference. Stockholders are urged to review carefully the entire Proxy Statement-Prospectus, including the Appendices.

    The Special Meeting

         The Special Meeting of Bancorp will be held at the Holiday Inn, 210 Holiday Court, Annapolis, Maryland at 10:00 a.m. local time on Thursday, December 15, 1994. Only holders of record of Bancorp Common Stock at the close of business on November 9, 1994 will be entitled to notice of and to vote at the Special Meeting. Stockholders will be asked to consider and vote upon the Affiliation pursuant to the Affiliation Agreement which provides for the affiliation and merger of Bancorp with and into First Virginia. See "THE SPECIAL MEETING."

    First Virginia

          First Virginia is a registered bank holding company organized in October, 1949. As of June 30, 1994, it had assets of approximately $7.230 billion, deposits of $6.253 billion and loans (net of unearned interest) of $4.508 billion, making it the sixth largest bank holding company in Virginia.

          First Virginia currently owns all of the stock of 20 commercial banks, 14 of which are domiciled in Virginia, 2 in Maryland and 4 in Tennessee. First Virginia is engaged in the general commercial and consumer banking business and provides a full range of banking services to individuals, businesses and organizations through a network of 329 branches. The principal executive office of First Virginia is located at 6400 Arlington Boulevard, Falls Church, Virginia 22042-2336, telephone number (703) 241-3655.

    Bancorp

          Bancorp is  a bank holding company  incorporated under the laws  of
the State of Maryland and  registered under  the BHCA.    Bancorp  has three
wholly owned banking subsidiaries, Farmers National Bank of Maryland ("Farmers") whose main office is in Annapolis, Maryland; Atlantic National Bank ("Atlantic") whose main office is in Ocean City, Maryland; and The Caroline County Bank ("Caroline") whose main office is in Greensboro, Maryland. As of June 30, 1994, Bancorp had assets on a consolidated basis of approximately $709.8 million, deposits of $617.8 million, and loans (net
of unearned interest)  of $316.1 million.   The principal executive office  of
Bancorp is located at 5 Church Circle, Annapolis, Maryland 21401, telephone number (410) 626- 2200.

    General Description of the Affiliation

          The  terms and  conditions of the  Affiliation are set forth  in the
Affiliation Agreement, a  copy of  which is  attached as  Appendix A.   Subject
to regulatory and Bancorp stockholder approval and certain other conditions, on the date on which the Affiliation is consummated, Bancorp will merge with and into First Virginia, with First Virginia as the surviving corporation. All subsidiaries of Bancorp, including Farmers, Atlantic and Caroline, will become subsidiaries of First Virginia. See "THE AFFILIATION - Terms of the Affiliation" and "- Conditions to Consummation of the Affiliation."

    Vote Required

          Approval of the Affiliation by Bancorp stockholders requires the affirmative vote of two-thirds of the votes entitled to be cast by the holders of record of shares of Bancorp Common Stock. Holders of shares of Bancorp Common Stock will be entitled to one vote per share on the proposal to approve the Affiliation. As of the Record Date, there were outstanding and entitled to vote 2,699,056 shares of Bancorp Common Stock, each share being entitled to one vote. Bancorp's directors and executive officers and their affiliates had voting power with respect to 375,736 shares or approximately 13.92% of the shares of Bancorp Common Stock outstanding as of the Record
Date.   These directors and  executive officers have indicated that  they will vote their  shares in  favor of  the proposal  to approve  the Affiliation.
See "THE SPECIAL MEETING."

          Approval of the Affiliation by the stockholders of First Virginia is not required.

    Exchange Ratio

          If the Affiliation is consummated, stockholders of Bancorp will be entitled to receive for each share of Bancorp Common Stock held of record as of the Effective Date, 1.5 shares of First Virginia Common Stock. Bancorp stockholders will be entitled to receive cash in lieu of fractional shares of First Virginia Common Stock, based on the average of the closing prices of First Virginia Common Stock as reported by The Wall Street Journal under the heading "New York Stock Exchange - Composite Transactions" or any comparable heading then in use, for each of the last ten trading days ending on the tenth trading day prior to the Effective Date of the Affiliation. See "THE AFFILIATION - Terms of the Affiliation."

    Cash Election and Prorationing

          In lieu of receiving First Virginia Common Stock, holders of shares of Bancorp Common Stock will be given the option of exchanging their shares for $58.53 per share in cash, provided that the number of shares that may be exchanged for cash, when added to Dissenting Shares, shall not exceed 30% of the shares of Bancorp Common Stock outstanding immediately prior to the Effective Date. If the aggregate of (i) shares as to which cash elections are properly made and (ii) Dissenting Shares exceeds 30% of the shares of Bancorp Common Stock outstanding immediately prior to the Effective Date, First Virginia first will pay cash for shares properly submitted for cash exchange by each holder of 100 or fewer shares of Bancorp Common Stock (if such holder has submitted all his shares for cash exchange) and then will pay cash for shares properly submitted for cash on a pro rata basis. Shares not exchanged for cash after proration will be exchanged for First Virginia Common Stock at the exchange ratio noted above.

          IF A BANCORP STOCKHOLDER DESIRES TO ELECT TO RECEIVE CASH FOR SHARES OF BANCORP COMMON STOCK, HE MUST PROPERLY COMPLETE AND SUBMIT TO BANCORP, AT OR PRIOR TO THE TIME AT WHICH BANCORP'S STOCKHOLDERS VOTE ON THE AFFILIATION AT THE SPECIAL MEETING, THE CASH ELECTION FORM ACCOMPANYING THIS PROXY STATEMENT-PROSPECTUS TOGETHER WITH THE STOCK CERTIFICATES FOR SUCH SHARES. ANY BANCORP STOCKHOLDER WHO DOES NOT PROPERLY COMPLETE AND SUBMIT A CASH ELECTION FORM PRIOR TO OR AT SUCH TIME OF VOTING CAN ONLY RECEIVE FIRST VIRGINIA COMMON STOCK IN THE AFFILIATION, EXCEPT A STOCKHOLDER WHO PROPERLY EXERCISES THE STATUTORY RIGHT TO DEMAND AND RECEIVE PAYMENT OF "FAIR VALUE" FOR SHARES OF BANCORP COMMON STOCK. ONCE THE VOTE ON THE AFFILIATION HAS BEEN TAKEN AT THE SPECIAL MEETING, A CASH ELECTION IS IRREVOCABLE. BANCORP WILL HOLD BANCORP COMMON STOCK CERTIFICATES PROPERLY SUBMITTED WITH CASH ELECTION FORMS IN SAFEKEEPING PENDING THE EFFECTIVE DATE OF THE AFFILIATION, AT WHICH TIME THEY WILL BE EXCHANGED FOR CASH, OR IN THE EVENT OF PRORATION, CASH AND
FIRST VIRGINIA COMMON STOCK.   IF THE AFFILIATION IS NOT CONSUMMATED, BANCORP
WILL RETURN THE CERTIFICATES.

          SEE "THE AFFILIATION - Terms of the Affiliation", "- Cash Election Procedures" and "- Rights of Dissenting Stockholders".

    Recommendation of the Bancorp Board of Directors

          The Board of Directors of Bancorp believes that the Affiliation and the Affiliation Agreement are in the best interests of Bancorp and its stockholders, as well as its employees, customers and the communities it
serves.   In reaching  its conclusion to approve the Affiliation and the
Affiliation Agreement, the Bancorp Board of  Directors  considered a  number  of
factors.   Among  other things,  those factors included:    the financial  terms
of the  Affiliation;  certain  financial and  other information  concerning
First  Virginia,  including   its  financial  condition  and historical  record
of strong profitability, and the pro forma increase in the historical earnings per share, book value per share and dividends per share that would be received by Bancorp stockholders receiving First Virginia Common Stock pursuant to the Affiliation, although there can be no assurance that the historical or pro forma figures are indicative of future earnings, book value or dividends; other terms of the Affiliation; the opinion of Alex. Brown & Sons Incorporated ("Alex. Brown") as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of Bancorp pursuant to the Affiliation Agreement; the non-binding offer made by another financial institution in the Mid-Atlantic region for the acquisition of Bancorp by that institution; the possibility of an affiliation between Bancorp and certain other  financial institutions;  alternative  strategic  courses  available to
Bancorp,   including  remaining   an  independent   financial  institution;
and the similarities in the business strategies of Bancorp and First Virginia that, in the view of Bancorp's Board of Directors, would improve the opportunity for enhanced profitability and stockholder value through the Affiliation.

      THE BANCORP BOARD OF DIRECTORS RECOMMENDS THAT BANCORP STOCKHOLDERS VOTE TO APPROVE THE AFFILIATION.

      See "BACKGROUND AND RECOMMENDATION OF THE BANCORP BOARD OF DIRECTORS - Background" and "- Recommendation of the Board of Directors."

Opinion of Bancorp's Financial Advisor

      On July 1, 1994, Alex. Brown, which has served as financial advisor to Bancorp in connection with the Affiliation, rendered its written opinion to Bancorp's Board of Directors that the consideration to be received by Bancorp's stockholders pursuant to the Affiliation Agreement is fair to the Bancorp
stockholders from a  financial point of view.   A  copy of  this opinion,  which
sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix B to this Proxy Statement-Prospectus.
Bancorp stockholders are urged to read the opinion in its entirety.   See
"BACKGROUND AND RECOMMENDATION OF THE BANCORP BOARD OF DIRECTORS - Opinion of Bancorp's Financial Advisor."

Rights of Dissenting Stockholders

      A Bancorp stockholder who properly complies with the requirements of the Maryland General Corporation Law will be entitled to demand and receive payment of the "fair value" of his shares of Bancorp Common Stock, in lieu of receiving the consideration pursuant to the Affiliation Agreement. If the "fair value" of such shares of Bancorp Common Stock is determined by appraisal pursuant to a judicial proceeding, such a determination may result in a value that is more than, less than or equal to the consideration which the Bancorp stockholder would otherwise be entitled to receive pursuant
to the Affiliation Agreement.   See "THE AFFILIATION  - Rights of Dissenting
Stockholders" for a more complete summary of the rights of Bancorp stockholders to demand and receive payment of the "fair value" of their
shares,and Appendix C  for provisions   of the Maryland General  Corporation Law
with  respect to those rights.

Interests of Certain Persons in the Merger

      Certain members of Bancorp's management and Board of Directors have interests in the Affiliation in addition to their interests as stockholders
of  Bancorp.   These include, among  other things,  provisions  in the
Affiliation Agreement relating to indemnification, the continuation of directors' and officers' liability insurance, continued service as directors of Farmers, Atlantic and Caroline, directors' fees, and employment agreements
for  certain officers.   See  "THE  AFFILIATION -  Interests of Certain Persons
in the Affiliation".

Conditions to the Affiliation

      The respective obligations of Bancorp and First Virginia to consummate the Affiliation are subject to certain conditions, including, among other things, the requisite approval of the Affiliation by the stockholders of Bancorp, the absence of certain material adverse changes affecting Bancorp and its subsidiaries, the absence of certain material adverse changes affecting First Virginia and its subsidiaries, and the accuracy of, and compliance with, the respective representations, warranties, obligations and covenants of First Virginia and Bancorp in all material respects. Consummation of the Affiliation is also subject to receiving certain regulatory approvals. See "THE AFFILIATION - Conditions to Consummation of the Affiliation."

Regulatory Review and Approvals

      Consummation of the Affiliation is subject to certain regulatory approvals by the State Bank Commissioner of Maryland, the Virginia State Corporation Commission and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Affiliation Agreement also requires that the conversion of Farmers and Atlantic into Maryland-chartered commercial banks with membership in the Federal Reserve System, and membership for Caroline in the Federal Reserve System, be approved prior to consummation of the Affiliation by the appropriate federal and state
regulatory authorities.   Applications  for such regulatory  approvals have
been filed  with the State Bank Commissioner of Maryland, the Virginia State
Corporation Commission and the Federal  Reserve  Board.   The  Federal  Reserve
Bank of Richmond has approved the Affiliation under the BHCA. See "THE AFFILIATION - Conditions to Consummation of the Affiliation" and " - Regulatory Review and Approvals."

Certain Federal Income Tax Consequences

        It is intended that the Affiliation will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), for federal income tax purposes. Accordingly, (i) no gain or loss will be recognized for federal income tax purposes by a Bancorp stockholder (except with respect to cash, if any, received in lieu of a fractional share of First Virginia Common Stock) who exchanges his shares of Bancorp Common Stock solely for shares of First Virginia Common Stock pursuant to the Affiliation, (ii) a Bancorp stockholder who receives both First Virginia Common Stock and cash, or only cash, in exchange for his shares of Bancorp Common Stock pursuant to the Affiliation may recognize a gain, but
not in excess  of the  cash received.   The receipt of  an opinion of Miles  &
Stockbridge, a Professional Corporation, counsel to Bancorp, to the effect that the Affiliation will qualify as a tax-free reorganization under Section 368(a) of the Code and as to certain other matters is a condition to Bancorp's obligation to consummate the Affiliation. BANCORP STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX
CONSEQUENCES  TO THEM  OF  THE AFFILIATION.   For  a  more complete description
of the federal income tax consequences of the Affiliation, see "THE AFFILIATION - Certain Federal Income Tax Consequences".

Accounting Treatment

      The Affiliation is expected to be accounted for as a purchase in
accordance with generally  accepted  accounting  principles.    See  "THE
AFFILIATION  -   Accounting Treatment" and "PRO FORMA FINANCIAL INFORMATION."

Termination

      The Affiliation Agreement may be terminated and the Affiliation abandoned, at any time prior to the Effective Date, under certain
circumstances.    See "THE AFFILIATION - Termination."

      Among other grounds for termination, the Affiliation Agreement provides that the Affiliation Agreement may be terminated by the Board of Directors of Bancorp if Bancorp receives an acquisition proposal from a third party which the Board of Directors of Bancorp determines in good faith in accordance with Paragraph 4.3 of the Affiliation Agreement that it has a fiduciary duty to consider and which a majority of the full Board of Directors of Bancorp further determines to approve and to recommend to the stockholders of Bancorp for approval. If the Board of Directors of Bancorp terminates the Affiliation Agreement by reason of its approval of an acquisition proposal from a third party as described above, Bancorp will be obligated to pay the amount of $3,160,000 as liquidated damages to First Virginia upon execution of a definitive written agreement with a third party for consummation of an acquisition proposal.

Amendment

      The Affiliation Agreement may be amended at any time prior to the Effective Date (without a vote of stockholders) by written agreement approved by the Boards of Directors of Bancorp and First Virginia. However, subsequent to the Special Meeting, no amendment may be made in the exchange ratio which decreases the consideration to Bancorp stockholders without the approval of stockholders holding two-thirds of all issued and outstanding shares of Bancorp Common Stock.

Effective Date

      The Effective Date of the Affiliation shall be the date specified in the Articles of Merger filed with both the Maryland State Department of Assessments and Taxation pursuant to the Maryland General Corporation Law and with the Virginia State Corporation Commission pursuant to the Virginia Stock Corporation Act.

Comparison of Stockholder Rights

      Upon  consummation   of  the  Affiliation,   Bancorp  stockholders  will
become stockholders of First Virginia, which is a Virginia corporation, and their rights as stockholders of First Virginia will be governed by Virginia law, First Virginia's Articles of Incorporation and First Virginia's
By-laws.    The  rights of  Bancorp stockholders  differ from those of  the holders of First Virginia Common Stock in a number of areas, including the ability of First Virginia to issue preferred stock, the purchase rights attached to each share of First Virginia Common Stock and the stockholder vote required for extraordinary transactions. See "CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS and "DESCRIPTION OF FIRST VIRGINIA CAPITAL STOCK" for a description of the material differences between the rights of holders of First Virginia Common Stock and Bancorp Common Stock and a description of First Virginia capital stock.

Market Prices

      There is no established public market for the shares of Bancorp Common Stock although several local brokerage firms do try to maintain a market for the stock. Bancorp Common Stock is registered pursuant to Section 12 of the Exchange Act. Shares of First Virginia Common Stock are traded on the New York and Philadelphia Stock Exchanges. On June 30, 1994, the last trading day prior to the public announcement of the Affiliation Agreement, the closing price for First Virginia Common Stock on the New York Stock Exchange was
$36.875 per share.  On             , the closing price for First Virginia Common
Stock on the New York Stock Exchange was $       per  share. Because the
market price of First Virginia Common Stock is subject to fluctuation, the market value of the First Virginia Common Stock that Bancorp stockholders will receive pursuant to the Affiliation may increase or decrease prior to the Effective Date of the Affiliation. Bancorp stockholders are urged to obtain current market quotations for First Virginia Common Stock.

                      SELECTED FINANCIAL DATA AND PER SHARE DATA

  The following table sets forth selected financial information and per share data on the dates and for the periods indicated of (a) Bancorp, historical, (b) First Virginia, historical, (c) First Virginia, combined, pro forma, giving effect to the proposed Affiliation, and (d) 1.5 shares of First Virginia Banks, Inc., pro forma, giving effect to the proposed Affiliation. This table is qualified in its entirety by the financial statements appearing herein or incorporated by reference herein.

                                      Six Months
                                     Ended June 30
                                           1994          1993         1992         1991       1990            1989
                                                (In thousands, except per share data)
Farmers National Bancorp
 (Historical)
 Operating Revenue                      $ 23,921     $   49,044   $   51,511   $   54,260  $   50,124     $   47,028
 Provision for Loan Losses                   396          1,821        2,445        1,341       1,658          1,216
 Net Income                                4,787          9,508        7,794        6,950       6,689          7,016
 Net Income Per Share                       1.77           3.52         2.89         2.58        2.48           2.60
 Book Value Per Share
  (Period-end)                             26.65          25.91        22.91        20.90       19.14          17.43
 Dividends Declared Per Share               0.60           1.05         0.88         0.81        0.77           0.73
 Total Assets (Period-end)               709,821        714,209      690,210      650,988     545,376        471,835
 Total Loans, net of unearned
  income                                 316,133        303,423      298,589      278,735     273,808        230,317
 Total Deposits (Period-end)             617,796        619,957      607,103      569,077     473,862        410,023
 Total Long-term Debt
  (Period-end)                               103            128          175          218         257            293

First Virginia Banks, Inc.
 (Historical) (1)
 Operating Revenue                    $  292,482     $  587,322   $  602,357   $  588,120  $  569,788     $  534,620
 Provision for Loan Losses                 4,163          6,450       17,355       14,024      13,404         11,039
 Net Income                               57,845        116,024       97,473       69,608      65,111         67,374
 Net Income Per Share                       1.78           3.57         3.02         2.17        2.03           2.13
 Book Value Per Share
  (Period-end)                             22.55          21.29        18.85        16.80       15.51          14.37
 Dividends Declared Per Share               0.63           1.13         0.99         0.91        0.85           0.80
 Total Assets (Period-end)             7,229,559      7,036,883    6,840,547    6,119,260   5,384,147      5,123,964
 Total Loans, net of unearned
  income                               4,508,293      4,087,318    3,842,373    3,515,378   3,434,403      3,335,675
 Total Deposits (Period-end)           6,253,457      6,136,389    6,013,746    5,349,971   4,715,882      4,426,663
 Total Long-term Debt (Period-end)         4,216          1,008        5,227       11,467      11,836         37,480

First Virginia Banks, Inc.
 (Combined Pro Forma) (1)(2)(4)(5)
 Operating Revenue                       314,278        632,116
 Provision for Loan Losses                 4,559          8,271
 Net Income                               59,576        119,421
 Net Income Per Share                       1.75           3.52
 Book Value Per Share (Period-end)         23.06          21.86
 Dividends Declared Per Share               0.63           1.13
 Total Assets (Period-end)             7,919,344      7,751,092
 Total Loans, net of unearned income   4,824,426      4,390,741
 Total Deposits (Period-end)           6,871,253      6,756,346
 Total Long-term Debt (Period-end)         4,319          1,136

Farmers National Bancorp Equivalent
 Pro Forma 1.5 Shares First Virginia
 Banks, Inc. (1)(2)(3)
 Net Income Per Share                       2.63           5.28
 Book Value Per Share (Period-end)         34.60          32.79
 Dividends Per Share (Period-end)           0.95           1.70


                 NOTES TO SELECTED FINANCIAL DATA AND PER SHARE DATA

(1) All per share information for First Virginia, historical, First Virginia, combined pro forma, and 1.5 shares of First Virginia, pro forma has been restated to reflect a three-for-two common stock split that was paid on July 27, 1992.

(2) The First Virginia combined pro forma information reflects the results of the consolidated operations of First Virginia and Bancorp after giving effect on a purchase basis to the Affiliation of Bancorp with First Virginia.

(3) This data reflects the pro forma net income, book value and dividends per share of
    1.5 shares of the First Virginia Common Stock which would be received in the
    Affiliation assuming that Bancorp Common Stock was exchanged for the First
    Virginia Common Stock.  The computations are based on the exchange ratio of 1.5 shares of First Virginia Common Stock for 1.0 shares of Bancorp Common Stock.

(4) In connection with this Affiliation First Virginia intends to repurchase approximately $100 million in shares of its common stock.  Bancorp stockholders may elect to receive cash at the rate of $58.53 per share of Bancorp Common Stock in lieu of First Virginia Common Stock, provided that the aggregate of the number of shares as to which cash elections are properly made and Dissenting Shares may not exceed 30% of all outstanding Bancorp Common Stock.  To the extent that stockholders elect to receive cash, First Virginia will repurchase a correspondingly lesser amount of its shares so that the total of cash paid to
    Bancorp stockholders and shares repurchased in the open market will equal $100 million.  The pro forma statements included herein assume that Bancorp stockholders elect to receive cash for 30% of all outstanding Bancorp Common Stock and no Bancorp stockholders elect to exercise the statutory right to receive the
    "fair value" of their shares, thereby resulting in the issuance of 2,834,010 shares of First Virginia Common Stock.  It is further assumed that 1,426,640 shares of First Virginia Common Stock will be repurchased in open market transactions in connection with the Affiliation.

(5) In calculating combined pro forma net income, it was assumed that goodwill in the amount of $79,964,000 will be created and amortized over a period of 23 7/8 years.
    In addition, the loss of interest income on the $100,000,000 to be spent in the repurchase of shares and payments to Bancorp stockholders in cash is included in the pro forma results.


                                 THE SPECIAL MEETING

General

      This Proxy Statement-Prospectus is being furnished to holders of shares of Bancorp Common Stock in connection with the solicitation of proxies by the Bancorp Board of Directors for use at the Special Meeting. Each copy of this Proxy Statement-Prospectus mailed to Bancorp stockholders is accompanied by a form of proxy for use at the Special Meeting.

      This Proxy Statement-Prospectus is also furnished by First Virginia to holders of shares of Bancorp Common Stock as a prospectus in connection with the issuance by First Virginia of shares of First Virginia Common Stock to be issued upon consummation of the Affiliation.

Date, Place and Time

      The Special Meeting will be held at the Holiday Inn, 210 Holiday Court, Annapolis, Maryland, at 10:00 a.m. on Thursday, December 15, 1994.

Purpose

      At the Special Meeting, Bancorp stockholders will consider and vote upon the proposal to approve the Affiliation and transact such other business as may properly come before the Special Meeting or any adjournments thereof.

Record Date

      The Bancorp Board of Directors has fixed the close of business on November 9, 1994 as the record date for the determination of Bancorp stockholders entitled to receive notice of and to vote at the Special Meeting (the "Record Date").

Vote Required

      As of the Record Date, there were outstanding 2,699,056 shares of Bancorp Common Stock.

      A quorum for the Special Meeting requires the presence in person or by proxy of holders of a majority of the outstanding shares of Bancorp Common
Stock.   Votes cast by  proxy or in  person at  the Special Meeting will  be tabulated in accordance with Maryland law by the inspectors of election appointed for the Special Meeting. Abstentions will be treated as present for purposes of determining the presence of a quorum.

      The Affiliation.   Approval of the Affiliation by Bancorp  stockholders
requires the affirmative vote of two-thirds of the votes entitled to be cast by the holders of record of shares of Bancorp Common Stock. Holders of shares of Bancorp Common Stock will be entitled to one vote per share on the proposal to approve the Affiliation. Abstentions and failures to vote (including broker non-votes, i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will have the same effect as votes against the proposal to approve the Affiliation.

      Share  Ownership.    Bancorp's  directors  and  executive  officers   and
their affiliates, who had voting power with respect to 375,736 shares or approximately 13.92% of the shares of Bancorp Common Stock outstanding as of the Record Date, have indicated that they will vote their shares in favor of the proposal to approve the Affiliation.

      As of the Record Date, Farmers National Bank of Maryland ("Farmers"), a wholly owned subsidiary of Bancorp, had voting power with respect to an aggregate of 210,103 shares or approximately 7.78% of the shares of Bancorp
Common Stock outstanding as of the Record  Date.   Of  this  aggregate  number
of shares, 55,564 were held under arrangements providing for Farmers to share voting power with respect to those shares with co-fiduciaries, settlors,
beneficiaries or others.   It is expected that Farmers will vote those shares in
favor of the proposal to approve the Affiliation only to the extent that the persons with whom it shares voting power for such shares execute proxies in favor of the proposal. The remainder of the aggregate number of shares may be voted by Farmers in its sole discretion. It is expected that Farmers will vote all shares as to which it has discretion in accordance with the recommendations of the Bancorp Board of Directors.

      As of September 30, 1994, neither First Virginia nor the trust departments of First Virginia's subsidiary banks owned or held in any agent or
fiduciary capacity any shares of Bancorp Common Stock.   To First Virginia's
best knowledge, as of September 30, 1994, directors and executive officers of First Virginia did not own any shares of Bancorp Common Stock.

Voting and Revocation of Proxies

      Shares of Bancorp Common Stock as to which a proxy properly signed is received at or prior to the Special Meeting, unless subsequently revoked,
will be  voted in accordance with the instructions thereon.   If a proxy is
signed and returned without indicating any voting instructions, the shares of Bancorp Common Stock represented by the proxy will be voted FOR the proposal to
approve the Affiliation.   Any proxy given pursuant to  this solicitation  may
be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of Bancorp prior to or at the Special Meeting or by voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of Bancorp proxies should be addressed to: Farmers National Bancorp, 5 Church Circle, Annapolis, Maryland 21401, Attention: Norma K. Behlke, Corporate Secretary. Unless a stockholder votes or abstains in person at the Special Meeting, attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

      The Bancorp Board of Directors is not  aware of any business to be acted
upon at the Special Meeting other  than as described herein.   If, however,
other matters are properly brought before the Special Meeting, or any adjournments thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment.

Solicitation of Proxies

      In addition to solicitation by mail, directors, officers and employees of Bancorp, who will not be separately compensated for such services, may solicit proxies from the stockholders of Bancorp, respectively, personally
or by telephone or telegram or other  forms of communication.   Brokerage
houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of Bancorp Common Stock and to obtain authorizations for the execution of proxies; and if they in turn so request, Bancorp will reimburse such brokerage houses, nominees, fiduciaries and other custodians for their reasonable expenses incurred in doing so.

      Bancorp will bear its own expenses in connection with the solicitation of proxies for the Special Meeting, except that First Virginia will pay all printing expenses and filing fees incurred in connection with this Proxy Statement-Prospectus. See "THE AFFILIATION -- Expenses."


        BACKGROUND AND RECOMMENDATION OF THE BANCORP BOARD OF DIRECTORS

Background

      Bancorp, a bank holding company headquartered in Annapolis, Maryland, has three commercial bank subsidiaries. Farmers, a national banking association and the largest of the subsidiary banks, also maintains its main office in
Annapolis.   The Caroline County Bank ("Caroline") is a commercial bank chartered under the laws of the State of Maryland  with  its sole  office  in
Greensboro, Maryland.    Atlantic  National Bank ("Atlantic") is  a national
banking association with its main office in Ocean City, Maryland. Farmers, Caroline and Atlantic (the "Banks") are wholly owned subsidiaries of Bancorp.

      Beginning in 1990, the price of shares of Bancorp Common Stock traded in over- the-counter transactions disclosed to Bancorp began to lag the market performance of common stocks of certain other comparable financial institutions
in  the Mid-Atlantic region.   The Board  of Directors  of Bancorp  monitored
the price of Bancorp Common Stock, and was of the view that for much of the time since the beginning of 1990 the price did not appropriately reflect the financial performance of Bancorp or the underlying value of its franchise. Bancorp's Board of Directors attributed the fact to, among other things, the limited liquidity of Bancorp Common Stock.

      In late August, 1993, First Virginia contacted Bancorp to discuss the possibility of an affiliation of Bancorp with First Virginia. After several meetings with representatives of Bancorp, First Virginia made an affiliation proposal by letter dated October 22, 1993. Following consideration of the proposal, Bancorp's Board of Directors rejected it by letter dated October 28, 1993.

      In April, 1994, First Virginia again suggested meeting with representatives of Bancorp to explore whether Bancorp would consider an affiliation proposal on terms more favorable to Bancorp and its stockholders than the previous proposal. In response to this contact by First Virginia, members of the Executive Committee of the Board of Directors of Bancorp met with certain executive officers of First Virginia on June 6, 1994 to discuss the
business strategies and philosophies of First Virginia and Bancorp   and  terms
of a possible affiliation between the two institutions. Subsequently by letter dated June 8, 1994, First Virginia submitted to the Board of Directors of Bancorp a written offer for the affiliation of Bancorp with First Virginia.

      Certain directors of Bancorp received an unsolicited letter dated June 10, 1994, from another bank holding company headquartered in the Mid-Atlantic region (the "Interested Institution"), expressing an interest in possibly
acquiring Bancorp.   The Interested  Institution's letter set forth a  price
range per share of Bancorp Common Stock that the Interested Institution might offer for the acquisition of Bancorp, subject to negotiation and due diligence investigation. The highest price in the range suggested by the Interested Institution was less than the then current market value of the consideration offered by First Virginia in its June 8, 1994 letter.

      The First Virginia offer and the Interested Institution's written expression of interest were submitted to Bancorp's Board of Directors at a meeting on June 14, 1994. At this meeting the Board of Directors appointed a special committee of directors (the "Special Committee") to review First Virginia's offer and the Interested Institution's expression of interest, negotiate on behalf of the Board of Directors and make recommendations to
the Board  of Directors  concerning any action  to be  taken.   The Board  of
Directors also retained Alex. Brown & Sons Incorporated ("Alex. Brown") to serve as financial advisor to Bancorp in connection with evaluation of the proposals.

      Bancorp furnished to the Interested Institution the information concerning Bancorp that previously had been provided by Bancorp to First
Virginia.   Bancorp requested that  if the  Interested Institution  wished to make a firm offer for the acquisition of Bancorp, the Interested Institution should submit its best offer together with its proposed
definitive acquisition  agreement on  or before  June 24, 1994.    Subsequently
certain additional  information  requested  by  the  Interested Institution was
provided  to it by Bancorp.   Bancorp advised both  First Virginia and the
Interested Institution that Bancorp had received a proposal or expression of interest from another institution, and that Bancorp would consider the proposals made or to be made by each of them. Bancorp did not disclose the identity of either party to the other. First Virginia submitted its proposed definitive affiliation agreement to Bancorp's counsel on June 15, 1994. The Interested Institution submitted a non- binding written acquisition offer for Bancorp, together with a proposed definitive acquisition agreement, to Bancorp's representatives on June 24, 1994.

      The consideration per share of Bancorp Common Stock offered by First Virginia was 1.5 shares of First Virginia Common Stock for each share of Bancorp Common Stock (the "Exchange Ratio"), to be effected as a tax-free exchange. As of June 24, 1994, based on the closing price of First Virginia Common Stock on that date, the market value of 1.5 shares of First Virginia
Common  Stock was  approximately $55.50.   The Interested Institutions's  offer
also  contemplated a tax-free exchange  of shares  of common stock  of the
Interested Institution  for Bancorp Common  Stock.   However, the Interested
Institution's proposal involved a floating exchange ratio under which Bancorp stockholders would receive for each share of Bancorp Common Stock shares of the Interested Institution's common stock with an average market price of $51.00 per share as of ten days prior to the effective date of the acquisition. The Interested Institution's offer also would have given Bancorp's stockholders the option to elect cash in the amount of $51.00 per share for up to 40% of all outstanding shares of Bancorp Common Stock.
The amount of $51.00 per share offered by the Interested Institution was less than the highest price per share in the range of consideration originally suggested by the Interested Institution in its June 10, 1994 letter.

      The Special Committee met five times between June 14, 1994 and June 30, 1994, to consider the offers of First Virginia and the Interested Institution,
and to  consult with Bancorp's financial advisers  and legal counsel.   In view
of the fact that the then current market value of the consideration per share offered by First Virginia exceeded the highest price per share in the range originally suggested by the Interested Institution in its June 10, 1994 letter, as well as the lesser amount per share offered by the Interested Institution on June 24, 1994, the Special Committee instructed legal counsel to negotiate with First Virginia's counsel concerning the terms of the proposed affiliation agreement submitted by First Virginia. The object of these negotiations was to identify the terms most favorable to Bancorp and its stockholders to which First Virginia would agree for inclusion in a definitive affiliation agreement between Bancorp and First Virginia. The Special Committee and the Board of Directors of Bancorp would then consider the negotiated terms of the proposed affiliation agreement with First Virginia in determining the appropriate course of action for Bancorp. Alex. Brown worked with Bancorp's legal counsel in advising the Special Committee regarding the terms of the proposed definitive agreements submitted by First Virginia and the Interested Institution, and in negotiating the definitive agreement with First Virginia.

      In the course of negotiations, First Virginia modified its offer to provide that Bancorp stockholders would have the right to elect to receive cash for their shares at the rate of $58.53 per share of Bancorp Common Stock, provided that the shares exchanged for cash plus all Dissenting Shares would not exceed 30% of all outstanding shares of Bancorp Common Stock.

      During the last two weeks of June 1994, representatives  of Alex. Brown
received inquiries   from  two  other  financial  institutions  concerning
their interest in discussing a possible acquisition of Bancorp. In view of the potential difficulties in seeking to negotiate and consummate a more favorable transaction with either of these institutions, compared to the fully negotiated offer in hand from First Virginia by June 30, 1994, and in view of the risk that the delay resulting from negotiations with other potential acquirors might result in First Virginia's withdrawal of its fully negotiated offer, Bancorp did not pursue discussions with the other two institutions.

      On June 30, 1994, the Interested Institution sent a letter to the Board of Directors of Bancorp modifying its June 24, 1994 offer by increasing the value of the Interested Institution's common stock to be received for each share of Bancorp Common Stock from $51.00 to $53.00.

      At a meeting of the Special Committee on June 30, 1994, Alex. Brown presented its financial analysis of the modified offers of First Virginia and the Interested Institution, and reported that it would be able to render an opinion that the proposed consideration to be received by the stockholders of Bancorp under the terms of First Virginia's offer as negotiated was fair from a financial point of view (the "Fairness Opinion"). After considering the advice of its financial advisors and legal counsel at the June 30, 1994 meeting, the Special Committee adopted a report to the Board of Directors of Bancorp recommending approval of the First Virginia proposal as modified and negotiated.

      The Special Committee's report was presented to the Board of Directors of Bancorp at a special meeting of the Board of Directors on June 30, 1994. At this meeting Alex. Brown reported to the Board of Directors regarding its financial analysis of the modified offers of First Virginia and the Interested Institution. Alex. Brown reported to the Board of Directors that it would be able to render the Fairness Opinion with respect to the proposed consideration to be received by the stockholders of Bancorp under the terms of the modified offer.

      Another special meeting of the Board of Directors of Bancorp was held on July 1, 1994. Upon consideration of the modified offers of First Virginia and the Interested Institution, the terms of the proposed definitive affiliation agreement with First Virginia, the report and recommendation of the Special Committee, and the advice and analysis of Bancorp's financial advisors and legal counsel, the Board of Directors unanimously approved the modified offer of First Virginia and authorized the execution and delivery of the Affiliation
Agreement.   The Affiliation Agreement was signed  and delivered  by Bancorp
and  First Virginia  on July  1,  1994.   Certain terms  of the Affiliation and
the execution of the Affiliation Agreement were announced in a joint press release on July 1, 1994. See "Recommendation of the Bancorp Board of Directors" and "Opinion of Bancorp's Financial Advisor."

Recommendation of the Bancorp Board of Directors

      The Bancorp Board of Directors believes that the Affiliation and the Affiliation Agreement are in the best interests of Bancorp and its stockholders, as well as its employees, customers and the communities it
serves.   As  explained  below,  this conclusion is  supported  by the  opinion
of  Alex. Brown,  its independent  financial advisor.   In reaching its
conclusion to approve the Affiliation and the Affiliation Agreement, the Bancorp Board of Directors considered a number of factors. The Board of Directors of Bancorp did not assign any relative or specific weights to the factors considered. The material factors considered included:

                  (1) The Financial Terms of the Affiliation. The Board of Directors of Bancorp compared the financial terms of the Affiliation with those in other recent merger transactions involving bank holding companies of comparable size in the Mid-Atlantic region and in the United States as a whole. Based on this comparative analysis, and in view of historical and anticipated trading ranges for First Virginia Common Stock, the Bancorp Board of Directors concluded that the consideration to be received by Bancorp stockholders represented a fair multiple of Bancorp's per share book value and earnings. The Board of Directors also considered the premium included in the aggregate consideration to be received by all Bancorp stockholders (calculated as the difference between such aggregate consideration and Bancorp's total book value at March 31,
            1994) as a percentage of Bancorp's core deposits. In addition, the Bancorp Board of Directors considered that, based on the Exchange Ratio and the Bancorp Board of Directors' belief that First Virginia is likely to continue paying dividends at approximately its current rate, the Affiliation would result in a substantial increase in the rate of dividends paid per share to Bancorp stockholders who receive shares of First Virginia Common Stock pursuant to the Affiliation, although there can be no assurance that current dividends are indicative of future dividends. See "SELECTED FINANCIAL DATA AND PER SHARE DATA" for comparative per share data and "Opinion of Bancorp's Financial Advisor" for a discussion of this comparative information.

                  (2) Certain Financial and Other Information Concerning First Virginia. The Board of Directors of Bancorp considered numerous factors concerning First Virginia, including its financial condition and consistent historical record of strong profitability, asset quality and capital adequacy in comparison to other bank holding companies of comparable size in the Mid-Atlantic region and the nation. Bancorp's Board of Directors reviewed First Virginia's historical earnings per share, book value per share and dividends per share, and the pro forma increase in the historical earnings per share, book value per share and dividends per share that would be received by Bancorp stockholders receiving First Virginia Common Stock pursuant to the Affiliation, although there can be no assurance that the historical or pro forma figures are indicative of future earnings, book value or dividends. The Bancorp Board of Directors also considered the marketability of First Virginia Common Stock, which is publicly traded on the New York Stock Exchange.

                  (3) Other Terms of the Affiliation. Bancorp's Board of Directors considered that the Affiliation would qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). See "THE AFFILIATION - Certain Federal Income Tax Consequences." In addition, the Board of Directors of Bancorp considered the benefits to the customers and employees of Farmers and the communities it serves that would result from the agreement of First Virginia to maintain Farmers as a separate subsidiary bank of First Virginia until at least December 31, 1998. The Bancorp Board of Directors further considered the benefits that would inure to employees of Bancorp's subsidiaries under the provisions of the Affiliation Agreement providing for First Virginia to use its best efforts to minimize terminations of those employees after the Affiliation and to place displaced employees in other job vacancies within the First Virginia organization for a certain period of time and subject to certain conditions, and also providing for the participation by employees of Bancorp and its subsidiaries in First Virginia's benefit plans after the Effective Date, subject to eligibility requirements. See "THE AFFILIATION - Effect on Employee Benefits."

                  (4) Opinion of Bancorp's Financial Advisor. The Board of Directors of Bancorp considered the opinion of Alex. Brown as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of Bancorp pursuant to the Affiliation Agreement. See "Opinion of Bancorp's Financial Advisor."

                  (5) The Non-Binding Offer of the Interested Institution. Bancorp's Board of Directors considered the non-binding offer made by the Interested Institution as modified on June 30, 1994, the historical financial performance and future prospects of the Interested Institution, and the advice and analysis of Bancorp's financial advisor and legal counsel concerning the financial and legal terms of the offer. The Bancorp Board of Directors determined that the offer was inferior to First Virginia's proposal and that the advantages of affiliation with First Virginia on the terms and conditions of the First Virginia proposal were superior. Further, the Board of Directors was of the view that the possibility of substantially improving the offer of the Interested Institution by negotiation to the point that it would offer advantages superior to those of the First Virginia proposal was remote and that any delay resulting from such an effort to negotiate with the Interested Institution or any other institutions might result in First Virginia's withdrawal of its offer. See "Background."

                  (6) Other Possible Affiliation Partners. The Bancorp Board of Directors also considered the possibility of affiliating with certain other financial institutions, the prospects of such other possible affiliation partners, and the likelihood that such other potential partners would be able to make an affiliation offer on terms comparable or superior to those of First Virginia's proposal. Based upon the foregoing considerations, and after consulting with its financial advisor, the Board of Directors of Bancorp concluded that none of the other possible affiliation partners considered by it presented the advantages that the Affiliation would provide, and as a result Alex. Brown was not authorized to contact financial institutions other than First Virginia and the Interested Institution.

                  (7) Alternative Strategic Courses Available to Bancorp. The Board of Directors of Bancorp considered other courses Bancorp could pursue as an alternative to an affiliation with another financial institution. These courses included maintaining the independence and previous strategic course of Bancorp and seeking growth and enhanced profitability through the acquisition of other financial institutions.

                  (8)   Certain  Other  Considerations.   The  Bancorp  Board of
            Directors considered the similarities between the business strategies and philosophies of First Virginia and Bancorp, and was of the view that these similarities would improve the opportunity for enhanced profitability and stockholder value through the Affiliation. The Board of Directors of Bancorp also considered that First Virginia's organizational structure of a parent bank holding company providing central controls and support for affiliate banks with substantial local autonomy would be likely to allow efficient integration of Bancorp's subsidiary banks into First Virginia's organization, thus serving the interests of Bancorp's stockholders, the employees and customers of Bancorp's subsidiary banks and the communities served by them.

THE BANCORP BOARD OF DIRECTORS RECOMMENDS THAT BANCORP STOCKHOLDERS VOTE TO APPROVE THE AFFILIATION.

Opinion of Bancorp's Financial Advisor

      Bancorp retained Alex. Brown in June 1994 as financial advisor in connection with the consideration by the Bancorp Board of Directors of the Affiliation. Bancorp selected Alex. Brown because of Alex. Brown's reputation as a nationally recognized investment banking firm with substantial experience in mergers and acquisitions of financial institutions. No limitations were imposed by the Bancorp Board of Directors upon Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinion.

      Representatives of Alex. Brown attended a meeting of the Bancorp Board of Directors on July 1, 1994 at which Alex. Brown rendered a written opinion to the Bancorp Board of Directors that the consideration to be received by Bancorp's stockholders pursuant to the Affiliation Agreement (the "Affiliation Consideration") is, as of the date of the opinion, fair to the stockholders of Bancorp from a financial point of view. The full text of the written opinion of Alex. Brown which sets forth certain assumptions made, matters considered and limitations on the reviews undertaken, is attached as Appendix B and is incorporated herein by reference, and should be read in its entirety in connection with this Proxy Statement-Prospectus. The summary of the opinion of Alex. Brown set forth herein is qualified in its entirety by reference to the opinion.

      In connection with its opinion, Alex. Brown reviewed, analyzed and relied upon material bearing upon the business, financial condition and prospects of Bancorp and First Virginia, including, among other things, the following: (i) the Affiliation Agreement; (ii) Bancorp's Annual Reports to Stockholders and Bancorp's Annual Reports on Form 10-K for each of the five years ended December 31, 1993; (iii) First Virginia's Annual Reports to Stockholders and First Virginia's Annual Reports on Form 10-K for each of the five years ended December 31, 1993; (iv) the unaudited financial statements of each of Bancorp and First Virginia for the three months ended March 31, 1993 and 1994; and (v) certain operating and financial information provided by Bancorp management and First Virginia management with respect to their respective businesses and prospects. Alex. Brown also met with certain of the senior management of Bancorp and First Virginia to discuss their respective operations, historical financial statements and future prospects; reviewed the historical stock prices and trading volume of Bancorp Common Stock and First Virginia Common Stock; reviewed the publicly available financial data and stock market performance data of publicly traded bank holding companies which were deemed generally comparable to Bancorp and First Virginia; reviewed the terms of recent acquisitions of publicly traded bank holding companies which were deemed generally comparable to the Affiliation of Bancorp
with First  Virginia;   and  conducted   such  other   studies,  analyses,
inquiries   and investigations as were deemed appropriate.

      In  conducting its review and arriving  at its opinion, Alex.  Brown relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available and Alex. Brown did not attempt independently to verify such information. Alex. Brown relied upon the management of Bancorp and First Virginia as to the reasonableness and achievability of the financial projections (and the assumptions and bases therefor) provided to it, and assumed that such projections reflect the best currently available estimates and judgments of such managements and that such projections will be realized in the amounts and
in  the time periods  currently estimated  by such managements.   In addition,
Alex. Brown did not make an independent evaluation or appraisal of the assets or liabilities of Bancorp or First Virginia, nor was Alex. Brown furnished with such an appraisal or evaluation.

      The following is a summary of the analyses performed by Alex. Brown in connection with its opinion.

                  (1)   Affiliation Analysis.  Alex. Brown performed an analysis
            of the Affiliation Consideration and reviewed the multiples or premiums represented by the Affiliation Consideration to Bancorp's book value, tangible book value, latest twelve months' earnings, core deposits and market prices of Bancorp Common Stock. Alex. Brown analyzed the Affiliation Consideration on the assumption that all Bancorp stockholders would elect to receive shares of First Virginia Common Stock for all of their Bancorp Common Stock (the "Maximum Stock Election"), and alternatively on the assumption that Bancorp stockholders would elect to receive cash for their Bancorp Common Stock at the rate of $58.53 per share up to the maximum of 30% of all outstanding shares of Bancorp Common Stock (the "Maximum Cash Election"). See "THE AFFILIATION - Terms of the Affiliation." The analysis was performed for a range of possible future market prices for shares of First Virginia Common Stock. Using the closing price of $36.88 for First Virginia Common Stock on June 29, 1994, the Affiliation Consideration was determined by Alex. Brown to represent (i) in the case of the Maximum Stock Election a multiple of 15.9 times Bancorp's earnings per share for the 12-month period ended March 31, 1994, and in the case of the Maximum Cash Election a multiple of 16.2 times Bancorp's earnings for such 12-month period,
            (ii) in the case of the Maximum Stock Election a multiple of 15.9 times Bancorp's estimated earnings for the fiscal year ending December 31, 1994, and in the case of the Maximum Cash Election a multiple of 16.2 times Bancorp's estimated earnings for such fiscal year, (iii) in the case of the Maximum Stock Election a multiple of
            2.12 times Bancorp's book value per share at March 31, 1994, and in the case of the Maximum Cash Election a multiple of 2.15 times such book value per share, (iv) in the case of the Maximum Stock Election a multiple of 2.15 times Bancorp's tangible book value per share at March 31, 1994, and in the case of the Maximum Cash Election a multiple of 2.19 times such tangible book value per share, (v) in the case of the Maximum Stock Election a premium of 13.6% of Bancorp's core deposits at March 31, 1994, and in the case of the Maximum Cash Election, a premium of 14.0% of such core deposits, and
            (vi) in the case of the Maximum Stock Election a premium of 49.5% over the latest price ($37.00 per share) known to Alex. Brown at which shares of Bancorp Common Stock were traded as of June 28, 1994, and in the case of the Maximum Cash Election a premium of 52.1% over such trading price for Bancorp Common Stock.

                  (2) Comparable Transaction Analysis. Alex. Brown compared the Affiliation Consideration to the consideration received by the stockholders in 27 affiliation and acquisition transactions involving commercial banks and bank holding companies known to Alex. Brown to have been completed or announced in the United States since January 1, 1993 and in which the aggregate consideration in the transaction was between $100 million and $500 million. Comparisons were made to such transactions as categorized in a number of different ways,including all 27 such transactions in the United States, the eight such transactions in the Mid-Atlantic region, and such transactions classified according to the different levels of profitability of the banks or bank holding companies involved. Using the closing price of $36.88 for First Virginia Common Stock on June 29, 1994 for purposes of comparison, the consideration paid in all 27 national transactions reflected (i) a mean average multiple of 15.0 times earnings for the latest twelve months prior to the announcement of the transaction (compared to a multiple of 15.9 for the Affiliation in the case of the Maximum Stock Election, and a multiple of 16.2 in the case of the Maximum Cash Election), (ii) a mean average multiple of 2.06 times book value (compared to a multiple of 2.12 for the Affiliation in the case of the Maximum Stock Election, and a multiple of 2.15 in the case of the Maximum Cash Election), (iii) a mean average core deposit premium of 11.3% (compared to a premium of 13.6% for the Affiliation in the case of the Maximum Stock Election, and a premium of 14.0% in the case of the Maximum Cash Election, and (iv) a mean average premium of 36.7% over the market price of the stock one month before the announcement of the transaction (compared to a premium of 58.0% over the trading price of Bancorp Common Stock reported to Alex. Brown to be prevailing one month before the announcement of the Affiliation in the case of the Maximum Stock Election, and in the case of the Maximum Cash Election to a premium of 60.8%).

                  (3) Analysis of Selected Publicly Traded Companies. In preparing its opinion, Alex. Brown, using publicly available information, compared selected financial information, including latest twelve months ("LTM") earnings, 1994 estimated earnings, 1995 estimated earnings, stated book value, tangible book value and total assets, for Bancorp and a peer group of commercial bank organizations.

                  The  peer   group  was   comprised  of   14  commercial  banks
            organizations headquartered in the Mid-Atlantic region (New Jersey, Pennsylvania, Maryland and Virginia) that possessed an asset base between $300 million and $1 billion (the "Regional Comparables Group"). The Regional Comparables Group included F&M Bancorp (MD), Mason-Dixon Bancshares, Inc. (MD), First United Corp. (MD), Piedmont BankGroup, Inc. (VA), Premier Bankshares Corp. (VA), George Mason Bankshares, Inc. (VA), National Penn Bancshares, Inc. (PA), Omega Financial Corp. (PA), Financial Trust Corp (PA), Harleysville
            National Corp. (PA), Southwest National Corp. (PA), State Bancshares, Inc. (PA), Keystone Heritage Group, Inc. (PA) and Bryn Mawr Bank Corp. (PA). As of June 29, 1994, the relative multiples implied by the market price of Bancorp Common Stock and the mean market price of the common stock of the Regional Comparables Group to such selected financial data was to LTM earnings, 11.1x for Bancorp and 13.0x for the Regional Comparables Group; to 1994 estimated earnings per share, 11.1x for Bancorp and 12.5x for the Regional Comparables Group; to 1995 estimated earnings per share, 10.5x for Bancorp and 12.4x for the Regional Comparables Group; to stated book value, 1.47x for Bancorp and 1.68x for the Regional Comparables Group; to tangible book value, 1.50x for Bancorp and 1.72x for the Regional Comparables Group; and to total assets, 14.6% for Bancorp and 15.9% for the Regional Comparables Group.

                  (4) Analysis of First Virginia. Alex. Brown analyzed the performance and financial condition of First Virginia. Among the financial information reviewed was information for the last five full fiscal years and the first quarter of 1994 relating to return on average assets, return on average equity, equity to assets, net interest income to average assets, total assets, nonperforming assets and efficiency ratio. Alex. Brown also evaluated average annual growth rates over the last ten full fiscal years in First Virginia's return on average assets, return on average equity, earnings per share and dividends, as well as trends in nonperforming assets. Overall, in the opinion of Alex. Brown, First Virginia's historical operating performance and financial condition compared favorably to those of bank holding companies of comparable size in the Mid-Atlantic region and in the nation as a whole.

                  (5) Discounted Cash Flow Analysis. Using discounted cash flow analysis, Alex. Brown estimated the present value of the future dividend streams that Bancorp could produce over a four year period, under different assumptions as to required equity levels, if the Company performed in accordance with management's forecasts and certain variants thereof. Alex. Brown also estimated the terminal value for Bancorp's common equity after the four year period by applying book value (175%-250%) and earnings (15.6-22.2 times) acquisition multiples currently being received by commercial bank organizations with similar profitability ratios as Bancorp is projected to have during its calendar year ended December 31, 1998. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of Bancorp. The dividend streams and terminal values were then discounted to present values using discount rates ranging from 12.0% to 15.0%, which reflect different assumptions regarding the required rates of returns of holders or prospective buyers of the common equity. Based on the foregoing analysis, Alex. Brown estimated that a range for the value of Bancorp Common Stock on a per share basis was $39.81 to $61.35.

                  (6) Dilution Analysis. Alex. Brown analyzed the financial impact of the Affiliation on First Virginia and its impact on Bancorp stockholders as prospective future stockholders of First Virginia. Among other things, Alex. Brown evaluated the impact of the Affiliation on assets, earnings and equity of First Virginia, as well as on First Virginia's projected 1995 earnings per share and tangible book value per share. Alex. Brown concluded, based on assumptions concerning the transaction and future operating performance (furnished by Bancorp and First Virginia) that Alex. Brown considered to be appropriate in the circumstances, that the Affiliation would have a significant positive effect on Bancorp stockholders. After giving effect to the Affiliation, the pro forma earnings per share, tangible book value per share and dividends per share to be recognized by Bancorp stockholders receiving shares of First Virginia Common Stock pursuant to the Affiliation would represent a significant increase over projected earnings per share (60.0% increase per Bancorp equivalent share received in the Affiliation), tangible book value per share (14.0% increase per Bancorp equivalent share) and dividends per share (60.0% increase per Bancorp equivalent share) for Bancorp Common Stock if the Affiliation were not consummated. However, there can be no assurance that these pro forma amounts are indicative of future dividends or financial performance. See "SELECTED FINANCIAL DATA AND PER SHARE DATA."

                  (7)   Reference Range.  Based in part  on the several analyses
            discussed above, Alex. Brown developed, for purposes of its opinion, a reference range for the value of Bancorp Common Stock of $52.00 to $60.00 per share. The values reflected in the foregoing reference range were considered along with the other analyses performed by Alex. Brown and were not intended to represent the price at which 100% of the Bancorp Common Stock could actually be sold. The foregoing reference ranges were based in part on the application of economic and financial models and were not necessarily indicative of actual values, which may be significantly more or less than such estimates. The reference ranges do not purport to be appraisals.

      Based on these analyses, Alex. Brown rendered a written opinion to the Bancorp Board of Directors on July 1, 1994 that the Affiliation Consideration is fair to Bancorp stockholders from a financial point of view.

      In connection with rendering its opinion to the Bancorp Board of Directors, Alex. Brown performed a variety of financial analyses. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description.
Accordingly, Alex. Brown believes that its analysis must be considered as a whole and that considering any portions of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading view of the process underlying the opinion. In its analysis, Alex. Brown made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Bancorp's and First Virginia's control. Estimates contained in Alex. Brown's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than such estimates. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future.

      Bancorp has paid Alex. Brown $50,000 in connection with the opinion delivered on July 1, 1994 and has agreed to pay Alex. Brown an additional $350,000 in connection with such opinion upon consummation of the Affiliation. Bancorp has also agreed to reimburse Alex. Brown for certain reasonable out-of-pocket expenses and to indemnify Alex. Brown against certain liabilities.


                                   THE AFFILIATION

      This  Proxy Statement-Prospectus  describes certain  aspects of  the
Affiliation Agreement.   The description does not purport  to be complete and
is qualified in its entirety by reference to the Affiliation Agreement, a copy of which is attached as Appendix A and is incorporated herein by reference. ALL STOCKHOLDERS ARE URGED TO READ THE AFFILIATION AGREEMENT IN ITS ENTIRETY.

Terms of the Affiliation

      On the date on which the Affiliation is consummated (the "Effective Date"), the Affiliation will be effected by the merger of Bancorp with and
into First Virginia, with First Virginia as the surviving corporation.   The
Articles of Incorporation and Bylaws of First Virginia as in effect immediately prior to the Effective Date will govern the surviving corporation until amended or repealed in accordance with applicable law, and the directors of First Virginia will be the directors of the surviving
corporation.    The  Affiliation  Agreement  provides  that  following  the
Effective Date, First Virginia will amend its Bylaws to add an additional director to the Board of Directors of First Virginia, and the Nominating Committee of the First Virginia Board of Directors will recommend for nomination and election to fill this vacancy a current director of Bancorp designated by Bancorp's Board of Directors prior to the Effective Date.

      On the Effective Date and subject to the cash election described below, each outstanding share of Bancorp Common Stock other than
Dissenting  Shares   will automatically  be  converted into  1.5  shares  of
First Virginia Common Stock (the "Exchange Ratio"). The Exchange Ratio will be proportionately adjusted for any stock split, stock dividend or other similar capital adjustments by First Virginia between the date of the Affiliation Agreement and the Effective Date. No fractional shares of First Virginia Common Stock will be issued pursuant to the Affiliation. Instead, the Affiliation Agreement provides that in the case of each Bancorp stockholder otherwise entitled to receive a fractional share of First Virginia Common Stock, First Virginia will pay to the stockholder cash (without interest) in an amount determined by multiplying the fraction of a share of First Virginia Common Stock the stockholder would otherwise be entitled to receive by the average of the closing prices per share of First Virginia Common Stock as reported by The Wall Street Journal under the heading "New York Stock Exchange - Composite Transactions" or any comparable heading for each of the last ten trading days ending on the tenth trading day prior to the Effective Date. No such holder shall be entitled to dividends, voting rights or any other rights of stockholders in respect of any fractional share.

      In lieu of receiving First Virginia Common Stock, stockholders of Bancorp may elect to receive cash in exchange for Bancorp Common Stock at the rate of $58.53 per share, provided that the aggregate number of shares of Bancorp Common Stock exchanged for cash, when added to Dissenting Shares,
shall not exceed 30%  of all outstanding shares of Bancorp  Common Stock.   If
the aggregate of  (i) shares  as to  which cash elections are properly  made and
(ii) Dissenting Shares exceeds 30% of all shares of Bancorp Common Stock outstanding immediately prior to the Effective Date, First Virginia will pay cash first for shares properly submitted for cash exchange by each holder of 100 or fewer shares of Bancorp Common Stock (if such holder has submitted all his shares for cash exchange) and then will pay cash for shares properly submitted for cash on a pro rata basis. Shares not exchanged for cash after proration will be exchanged for First Virginia Common Stock at the Exchange Ratio. See "Cash Election Procedures."

      First Virginia has waived a provision of the Affiliation Agreement that under certain circumstances might have required an exchange of some shares of Bancorp Common Stock for cash by Bancorp stockholders desiring to receive First Virginia Common Stock for their shares.

Effective Date of the Affiliation

      As soon as practicable after the fulfillment or waiver of all conditions precedent to the consummation of the Affiliation contained in the Affiliation Agreement, Bancorp and First Virginia will execute and deliver Articles of Merger (the "Articles"), and will file the Articles with the State Department of Assessments and Taxation of the State of Maryland (the "Maryland SDAT") and the Virginia State Corporation Commission (the
"Virginia Commission").   The  Affiliation shall  become effective  on such date
(the "Effective Date") as set forth in the Articles as filed with the Maryland SDAT and the Virginia Commission. There can be no assurance as to whether or
when  the Affiliation will occur.   See "Conditions to Consummation  of the
Affiliation" and "Regulatory Approvals."

Cash Election Procedures

      Any stockholder of Bancorp desiring to elect to receive cash at the rate of $58.53 per share in exchange for some or all of the shares of Bancorp Common Stock owned by that stockholder must submit to Bancorp, at or prior to the time at which Bancorp's stockholders vote on the proposal to approve the Affiliation at the Special Meeting (the "Time of Voting"), (i) the cash election form accompanying this Proxy Statement-Prospectus (the "Cash Election Form"), properly completed in accordance with the instructions on or accompanying the Cash Election Form and signed by the record holder of the shares of Bancorp Common Stock as to which the cash election is made, and (ii) the stock certificates representing the shares of Bancorp Common Stock as to which the cash election is made. A Cash Election Form may be changed or revoked by the  person  submitting  the Cash  Election  Form  by  written notice to Bancorp in accordance with the procedures set forth in the Cash Election Form, at any time at or prior to the Time of Voting. All Cash Election Forms will be deemed revoked if the Affiliation Agreement is terminated in writing by First Virginia or Bancorp in accordance with
the  provisions  of  the Affiliation  Agreement.    The certificates
representing Bancorp Common Stock relating to any revoked Cash Election Form will be returned by Bancorp to the person submitting such Cash Election Form. After the vote on the proposal to approve the Affiliation has taken place at the Special Meeting, all properly submitted Cash Election Forms will be irrevocable except in the case of termination of the Affiliation Agreement by First Virginia or Bancorp in accordance with the terms thereof prior to consummation of the Affiliation. A Cash Election Form will be properly completed only if accompanied by the certificates representing all shares of Bancorp Common Stock as to which the cash election is made.

      A BANCORP STOCKHOLDER DESIRING TO ELECT TO RECEIVE CASH FOR SHARES OF BANCORP COMMON STOCK MUST PROPERLY COMPLETE AND SUBMIT TO BANCORP A CASH ELECTION FORM AND THE CERTIFICATES REPRESENTING THOSE SHARES AT OR PRIOR TO THE TIME OF VOTING.

      Bancorp will hold in safekeeping certificates representing Bancorp Common Stock relating to any properly completed Cash Election Form, pending the Effective Date.

      A stockholder of Bancorp who elects to receive cash in accordance with the procedures described above may not receive cash for some or all of the shares of Bancorp Common Stock as to which the cash election is made if the aggregate of all shares of Bancorp Common Stock as to which cash elections are properly made plus all Dissenting Shares exceeds 30% of all shares of Bancorp Common Stock outstanding immediately prior to the Effective Date (an "Excess Cash Election"). In that case, the number of shares of Bancorp Common Stock for which cash will be paid will be equal to the number of shares which, when added to all Dissenting Shares, equals 30% of all shares of Bancorp Common Stock outstanding immediately prior to the Effective Date. Those holders of 100 or fewer shares of Bancorp Common Stock who properly elect to receive
cash  for all  of their  shares will  be paid  cash for those  shares.   Other
holders who properly elect to receive cash will be paid cash for a pro rata portion of those shares as to which the cash election was made, based on the number of shares as to which a cash election was properly made by each such holder and the total number of shares as to which cash elections were
properly  made by  all such  holders.   The remaining shares of  Bancorp Common
Stock for which cash elections were properly made will be converted automatically into shares of First Virginia Common Stock at the Exchange Ratio on the Effective Date.

      Promptly after the Effective Date, the exchange agent designated by First Virginia (the "Exchange Agent") will mail to each stockholder who has properly made a cash election, with respect to the shares of Bancorp Common Stock as to which the cash election was made, a check for the amount (without interest) payable with respect to those shares of Bancorp Common Stock which were converted into the right to receive cash, and a certificate or certificates representing the shares of First Virginia Common Stock into which any shares of Bancorp Common Stock were converted in the case of an Excess Cash Election.

      All shares of Bancorp Common Stock as to which the holder does not properly complete and submit to Bancorp, at or prior to the Time of Voting, a Cash Election Form and certificates representing the shares of Bancorp Common Stock as to which the cash election is made will be converted automatically into shares of First Virginia Common Stock at the Exchange Ratio on the Effective Date, except Dissenting Shares.

      See "Terms of the Affiliation," "Procedures for Exchange of Certificates" and "Rights of Dissenting Stockholders."

Procedures for Exchange of Certificates

      Promptly following the Effective Date, First Virginia or the Exchange Agent will mail to each stockholder of record of Bancorp a transmittal letter (the "Transmittal Letter") and instructions for the exchange of Bancorp stock certificates (other than certificates previously submitted to Bancorp together with a properly completed Cash Election Form) for new certificates representing the number of shares of First Virginia Common Stock which
each stockholder  is entitled to receive  pursuant to the Affiliation.   Upon
surrender to the Exchange Agent of one or more certificates formerly representing shares of Bancorp Common Stock, together with a properly completed Transmittal Letter, there will be mailed to the holder a certificate or certificates representing the number of shares of First Virginia Common Stock into which those shares of Bancorp Common Stock were converted, together with a check for the cash amount (without interest) representing any fractional share of First Virginia Common Stock.

      Directors and executive officers of Bancorp and any other person constituting an "affiliate" of Bancorp for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act") will be subject to certain restrictions on the transfer of shares of First Virginia Common Stock received by them pursuant to the Affiliation.

      All shares of First Virginia Common Stock into which shares of Bancorp Common Stock are converted pursuant to the Affiliation will be deemed issued as of the Effective Date. On and after the Effective Date, former holders of record of Bancorp Common Stock will be entitled to vote any shares of First Virginia Common Stock into which their shares have been converted, regardless of whether they have surrendered their Bancorp certificates.
Until surrendered in accordance with the procedures described above, certificates for Bancorp Common Stock will be deemed for all corporate purposes of First Virginia to represent the number of whole shares of First Virginia Common Stock into which the shares of Bancorp Common Stock formerly represented thereby were converted, excluding Dissenting Shares and shares converted into the right to receive cash. However, no dividend or distribution that becomes payable to holders of record of First Virginia Common Stock on or after the Effective Date will be paid to the holder of any Bancorp certificate until such holder physically surrenders such certificate, after which First Virginia will promptly pay all such dividends and distributions payable in respect of shares of First Virginia Common Stock represented thereby, without interest, except for any such dividends or distributions paid to any public official or authority pursuant to any abandoned property or similar law.

      BANCORP STOCKHOLDERS WHO DESIRE TO RECEIVE FIRST VIRGINIA COMMON STOCK FOR THEIR SHARES SHOULD NOT FORWARD THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL LETTER AND INSTRUCTIONS.

Certain Federal Income Tax Consequences

      The following is a summary of the anticipated material federal income tax consequences of the Affiliation. This summary is not a complete description of all the consequences of the Affiliation. Each stockholder's individual circumstances may affect the tax consequences of the Affiliation to that stockholder. In addition, no information is provided herein with respect to the tax consequences of the Affiliation under applicable foreign, state or local laws. Consequently, each Bancorp stockholder is advised to consult his own tax advisor as to the specific tax consequences of the Affiliation.

      The Affiliation is intended to be a reorganization pursuant to Section 368(a) of the Code, and in accordance with the Affiliation Agreement, Bancorp will receive an opinion to that effect from Miles & Stockbridge, a Professional Corporation, counsel to Bancorp (the "Tax Opinion"). The federal income tax consequences summarized below are based on the assumption that the Affiliation will qualify as a reorganization. Federal income tax consequences to a Bancorp stockholder will depend on whether the stockholder exchanges Bancorp Common Stock for First Virginia Common Stock, cash or a combination of
First  Virginia  Common  Stock and  cash.   If  a  Bancorp stockholder exchanges
Bancorp Common Stock for cash, the federal income tax consequences to that stockholder will also depend on whether certain related stockholders receive First Virginia Common Stock or cash.

Exchange of Bancorp Common Stock For First Virginia Common Stock

      No gain or loss will be recognized by a Bancorp stockholder who receives only First Virginia Common Stock in exchange for Bancorp Common Stock.
Where cash is received by a stockholder of Bancorp in lieu of a fractional share of First Virginia Common Stock, such cash will be treated as received by the stockholder as a distribution in redemption of the fractional share which the stockholder would otherwise be entitled to receive; gain or loss will be recognized equal to the difference between the amount of cash received and the stockholder's tax basis in the fractional share, and such gain or loss will be capital gain or loss if the Bancorp
Common Stock is  held by the stockholder as  a capital asset.   The tax basis of
First Virginia Common Stock received by a stockholder who exchanges all of his Bancorp Common Stock for First Virginia Common Stock will be equal to the tax basis of the Bancorp Common Stock exchanged therefor, and, if the Bancorp Common Stock surrendered was a capital asset in the hands of the Bancorp stockholder, the holding periods of the First Virginia Common Stock received by the stockholder will include the holding periods for the shares of Bancorp Common Stock.

      A Bancorp stockholder who properly elects to receive cash for all of his shares of Bancorp Common Stock may nevertheless receive First Virginia Common Stock in exchange for some of his shares of Bancorp Common Stock if the aggregate of (i) the shares as to which Bancorp stockholders properly make cash elections and (ii) Dissenting Shares exceeds 30% of all shares of Bancorp Common Stock outstanding immediately prior to the Effective Date. See "Terms of the Affiliation." In that case, the following discussion under "Exchange of Bancorp Common Stock For Cash and First Virginia Common Stock" would be applicable.

Exchange of Bancorp Common Stock For Cash and First Virginia Common Stock

      A Bancorp stockholder who receives both First Virginia Common Stock and cash may recognize a gain, but not in excess of the cash received, and the exchange of Bancorp Common Stock for First Virginia Common Stock will not be subject to federal income tax. Whether a gain will be recognized for federal income tax purposes will depend on whether the fair market value of the consideration (including shares of First Virginia Common Stock) received by the Bancorp stockholder exceeds the stockholder's tax basis in the shares of
Bancorp  Common Stock  exchanged for  that consideration.    If the Bancorp
Common Stock held by the Bancorp stockholder is a capital asset at the Effective Date of the Affiliation, the gain will be treated as a capital gain unless the receipt of the cash is treated as having the effect of a dividend. If the receipt of the cash is treated as having the effect of a dividend, only the portion of the recognized gain that is not in excess of a ratable share of the accumulated earnings and profits is taxable as a dividend.

      The cash received by a Bancorp stockholder will not be treated as a dividend if the requirements of Section 302 of the Code are satisfied, determined in conjunction with the application Section 318(a) of the Code summarized herein (relating to constructive ownership of stock). Under a Supreme Court decision (Clark v. Commissioner of Internal Revenue, 489 U.S.
726 (1989)), to determine whether those requirements are satisfied, a stockholder should be treated as receiving shares of First Virginia Common Stock in the Affiliation (instead of the cash actually received) and then receiving cash from First Virginia in a hypothetical redemption of those
shares.    That hypothetical redemption will  satisfy the requirements under
Section 302 if it (i) is "not essentially equivalent to a dividend" within the meaning of Section 302(b)(1) of the Code or (ii) has the effect of a "substantially disproportionate" redemption of First Virginia Common Stock within the meaning of Section 302(b)(2) of the Code. Whether the cash received by a Bancorp stockholder in hypothetical redemption of shares of First Virginia Common Stock is essentially equivalent to a dividend depends on the
individual facts and circumstances of  each stockholder.   However,  to qualify
for treatment as a gain rather than a dividend, the hypothetical redemption must result in a meaningful reduction of a Bancorp stockholder's
proportionate interest  in First  Virginia.   The hypothetical redemption   of
shares  of   First  Virginia  Common  Stock   will  be  substantially
disproportionate if the ratio of the stockholder's ownership of First Virginia Common Stock after the hypothetical redemption is less than 80% of the ratio of First Virginia Common Stock owned by the stockholder before the redemption.

      A Bancorp stockholder's tax basis in First Virginia Common Stock received pursuant to the Affiliation will be such stockholder's basis in Bancorp Common Stock, decreased by any cash received and increased by any
gain  recognized (including any gain treated  as a  dividend).   The holding
period for First Virginia Common Stock received by the stockholder of Bancorp will include the holding period for the shares of Bancorp Common Stock, provided the stock surrendered was a capital asset in the hands of the Bancorp stockholder. If cash is received by a stockholder of Bancorp in lieu of a fractional share of First Virginia Common Stock, the stockholder will recognize gain or loss as if the fractional share had been received and then redeemed for cash.

Exchange of Bancorp Common Stock for Cash

      Any Bancorp stockholder who exchanges all of his shares of Bancorp Common Stock for cash should consult his tax advisor to determine whether the exchange is to be taxed as a sale of stock or whether the cash received is to be taxed as a dividend. In addition, any stockholder who makes an election to receive cash for all his shares should be aware that he may, in fact, receive some First Virginia Common Stock under the proration provisions of the Affiliation Agreement in the case of an Excess Cash Election. See "Cash Election Procedures."

      The criteria for determining the tax treatment of exchanging all of a stockholder's shares of Bancorp Common Stock for cash are governed by
the principles enunciated  in Clark v. Commissioner.   Under those principles,
a Bancorp stockholder should be treated as having exchanged the Bancorp Common Stock for First Virginia Common Stock and then receiving cash in a hypothetical redemption of those shares of First Virginia Common Stock (the
constructive  ownership rules  of Section 318  of the  Code applying).   The
cash received in the hypothetical redemption should result in the recognition of a gain or loss unless the redemption is treated as a dividend pursuant to Section 302(a) of the Code.


Section 318 of the Code

      Section 318 of the Code provides that stock owned by a taxpayer includes stock constructively owned. A stockholder is treated as owning (i) the stock owned by his or her spouse, children, grandchildren and parents, (ii) stock applicable to an option to acquire stock, (iii) stock owned by an estate and certain trusts in which the stockholder is a beneficiary, (iv) stock owned by a partnership (including a limited liability company treated as a partnership for tax purposes) or Subchapter S corporation of which the stockholder is a partner or a stockholder, and (v) stock owned by a corporation (including a limited liability company treated as a corporation for tax purposes) which is not a Subchapter S corporation of which the stockholder owns at least 50% of the value of the stock. An individual who actually owns no First Virginia Common Stock but pursuant to Section 318 of the Code, constructively owns First Virginia Common Stock may avoid family attribution rules by filing a timely waiver agreement with the Internal Revenue Service under Section 302(c)(2) of the Code and the regulations thereunder.

Dissenting Stockholders

      The receipt of cash for shares of Bancorp Common Stock pursuant to the exercise of statutory rights to receive payment of the "fair value" of shares (Dissenting Shares) will be a taxable transaction for federal income tax purposes. A Bancorp stockholder who receives solely cash for all his shares of Bancorp Common Stock through the exercise of these statutory rights and, as a result of surrender of all of the stockholder's shares, owns no shares of First Virginia Common Stock either directly or through the constructive ownership rules of Section 318 of the Code, would recognize capital gain or loss (assuming that the shares of Bancorp Common Stock are held by such stockholder as a capital asset) equal to the difference between the amount of cash received and the stockholder's tax basis in
the  shares.   Any stockholder  considering the  exercise of the  rights to receive payment of the "fair value" of shares should consult his tax advisor about the tax consequences of receiving cash for his shares. See "Rights of Dissenting Stockholders."

      THE TAX CONSEQUENCES TO ANY PARTICULAR BANCORP STOCKHOLDER WILL GENERALLY DEPEND UPON THE FACTS AND CIRCUMSTANCES OF THE STOCKHOLDER. BANCORP STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE AFFILIATION.

Accounting Treatment

      Upon consummation of the Affiliation, the transaction will be accounted for as a purchase in accordance with generally accepted accounting principles.

      The unaudited pro forma financial information included in this Proxy Statement- Prospectus reflects the effects of the Affiliation using the purchase method of accounting. See "PRO FORMA FINANCIAL INFORMATION."

Conditions to Consummation of the Affiliation

      The Affiliation will be consummated only if approved by the affirmative vote of two-thirds of all the votes entitled to be cast by the holders of record of Bancorp Common Stock.

      The obligations of each of Bancorp and First Virginia to consummate the Affiliation are also subject to the satisfaction of certain other conditions prior to or at the Effective Date, unless waived in writing, including the following: (i) the receipt of all necessary regulatory approvals of the Affiliation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the State Bank Commissioner of Maryland (the "Bank Commissioner"), and the Bureau of Financial Institutions of the Virginia State Corporation Commission (the "Virginia Bureau"), (ii) the approval by the Boards of Directors of Farmers and Atlantic of Plans of Conversion and Articles of Incorporation for the conversion of Farmers and Atlantic into Maryland-chartered commercial banks with membership in the Federal Reserve System (the "Conversions"), (iii) the receipt of all necessary regulatory approvals of the Conversions by the Federal Reserve Board, the Bank Commissioner and (to the extent required) the Office of the Comptroller of the Currency (the "OCC"), and the approval of Caroline's application to become a member of the Federal Reserve System by the Federal Reserve Board (collectively, the "Conversion Regulatory Approvals"), and (iv) the effectiveness of the Registration Statement of which this Proxy Statement- Prospectus is a part and the absence of a stop order suspending such effectiveness. See "Regulatory Review and Approvals."

      In addition, the obligation of First Virginia to consummate the Affiliation is subject to certain further conditions, unless waived in writing by First Virginia, including the following: (i) the representations and warranties of Bancorp contained in the Affiliation Agreement must be accurate in all material respects as of the Effective Date, and Bancorp must have performed and complied with in all material respects all obligations and covenants required by the Affiliation Agreement to be performed or complied with by Bancorp on or prior to the Effective Date,
(ii) the absence of any material adverse changes affecting Bancorp and its subsidiaries from March 31, 1994 to the Effective Date that, individually or in the aggregate, would have a "Material Adverse Effect" on Bancorp and its subsidiaries (in this context, "Material Adverse Effect" is defined in the Affiliation Agreement to mean an event, change or occurrence which, individually or in the aggregate, is reasonably likely to result in a reduction of the consolidated stockholders' equity of Bancorp and its subsidiaries by
an  amount  equal   to  or  greater  than  5%  of  the  consolidated
stockholders' equity of Bancorp and its subsidiaries as at June 30, 1994, or which has a material adverse impact on the ability of Bancorp to consummate the Affiliation), (iii) the receipt by First Virginia of a written opinion of Miles & Stockbridge, counsel to Bancorp, dated as of the Effective Date, covering matters customary in transactions of this type, and (iv) no action or proceeding against First Virginia, Bancorp or its subsidiaries or against consummation of the Affiliation shall have been commenced or threatened or any investigations or inquiries undertaken that might eventuate in such an action or proceeding.

      The Affiliation Agreement provides that another condition to First Virginia's obligation to consummate the Affiliation is the confirmation by an audit of Bancorp and its subsidiaries conducted by First Virginia that the consolidated stockholders' equity of Bancorp and its subsidiaries as of June
30, 1994 was not  less than $68.5 million.   Prior  to the  date  of  this Proxy
Statement-Prospectus, First Virginia notified Bancorp in writing that this condition has been satisfied.

      The obligation of Bancorp to consummate the Affiliation is also subject to certain further conditions, unless waived in writing by Bancorp, including the following: (i) the representations and warranties of First Virginia contained in the Affiliation Agreement must be accurate in all material respects as of the Effective Date, and First Virginia must have performed and complied with in all material respects all obligations and covenants required by the Affiliation Agreement to be performed or complied with by First Virginia on or prior to the Effective Date, (ii) the absence of any material adverse changes affecting First Virginia and its subsidiaries from March 31, 1994 to the Effective Date that, individually or in the aggregate, would have a "Material Adverse Effect" on First Virginia and its subsidiaries (in this context, "Material Adverse Effect" is defined in the Affiliation Agreement to mean an event, change or occurrence which, individually or in the aggregate, is reasonably likely to result in a reduction of the consolidated stockholders' equity of First Virginia and its subsidiaries by an amount equal to or greater than 5% of the consolidated stockholders' equity of First Virginia and its subsidiaries as of June 30, 1994, or which has a material adverse impact on the ability of First Virginia to consummate the Affiliation), (iii) the receipt by Bancorp of a written opinion of in-house counsel to First Virginia, dated as of the Effective Date, covering matters customary in transactions of this type,
(iv) no action or proceeding against First Virginia, Bancorp or its subsidiaries or against consummation of the Affiliation shall have been commenced or threatened or any investigations or inquiries undertaken that might eventuate in such an action or proceeding, and (v) the receipt by Bancorp of the Tax Opinion.

Regulatory Review and Approvals

     The Affiliation is subject to approval by the Federal Reserve Board under 3(a) of the BHCA. Under the BHCA, the Federal Reserve Board must withhold approval of the Affiliation if it finds that the Affiliation would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve Board may not approve the Affiliation if it finds that the effect of the Affiliation may be substantially to lessen competition or tend to create a monopoly, or if the Affiliation would in any other manner be in restraint of trade unless it finds that the anticompetitive effects of the Affiliation are clearly outweighed in the public interests by the probable effect of the transactions in meeting the convenience and needs of the communities to be served. In ruling upon the application for approval of the Affiliation, the Federal Reserve Board must also take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served.

     First Virginia has filed an application with the Federal Reserve Bank of Richmond for approval of the Affiliation under the BHCA.

      In addition, the Affiliation is subject to approval by the Bank Commissioner under Sections 3-314 and 5-403 of the Financial Institutions
Article of the Annotated Code  of  Maryland (the  "FI  Article").   The
Affiliation is also subject to the requirements of the Maryland Regional Reciprocal Banking Act, Section 5-1001 et seq. of the FI Article. The Bank Commissioner may disapprove the Affiliation if the Bank Commissioner finds the effect of the Affiliation would be anticompetitive or threaten the safety or soundness of any of the Banks. In order for the Bank Commissioner to approve the Affiliation, the Bank Commissioner must determine that approval of the Affiliation is reasonably required to protect the welfare of the general economy of Maryland and of the Banks, and that such approval is not detrimental to the public interest or to any of the Banks. First Virginia and Bancorp have filed an application with the Bank Commissioner for approval of the Affiliation under these statutes.

      The Affiliation Agreement provides that it is a condition to the respective obligations of Bancorp and First Virginia to consummate the Affiliation that all necessary regulatory approvals shall have been granted on or prior to the Effective Date for (i) the Conversions of Farmers and Atlantic from national banking associations into Maryland-chartered commercial banks with membership in the Federal Reserve System, and (ii)
Caroline's membership  in the Federal  Reserve System.   For approval of  the
Conversions by the Bank Commissioner, Section 3-801 of the FI Article requires Farmers and Atlantic to satisfy the requirements of Title 3 of the FI Article
for  incorporation of a Maryland-chartered  commercial bank.   In accordance
with the requirements of Title 12, Section 214a of the United States Code, a plan of conversion by a majority of the entire Board of Directors of each of Farmers and Atlantic, and Bancorp as their sole stockholder has approved each of the plans of conversions. Farmers and Atlantic have submitted applications to the Bank Commissioner for approval of the Conversions. In addition, First Virginia has filed with the Federal Reserve Bank of Richmond membership applications on behalf of Farmers, Atlantic and Caroline in order for those banks to become members of the Federal Reserve System.

      Pursuant to Section 6.1-406 of the Virginia Code, First Virginia has also filed with the Virginia Bureau a notice of First Virginia's intention to acquire Farmers, Atlantic and Caroline. The Bureau within 30 days of the filing may disapprove such an acquisition if it determines that the acquisition
could affect  detrimentally  the safety  or soundness of a Virginia Bank.   It
must approve such acquisition within 45 days if it determines that the acquisition will not affect detrimentally the safety or soundness of a Virginia Bank.

      On September 29, 1994, the Federal Reserve Bank of Richmond approved the Affiliation pursuant to Section 3 of the BHCA and required that the Affiliation be consummated within three months of such date unless such period is extended. On October 14, 1994, the Federal Reserve Bank of Richmond also approved the applications by Farmers, Atlantic and Caroline to become members of the Federal Reserve System. As of November 11, 1994 no other regulatory approvals have been received by First Virginia or Bancorp.

      See "Conditions to Consummation of the Affiliation" and "Termination."

Conduct of Business Pending the Affiliation

      The Affiliation Agreement provides that until the Effective Date Bancorp and its subsidiaries will conduct their operations according to the ordinary and usual course of business consistent with current practices, use their best efforts to maintain their business organizations, employees and advantageous business relationships, and retain their executive officers.

      The Affiliation Agreement also provides that until the Effective Date, Bancorp and its subsidiaries will not, without First Virginia's prior written consent, (i) change their charters or bylaws, (ii) adjust, split, combine or repurchase their stock or grant any stock options or stock appreciation rights, (iii) pay any dividends or distributions with respect to their stock, except payment by Bancorp of quarterly cash dividends on Bancorp Common Stock at a rate up to $.30 per share per quarter, (iv) enter into any contracts, incur any liabilities, make any capital expenditures or sell, lease or dispose of any property except in the normal course of business, (v) increase the compensation, fringe benefits or employee benefits of any of their directors, officers or employees, except increases and payments consistent with past practices and current compensation plans or otherwise not material, or (vi) merge or consolidate (or agree to do so) with any other corporation.

      In the Affiliation Agreement, Bancorp and First Virginia agreed to coordinate the record and payment dates for each regular quarterly dividend of Bancorp and First Virginia so that the stockholders of Bancorp will be entitled to receive either a Bancorp or First Virginia regular dividend for each fiscal quarter commencing prior to the Effective Date.

      The Affiliation Agreement also provides that First Virginia, Bancorp and its subsidiaries will jointly prepare and file applications for the necessary regulatory approvals of the Affiliation by the Federal Reserve Board and the Bank Commissioner, as well as filings and applications with appropriate regulatory authorities for the Conversion Regulatory Approvals. In addition, Bancorp agreed to use its best efforts to secure the requisite regulatory approvals with respect to the Affiliation from the Federal Reserve Board and the Bank Commissioner, and First Virginia agreed to use its best efforts to secure such requisite regulatory approvals from the Federal Reserve Board, the Bank Commissioner and the Virginia Bureau. See "Regulatory Review and Approvals."

      Also, under the Affiliation Agreement Bancorp agreed to use all reasonable efforts to obtain the written consents or approvals of all private third parties whose consent or approval is required, in connection with the transactions contemplated by the Affiliation Agreement, under the terms of any lease, mortgage, indenture or other agreement to which Bancorp or any of its subsidiaries is a party or by which any of their assets is bound.


No Solicitation of Acquisition Proposals

      The Affiliation Agreement provides that, unless and until the Affiliation Agreement is terminated, Bancorp and its subsidiaries and representatives will not (i) solicit or initiate discussions with any person other than First Virginia concerning any merger, sale of substantial assets,
tender offer,  sale of shares  of stock  or similar  transaction   involving
Bancorp   or  its   subsidiaries  (collectively,  an "Acquisition Proposal"),
(ii) provide any confidential information concerning Bancorp or its subsidiaries to any person in connection with an Acquisition Proposal, or (iii) enter into an agreement with any third party providing for a business combination transaction, equity investment or sale of significant amount of
assets, except  as described  below.   However, if  Bancorp receives  from a
third party an unsolicited Acquisition Proposal and a majority of the full Board of Directors of Bancorp determines in good faith, upon advice of legal counsel, that the Board of Directors has a fiduciary duty to consider the Acquisition Proposal, then the Board of Directors may do so, and Bancorp is excused from the restrictions described in the preceding sentence in regard
to  that Acquisition Proposal.   In  such a  case, the Affiliation Agreement
provides that Bancorp will give written notice to First Virginia of Bancorp's intention to consider the Acquisition Proposal and of the material terms thereof at least five days before responding to the Acquisition Proposal, provided that if the terms of the Acquisition Proposal require a response by Bancorp in a shorter period then Bancorp will give such written notice to First Virginia within one business day after Bancorp's receipt of the Acquisition Proposal and Bancorp thereafter may respond to the
Acquisition Proposal  as it  deems appropriate.   The Affiliation Agreement
provides that the Bancorp Board of Directors may terminate the Affiliation Agreement if a majority of the full Board of Directors approves and recommends to the Bancorp stockholders an Acquisition Proposal that the Board of Directors has determined in good faith that it must consider. In the event of such termination Bancorp would be obligated to pay the amount of $3,160,000 as liquidated damages to First Virginia upon execution of a definitive written agreement with a third party for consummation of an Acquisition Proposal (the "Termination Payment"). See "Termination."

Waiver and Amendment

      Prior to the Effective Date, any provision of the Affiliation Agreement may be waived by the party against which the waiver would be enforceable, subject to the requirements of applicable laws and regulations. In addition, any provision of the Affiliation Agreement may be amended (without a vote of stockholders) by written agreement approved by the Boards of Directors of Bancorp and First Virginia, provided that after the Special Meeting no amendment may be made in the exchange rate which decreases the Affiliation Consideration to Bancorp's stockholders without the approval of stockholders holding two-thirds of all outstanding shares of Bancorp Common Stock.

Termination

      The Affiliation Agreement provides that at any time prior to the Effective Date, notwithstanding the approval of the Affiliation by the stockholders of Bancorp, the Affiliation Agreement may be terminated: (i) by mutual consent of the Boards of Directors of First Virginia and Bancorp, (ii) by the Board of Directors of either Bancorp or First Virginia (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Affiliation Agreement) in the event of a material breach by the other party of any representation or warranty contained in the Affiliation Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided, however, that a material breach of a representation or warranty shall be deemed to exist only if, when aggregated with all other such breaches, the breach has or constitutes a Material Adverse Effect, (iii) by the Board of Directors of either First Virginia or Bancorp (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Affiliation Agreement) in the event of a material breach by the other party of any covenant or agreement contained in the Affiliation Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, (iv) by the Board of Directors of either First Virginia or Bancorp if (a) the Federal Reserve Board or the Bank Commissioner denies approval of the Affiliation and the time period for all appeals or requests for reconsideration has run or
(b) the OCC, the Federal Reserve Board or the Bank Commissioner denies approval of either of the Conversions or (c) the Federal Reserve Board denies the application of Caroline to become a member bank in the Federal Reserve System, (v) by the Board of Directors of either Bancorp or First Virginia in the event the Affiliation does not become effective within nine months of the date of the Affiliation Agreement, if the failure to consummate the Affiliation is not caused by any breach of the Affiliation Agreement by the party electing to terminate, (vi) by the Board of Directors of either Bancorp or First Virginia (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Affiliation Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Affiliation cannot be satisfied or fulfilled within nine months of the date of the Affiliation Agreement, (vii) by the Board of Directors of First Virginia if the holders of more than 10% of the outstanding shares of Bancorp Common Stock validly exercise dissenters' rights under Maryland law or if the holders of more than 20% of the outstanding shares of Bancorp Common Stock vote against the Affiliation, (viii) by the Board of Directors of Bancorp if the average of the closing prices of First Virginia Common Stock as reported in The Wall Street Journal under the heading "New York Stock Exchange--Composite Transactions" declines to $30 per share or less for any period of ten consecutive trading days during the sixty day period immediately prior to the Effective Date, or (ix) by the Board of Directors of Bancorp if Bancorp receives an Acquisition Proposal which the Board of Directors of Bancorp determines in good faith, upon advice of legal counsel, that the Board of Directors has a fiduciary duty to consider, and which Acquisition Proposal a majority of the full Board of Directors of Bancorp further determines to approve and recommend to the stockholders of Bancorp for approval.

      In the event of the termination of the Affiliation Agreement pursuant to the termination provisions thereof, the Affiliation Agreement will become void and have no effect, except that certain provisions of the Affiliation Agreement relating to expenses and confidentiality of information obtained pursuant to the Affiliation Agreement or in connection with the negotiation thereof will survive such termination. Also, in the event the Board of Directors of Bancorp terminates the Affiliation Agreement by reason of its approval of an Acquisition Proposal as described above, then Bancorp's obligation to pay the Termination Payment to First Virginia upon execution of a definitive written agreement between Bancorp and a third party for consummation of an Acquisition Proposal will survive the termination of
the Affiliation  Agreement.   Neither First  Virginia  nor Bancorp  will be
relieved from liability for any breach of the Affiliation Agreement.

Operations After the Effective Date

      After the Affiliation is consummated, the Banks will continue to conduct their respective banking businesses as wholly owned subsidiaries of First Virginia. The Banks will be commercial banks chartered under the laws of the State of Maryland, and will be member banks of the Federal Reserve System. Farmers will conduct its business under the name "Farmers Bank of Maryland," and Atlantic will conduct its business under the name "Atlantic Bank." First Virginia has agreed in the Affiliation Agreement to maintain Farmers as a wholly owned subsidiary bank named "Farmers Bank of Maryland" or "The Farmers Bank of Maryland" until at least December 31, 1998.

Interests of Certain Persons in the Affiliation

      Farmers currently maintains the Farmers National Bank of Maryland Executive Benefits Plan (the "FNB Plan") for the benefit of certain current and former executive officers of Farmers. The current executive officers of Farmers who participate in the FNB Plan are John M. Suit, II, President, Frank T. Lowman, III, Executive Vice President, Louis A. Supanek, Executive Vice President, and Ross J. Selby, Senior Vice President. Retired or former executive officers of Farmers who participate in the FNB Plan are Charles L. Schelberg, Glenwood L. Gish and Thomas G. Moore. The Affiliation Agreement provides that First Virginia will perform, or cause to be performed, the terms of the participation agreements under which these participants receive, or may be entitled in the future to receive, payments of benefits under the FNB Plan, and that First Virginia will guarantee the payments of those benefits to such participants pursuant to the terms of a written guaranty to be executed and delivered by First Virginia as of the Effective Date. The Affiliation Agreement further provides that a certain First Virginia Trust Agreement currently in effect for funding of certain Nonqualified Deferred Compensation Programs of First Virginia will be amended by the Effective Date to provide that liabilities under the FNB Plan and such participation agreements will be funded from the assets of such First Virginia Trust
Agreement, and that  all   life  insurance  policies  owned  by  Farmers  or
Bancorp covering such participants will be assigned to the trust. In addition, the Affiliation Agreement provides that the FNB Plan will be amended on or prior to the Effective Date to provide that (i) any benefits that Messrs. Suit, Lowman, Supanek and Selby receive from the First Virginia Pension Trust Plan (the "FV Pension Plan"), the Farmers National Bank of Maryland Pension Plan (the "Farmers Pension Plan") and Social Security will reduce on a dollar for dollar basis the benefits they are entitled to receive under the FNB Plan, (ii) the benefits of Messrs. Suit, Lowman, Supanek and Selby under the FNB Plan will become fully vested (a) upon the occurrence of any of certain transactions constituting a change in control of First Virginia or (b) upon discharge as to each of them who is discharged "other than for cause" (as that term is defined in the Affiliation Agreement) on or after the Effective Date, and (iii) after the Effective Date, no amendment or termination of the FNB Plan may be made without the written consent of all participants who would be affected thereby.

      The Affiliation Agreement provides that during the 24-month period following the Effective Date, First Virginia will take all requisite action to elect as the respective directors of Farmers, Atlantic and Caroline the persons serving as directors of the Banks immediately prior to the Effective Date except any persons who (i) vote against the proposal to approve the Affiliation in their capacities as stockholders at the Special Meeting or (ii) who are 72 years old or more as of the Effective Date. The Affiliation Agreement also provides that after the Effective Date First Virginia will not permit Farmers to adopt a mandatory retirement age of less than 75 years for continued service on Farmers' Board of Directors by the person serving as Chairman of the Board immediately prior to the Effective Date. Charles L. Schelberg currently serves as Chairman of the Board of Bancorp
and Farmers.   In addition, the Affiliation Agreement provides that during the
24-month period following the Effective Date, the directors of the Banks will be paid for their service as directors (i) in the case of directors of Atlantic and Caroline, total compensation to each director for each calendar year not less than $5,000 , and (ii) in the case of Farmers, compensation to each director for each calendar year not less than a $5,000 annual retainer plus $200 for each board of directors meeting and committee meeting attended.

      The Affiliation Agreement provides that for a period of six years after the Effective Date, First Virginia will indemnify and hold harmless each present and former director and officer of Bancorp and its subsidiaries in connection with any proceeding arising out of matters existing or occurring on or prior to the Effective Date, to the fullest extent that Bancorp would have been permitted to indemnify them under Maryland law and the charter and
by-laws of  Bancorp as in effect  on July 1, 1994.   The Affiliation Agreement
further provides that First Virginia will use all reasonable efforts to cause to be obtained directors' and officers' liability insurance under First Virginia's Executive Liability Insurance Policy covering all present and former directors and officers of Bancorp and its subsidiaries during the six year period following the Effective Date for claims arising from facts or event which occurred or existed on or before the Effective Date. If such insurance coverage cannot be obtained, First Virginia is obligated to use all reasonable efforts to maintain in effect during such six year period the policies of directors' and officers' liability insurance currently maintained by Bancorp and its subsidiaries (the "Existing Policies") to cover such directors and officers for such claims, provided that First Virginia is not obligated to expend annually for such insurance coverages an aggregate amount exceeding 200% of the annual premiums paid by Bancorp and its subsidiaries as of July 1, 1994 for the Existing Policies.

      Pursuant to the Affiliation Agreement, First Virginia has entered into an employment agreement with Mr. Suit under which Mr. Suit would be employed as President and Chief Executive Officer of Farmers for a three year
period following the Effective Date.   Also  pursuant to the  Affiliation
Agreement, First Virginia has entered into employment agreements with Messrs. Lowman, Supanek and Selby under which each of them would be employed by Farmers in their current positions for a period of two years following the Effective Date. The employment agreements for Messrs. Suit, Lowman, Supanek and Selby will become effective only if and when the Affiliation is consummated.

Effect on Employee Benefit Plans

      Following consummation of the Affiliation, employees of Bancorp and its subsidiaries will be eligible to participate in all of First Virginia's employee benefit programs provided they meet the eligibility requirements of those programs. Service with Bancorp and its subsidiaries will be considered service with First Virginia for purposes of determining eligibility, vesting and benefits under all such programs, except First Virginia's Post Retirement Medical Program and as otherwise described below.

      The Farmers National Bank of Maryland Pension Plan (the "Farmers Pension Plan") will either be terminated or merged into First Virginia's Pension Trust Plan (the "First Virginia Pension Plan"), as may be mutually agreed
by Bancorp  and  First Virginia.   If  the  Farmers Pension  Plan is terminated,
participants therein will receive (either at retirement or otherwise in accordance with the provisions of the Farmers Pension Plan) all of their pension benefits which are vested and accrued thereunder as of the termination date, and such participants will be credited for years of employment with Bancorp and its subsidiaries prior to the Effective Date solely for purposes of determining eligibility and vesting under the First Virginia Pension Plan but not for purposes of determining their accrued
benefits.   If the Farmers Pension Plan is merged into the First Virginia
Pension Plan, then participants in the Farmers Pension Plan would receive credit under the First Virginia Plan for their prior service with Bancorp and its subsidiaries for purposes of determining accrued benefits under the First Virginia Pension Plan as well as eligibility and vesting, provided that First Virginia determines that the Farmers Pension Plan is adequately funded. Employees of Bancorp and its subsidiaries who are not participants in the Farmers Pension Plan will be credited for years of employment with Bancorp and its subsidiaries prior to the Effective Date for purposes of determining eligibility and vesting under the First Virginia Pension Plan but not for purposes of determining their accrued benefits.

      The Affiliation Agreement provides that with respect to the Farmers National Bank of Maryland Profit Sharing Plan (the "Farmers Profit Sharing Plan"), a contribution will be made under that plan by Farmers for each full calendar year prior to the Effective Date and, for the calendar year in which the Affiliation occurs, the portion of such year preceding the
Effective Date.   The Farmers Profit  Sharing Plan will either be terminated or merged into First Virginia's Employees Thrift Plan (the "Thrift Plan"), as may be mutually agreed by Bancorp and First Virginia. Employees of Bancorp and its subsidiaries will be credited with years of employment with Bancorp and its subsidiaries prior to the Effective Date for purposes of determining only eligibility and vesting under the Thrift Plan.

      The Affiliation Agreement also provides that with respect to First Virginia's Nonqualified Profit Sharing Plan, employees of Bancorp and its subsidiaries will be able to participate in that plan (subject to eligibility requirements). Participation in that plan during the plan year in which the Affiliation occurs will be pro-rated for the portion of that plan year commencing on the Effective Date.

      Vacation and sick leave of employees of Bancorp and its subsidiaries accrued as of the Effective Date (including accrued paid vacation days) will not be adversely affected by the Affiliation.

      In addition, the Affiliation Agreement provides that certain terms of the FNB Plan will be amended prior to the Effective Date, and that First Virginia will honor the terms of the FNB Plan and guarantee payment of benefits payable under the FNB Plan. See "Interests of Certain Persons in the Affiliation."

Resale of First Virginia Common Stock

      The shares of First Virginia Common Stock issuable to stockholders of Bancorp upon consummation of the Affiliation have been registered under the Securities Act. Such shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of Bancorp as that term is defined in the rules promulgated under the Securities Act. "Affiliates" are generally defined under rules promulgated by the Securities and Exchange
Commission as persons who control, are controlled by or are   under  common
control with Bancorp at the time of the Special Meeting. Accordingly, "affiliates" generally will include directors and executive officers of
Bancorp.   Shares of  First Virginia  Common Stock  received by  those stockholders of Bancorp who are deemed to be "affiliates" of Bancorp may be resold without registration as provided for by Rules 144 and 145, or as otherwise permitted, under the Securities Act. This Proxy Statement-Prospectus does not cover any resales of First Virginia Common Stock received by "affiliates" of Bancorp or by certain of their family members or related interests.

      Bancorp has agreed in the Affiliation Agreement to furnish to First Virginia such information as may be necessary to determine those persons who may be "affiliates" of Bancorp and to use its best efforts to cause each such person to enter into a written agreement with First Virginia providing that such "affiliate" will not resell any shares of First Virginia Common Stock to be received by such person pursuant to the Affiliation except in compliance with certain restrictions and the applicable provisions of the Securities Act and the rules promulgated thereunder.


Expenses

      The Affiliation Agreement provides that whether or not the Affiliation is consummated, First Virginia will pay all expenses and fees incurred by First Virginia and Bancorp and its subsidiaries in connection with the Affiliation Agreement and the Affiliation, except that Bancorp and the Banks will pay (i) the fees and expenses of their legal counsel and advisors, including the fees and expenses of Alex. Brown and Bancorp's accountants, and
(ii) all their expenses and fees incurred in connection with the Conversions of Farmers and Atlantic and the application of Caroline for membership in
the Federal Reserve System.   However, First Virginia has agreed  to pay the
fee  of  Bancorp's  legal  counsel  in  connection with  the  Tax  Opinion.
The Affiliation Agreement also provides that if the Board of Directors of Bancorp terminates the Affiliation Agreement in accordance with the provisions thereof by reason of its approval of an Acquisition Proposal, then upon execution of a definitive written agreement with a third party for consummation of an Acquisition Proposal Bancorp would be obligated to pay the Termination Payment to First Virginia. See "No Solicitation of Acquisition Proposals" and "Termination."

Rights of Dissenting Stockholders

      Under the Maryland General Corporation Law (the "MGCL"), stockholders of Bancorp will be entitled to demand and receive payment of the "fair value" of their shares of Bancorp Common Stock if they fully comply with the applicable provisions of the MGCL, if the Affiliation is approved by the requisite vote of the stockholders of Bancorp, and if the Affiliation is consummated. The following summary of Maryland law relating to these rights of stockholders is qualified in its entirety by reference to the applicable provisions of the MGCL, including but not limited to Sections 3-201 through 3-213 of the MGCL, a copy of which is attached to this Proxy Statement-Prospectus as Appendix C. Any Bancorp stockholder who wishes to demand and receive payment of the fair value of his shares is advised to consult with his independent legal counsel.

      To be entitled to receive payment of the "fair value" of his shares of Bancorp Common Stock, a Bancorp stockholder must (i) prior to or at the Special Meeting, file with Bancorp a written objection to the Affiliation (a "Written Objection"), (ii) not vote in favor of the Affiliation in person or by proxy,
(iii) within 20 days after the Articles of Merger have been accepted for record by the Maryland SDAT, make written demand on First Virginia for payment for his shares, stating the number and class of shares for which payment is demanded (a "Payment Demand"), and (iv) if necessary under the provisions of the MGCL, commence a judicial proceeding in compliance with the procedures required by the MGCL for appraisal of the "fair value" of the shares within 50 days after the Articles of Merger have been accepted for record by the Maryland SDAT. A Payment Demand should be sent to First Virginia at 6400 Arlington Boulevard, Falls Church, Virginia 22042-2336, Attn: Christopher M.
Cole, Vice  President  and Assistant  General Counsel.   Any  Bancorp
stockholder who fails to comply with the requirements described above will be bound by the terms of the Affiliation.

      A Bancorp stockholder who returns a signed proxy but fails to provide instructions as to the manner in which the stockholder's shares are to be voted will be deemed to have voted to approve the Affiliation, and therefore to have waived his rights to demand and receive payment of the "fair value" of his shares. A Bancorp stockholder may vote against the Affiliation, abstain from voting on the Affiliation or refrain from voting (by not returning the proxy and not voting at the Special Meeting) on the Affiliation without losing his rights to demand and receive payment of such "fair value," as long as the stockholder timely files the Written Objection and timely makes the Payment Demand in accordance with applicable law. A VOTE AGAINST, AN ABSTENTION WITH RESPECT TO, OR A FAILURE TO VOTE ON, THE AFFILIATION WILL NOT ITSELF CONSTITUTE A TIMELY WRITTEN OBJECTION TO THE AFFILIATION.

      First Virginia will promptly deliver or mail written notice of the date of acceptance of the Articles of Merger for record by the Maryland SDAT to each Bancorp stockholder who has timely filed with Bancorp a Written
Objection and not  voted in favor of the Affiliation.

      For purposes of the Affiliation and proceedings for appraisal of the "fair value" of shares of Bancorp Common Stock under Section 3-208 of the MGCL, First Virginia has appointed a resident agent in Calvert County, Maryland. Within 50 days after acceptance of the Articles of Merger for record by the Maryland SDAT, any such stockholder who timely makes a Payment Demand on First Virginia and who has not received payment for his shares may petition a court of equity in Calvert County, Maryland, for an appraisal to determine the "fair value" of such shares. If the court finds that a stockholder is entitled to appraisal of his shares, the court will appoint three disinterested appraisers to determine the "fair value" of such shares on terms and conditions the court considers proper, and the appraisers will, within 60 days after appointment (or such longer period as the court may direct), file with the court and mail to each party to the proceeding their report stating their conclusion as to the "fair value" of the shares. Within 15 days after the filing of the report, any party may object to the report and
request a  hearing thereon.   The court will, upon motion of any party, enter an
order either confirming, modifying or rejecting the report and, if confirmed or modified, enter judgment setting the time within which payment must be made. If the appraisers' report is rejected, the court may determine the "fair value" of the shares of the stockholders requesting appraisal or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding will include interest from the date of the stockholders' vote on the Affiliation, unless First Virginia previously made a written offer to pay an amount considered by First Virginia to be the "fair value" of the shares in accordance with Section 3-207 of the MGCL (a "Payment Offer") and the court finds that the stockholder's refusal to accept the Payment Offer was arbitrary and vexatious or not in good faith. Costs of the proceeding (including compensation and expenses of the appraisers, but not including attorneys' fees or expenses) will be determined by the court and will be assessed against First Virginia, or if the court finds that the stockholder's refusal to accept a Payment Offer previously made by First Virginia was arbitrary and vexatious or not in good faith, against the stockholder, or both.

      The "fair value" of shares of Bancorp Common Stock will be determined as of the close of business on the date of the stockholders' vote on the Affiliation. The "fair value" will not include any appreciation or depreciation which directly or indirectly results from the Affiliation or its
proposal.   If  the "fair  value" of  shares of Bancorp  Common  Stock  is determined pursuant to an appraisal proceeding, such determination may result in a value that is more than, less than, or equal to the Affiliation Consideration which would have been paid by First Virginia pursuant to the Affiliation.

      At any time after the filing of a petition for appraisal, the court may require any stockholder requesting appraisal to submit his certificates representing shares to the clerk of the court for notation of the pendency of the appraisal proceedings. In order to receive payment, whether by agreement with First Virginia or pursuant to a judgement rendered in an appraisal proceeding, the stockholder must surrender to First Virginia the stock certificates endorsed in blank and in proper form for transfer. A stockholder demanding payment of "fair value" for shares will not have the right to receive any dividends or distributions payable to holders of record after the close of business on the date of the stockholders' vote on the Affiliation, and shall cease to have any rights as a stockholder with respect to the shares except the right to receive payment of the "fair value" thereof. The stockholder's rights may be restored only upon (i) the withdrawal, with the consent of First Virginia, of the demand for payment of "fair value," (ii) a petition for appraisal is not filed within the time required, (iii) a determination of the court that the stockholder is not entitled to an appraisal, or (iv) the abandonment or rescission of the Affiliation.

      Any Bancorp stockholder who properly exercises his right to demand and receive payment of the "fair value" of his shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Code. See "Certain Federal Income Tax Consequences."

      The foregoing summary does not constitute a complete statement of the procedures to be followed by Bancorp stockholders desiring to exercise their rights to demand and receive payment of the "fair value" of their shares. The preservation and exercise of these rights are conditioned on strict adherence to the applicable provisions of the MGCL. Each stockholder desiring to exercise these rights should refer to Title 3, Subtitle 2, entitled "Rights of Objecting Stockholders," of the Corporations and Associations Article of the Annotated Code of Maryland for a complete statement of the stockholder's rights and the steps which must be followed in connection with the exercise of those rights.

      Holders of shares of First Virginia Common Stock will not be entitled to dissenters' or appraisal rights in connection with the Affiliation.

      For further information relating to the exercise of rights to demand and receive payment of the "fair value" of shares of Bancorp Common Stock, see Appendix C to this Proxy Statement-Prospectus.


                     DESCRIPTION OF FIRST VIRGINIA CAPITAL STOCK

Authorized Capital Stock

     First Virginia is authorized to issue 60,000,000 shares of First Virginia Common Stock and 3,000,000 shares of preferred stock of a par value of $10.00 per share. As of June 30, 1994, there were approximately 32,769,000 shares of First Virginia Common Stock and 79,480 shares of convertible preferred stock of First Virginia outstanding (the "First Virginia Preferred Stock").

     Holders of the First Virginia Common Stock are entitled  to one vote per
share on all  matters presented  to the  stockholders.   There is  no provision
for cumulative voting.   Subject to the  preferential rights of  the holders  of
the First Virginia Preferred Stock, each holder of First Virginia Common Stock is entitled to receive a pro rata share of such dividends as may be declared by the Board of Directors out of the funds available therefor, and
to  share ratably in  the net assets  in event  of liquidations.   All of the
shares of First Virginia Common Stock and First Virginia Preferred Stock which are issued and outstanding are fully paid and nonassessable. No holder of any share of First Virginia Common Stock has any preemptive right to purchase any security which First Virginia may hereafter issue, and the First Virginia Common Stock is not subject to any conversion rights, redemption provisions, or sinking fund provisions. First Virginia is prohibited from redeeming any of the First Virginia Common Stock if any First Virginia Preferred Stock dividends are in arrears.

      First Virginia Preferred Stock is divided into four series, Series A through Series D. Series A and B shares are convertible into one and one-half shares of First Virginia Common Stock and Series C shares are convertible
into  one and  two-tenths shares of First Virginia Common Stock.   These shares
may be redeemed at the option of First Virginia for $10.00 per share. The Series D shares are convertible into one and one-half shares of First Virginia Common Stock and are redeemable at the option of First Virginia for $10.08 per share until March 15, 1995 and for $10.00 per share in each succeeding year
thereafter.   Series A  shares carry an annual  dividend of  5%, whereas Series
B and C carry an annual dividend of 7% and Series D shares carry an annual dividend of 8%. The First Virginia Preferred Stock, regardless of series, is voting stock and unless otherwise required by law, each share is entitled to the same vote as each share of First Virginia Common Stock on all matters presented to stockholders. In the event of the voluntary dissolution of First Virginia, the then holders of shares of any of series of First Virginia Preferred Stock would receive the then redemption price of their shares plus accrued but unpaid dividends and interest, if any, unless there are insufficient assets to pay the same in which event they will be paid ratably in proportion to the amounts to which they are entitled. The same provisions are applicable in the event of involuntary dissolution except that the holders of First Virginia Preferred Stock would receive $10.00 per share plus accrued dividends and interest, if any, rather than the then effective redemption price.

Certain Provisions of First Virginia's Articles of Incorporation and First Virginia's Shareholder Rights Plan

     First Virginia's Articles of Incorporation contain certain provisions which are of a type sometimes characterized, and under certain circumstances could operate, as anti-takeover provisions. These measures include staggered terms for directors and 80% vote requirements for stockholder approval of certain actions as described below. These provisions may have the effect of strengthening the position of incumbent management by making it more difficult to change the composition of the Board of Directors. In addition, with respect to a merger or other business combination, the 80% stockholder approval requirement may make it more difficult for stockholders who might wish to participate in a tender offer to do so.

     First Virginia's Articles of Incorporation (i) classify the Board into three classes, as nearly equal in number as possible, each of which will serve for three years, with one class being elected each year; (ii) increase to 80% the stockholder vote required to approve certain mergers, sales of assets, liquidations and other significant transactions involving First Virginia and any beneficial holder of five percent or more of First Virginia's voting stock unless the transaction is either (a) approved by at least a majority of the Continuing Directors (as that term is defined in the Articles of Incorporation), or (b) certain minimum price and procedural requirements are met; (iii) increase to 80% the stockholder vote required to remove directors, and (iv) prevent the circumvention of the foregoing provisions by increasing to 80% the stockholder vote required to repeal or amend the foregoing provisions of the Articles of Incorporation.

     First Virginia's Bylaws include a provision which requires that, in order to adopt, amend or repeal the Bylaws, an affirmative vote of a majority of First Virginia's Board of Directors or an affirmative vote of the stockholders holding 80% of the voting power of First Virginia Common Stock would be necessary. Under Virginia law, unless other provision is made in the Articles of Incorporation or Bylaws, a majority of the directors or a majority of the stockholders present entitled to vote may adopt, amend or
repeal  the Bylaws.   First Virginia's  Bylaws also  provide that special
meetings of stockholders may be called at the written request of the holders of 80% of the voting stock of First Virginia, or a majority of the Continuing Directors.

     On July 27, 1988 the Board of Directors of First Virginia adopted a Shareholder Rights Plan and declared a distribution of one right for each
outstanding share  of First  Virginia Common  Stock.   The Shareholder  Rights
Plan is designed to protect shareholders against unsolicited attempts to acquire control of First Virginia whether through accumulation of shares in the open market or tender offers that do not offer what the Board believes to be an adequate price to all stockholders.

     The Shareholder Rights Plan provides for the distribution of one Stock Purchase Right (a "Right") as a dividend for each outstanding share of First
Virginia Common Stock.   Initially, the Rights are represented  by and trade in
tandem with the common stock certificates and the Rights are not exercisable. Each Right, when triggered, will entitle stockholders to buy $180.00 worth of
capital stock of First Virginia for $90.00.   The First Virginia  Board of
Directors determines the  exercise price of the Rights.   Purchased stock may be
in the form of preferred stock of First Virginia or, at the election of First Virginia's Board of Directors, First Virginia Common Stock or a combination of
preferred stock and First Virginia Common Stock.   The Rights may be exercised
only if a person or group acquires 20% or more of all outstanding shares of First Virginia Common Stock or announces a tender offer that would result in the ownership of 20% or more of all outstanding shares of First Virginia Common Stock. At such time, the Rights will begin to trade independently from the First Virginia Common Stock. At no time do the Rights have any voting power.

     Under certain circumstances involving the acquisition of 20% or more of all outstanding shares of First Virginia Common Stock, all Rights holders except the acquiror may purchase, at the exercise price, capital stock of First Virginia at a discounted price. If First Virginia merges with an acquiror that has acquired 20% or more of the outstanding shares of First Virginia Common Stock without Board approval of such stock acquisition, all Rights holders except the acquiror may purchase the shares of First Virginia Common Stock held by the acquiror at a similar discount.

     The  Rights  will expire  on  August  8,  1998.    First  Virginia  Common
Stock certificates  issued  after  August  8,  1988  (including  those  issued
to   Bancorp stockholders pursuant to the Affiliation) contain or will contain a legend  evidencing the existence of the Rights applicable to those shares.

      Each share of First Virginia Common Stock issued to a Bancorp stockholder in exchange for Bancorp Common Stock pursuant to the Affiliation will be subject to the Shareholder Rights Plan and will carry with it a Right as described above.

     The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire First Virginia (other than pursuant to a "permitted offer" as that term is defined in the Shareholder Rights Plan) or with First Virginia's prior approval) without conditioning the offer on the Rights being redeemed or substantially all the Rights being acquired. However, the Rights should not interfere with any merger or other business combination approved by First Virginia (other than with an Acquiring Person as that term is defined under the Shareholder Rights Plan) because the Rights are redeemable under those circumstances.


                    CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS


      First  Virginia is  a  Virginia corporation  subject  to the  provisions
of the Virginia  Stock Corporation  Act (the  "VSCA").   Bancorp  is  a Maryland
corporation subject to the  provisions of  the MGCL.   Stockholders of Bancorp,
whose rights are governed by Bancorp's Charter and By-Laws and by the MGCL, may, upon consummation of the Affiliation, become stockholders of First
Virginia.   The  rights  of Bancorp stockholders as stockholders of  First
Virginia will then be governed by the Articles of Incorporation and Bylaws of First Virginia and by the VSCA.

      Set forth below are certain differences between the rights of Bancorp stockholders under Bancorp's Charter and By-Laws and under the MGCL, on the one hand, and the rights of First Virginia stockholders under First Virginia's Articles of Incorporation and Bylaws and under the VSCA, on the other hand, including with respect to, among other matters, (i) indemnification of directors, officers, employees and agents, and (ii) limitation of personal liability of directors. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the MGCL, the VSCA, the Charter and By-Laws of Bancorp, and the Articles of Incorporation and Bylaws of First Virginia.

Size and Classification of the Board of Directors

      Bancorp's Charter provides for the number of directors to be not less than five, no more than 25, as is fixed from time to time pursuant to the Bylaws. Bancorp's Charter divides the Board of Directors into three classes, with each class being elected for successive three-year terms. At present, Bancorp's Board of Directors is comprised of three classes consisting of an aggregate of 17 directors.

      First Virginia's Articles of Incorporation provide for the number of directors to be 16 unless otherwise fixed by the Bylaws, provided that the number of directors shall not be less than three nor more than thirty. The Board of Directors of First Virginia is also divided into three classes, each of which is elected for successive three-year terms. First Virginia's Bylaws currently provide for 15 directors divided into three equal classes of five directors each.

Election of Directors

      Directors of both Bancorp and First Virginia are elected by a majority of votes cast at a meeting of stockholders, duly called and at which a quorum is present. The Charter of Bancorp provides that directors may be removed only for cause and by the vote of at least two-thirds of the votes entitled to be cast at a meeting of stockholders duly called for the consideration of
such removal.   First  Virginia's Articles  of Incorporation provide that
directors may only be removed by the vote of 80% of the stockholders entitled to vote on such action.

      Vacancies   on  Bancorp's  Board   of  Directors,  whether  created   by
death, resignation, retirement, disqualification or removal of a director or by increase in size of the Board, may be filled by a majority of directors then in office. First Virginia's Articles of Incorporation also provide that vacancies may be filled by the majority of directors then in office provided that directors may only fill up to two vacancies resulting from an increase in the size of the Board of Directors.

      Under First Virginia's Bylaws, a director must own in his sole name and have in his personal possession or control capital stock of First Virginia having an aggregate par value of not less than $1,000.

      Under the MGCL and Bancorp's Charter and By-Laws, directors have no stock ownership requirements.

Interested Director Transactions

      Under the MGCL, a contract or other transaction between a Maryland corporation and a director or entity of which any director is a director or in which any director has a material financial interest is neither void nor voidable if either (i) the fact of the common directorship or interest is known or disclosed either (a) to the board or a committee thereof and a majority of disinterested directors on the board or such committee approve the contract or transaction or (b) to the stockholders entitled to vote and the contract or transaction is approved by a majority of the votes cast exclusive of shares owned by the interested director or entity, or (ii) the
contract or  transaction  is fair  and  reasonable  to the  corporation.   If
the contract or transaction is not approved as described above, the person asserting the validity of the contract or transaction bears the burden of proving it was fair and reasonable to the corporation when authorized,
ratified  or approved.   Any  procedures which  are specified  in the  section
of the MGCL relating to the approval of indemnification payments by a corporation may also be used to approve such a contract or transaction.


      The VSCA generally permits transactions involving a Virginia corporation and an interested director of that corporation if (i) the material facts are disclosed to the board of directors or a committee thereof and a majority of the disinterested directors on the board or such committee authorized, approved or ratified the transaction, (ii) the material facts are disclosed to the stockholders entitled to vote and the transaction is authorized, approved or ratified by the vote of a majority of the shares entitled to be voted on the matter (excluding shares owned or controlled by the interested director or entity), or (iii) the transaction is fair to the corporation.

Voting Requirements

      Pursuant to the VSCA and First Virginia's Articles of Incorporation, a plan of merger or exchange (except in certain circumstances as described below) or a transaction involving the sale of all or substantially all of First Virginia's assets requires the vote of more than two-thirds of all votes entitled to be cast on such transaction by each voting group entitled to vote on the transaction, if (i) the proposed action has been approved and recommended by a majority of the directors then in office, (ii) the proposed action involves only First Virginia and a subsidiary of First Virginia or
(iii) certain price conditions set forth in the Articles of Incorporation are met. The affirmative vote of holders of eighty percent (80%) of the outstanding shares entitled to vote is required if none of the conditions
described above  is met.   Pursuant  to First  Virginia's Articles  of
Incorporation, except as otherwise provided in Articles V, X and XI, the Articles of Incorporation may be amended by vote of a majority of all votes entitled to be cast by each voting group entitled to vote on the amendment.

      Except as described below, under the MGCL and Bancorp's Charter, an amendment to Bancorp's Charter, a merger (except in certain circumstances as described below), consolidation, a share exchange in which Bancorp is not the successor or a sale of all or substantially all of the assets of Bancorp requires the approval of the holders of two-thirds of the outstanding shares of Bancorp Common Stock and any other class entitled to vote thereon. Notwithstanding the foregoing, the affirmative vote of at least 80% of the outstanding shares entitled to vote is required for the approval of certain "business combinations" (as defined in the Bancorp Charter) unless approved by a two-thirds vote of the "continuing directors" (as defined in Bancorp's Charter). Upon consummation of the Affiliation, former Bancorp stockholders who receive First Virginia Common Stock will be subject to the rules applicable to First Virginia, pursuant to which any of the transactions described immediately above will require the approval of 80% of the outstanding shares of First Virginia Common Stock, unless one of the conditions is met.

      The  VSCA  does  not  require a  stockholder  vote  of  the  surviving
Virginia corporation in a merger if (i) the merger agreement does not amend the existing articles of incorporation of the surviving corporation such that the amendment would otherwise require shareholder approval, (ii) each outstanding share of capital stock of the surviving corporation before the merger is unchanged after the merger, and (iii) the number of voting or participating shares to be issued by the surviving corporation in the merger does not exceed 20% of the voting or participating shares, respectively, outstanding immediately prior to the merger. The MGCL does not require a stockholder vote of the surviving Maryland corporation in a merger if the merger does not amend the surviving corporation's charter or change its outstanding stock and the number of shares to be issued by the surviving corporation in the merger does not exceed 15% of the shares of the same class or series outstanding immediately before the merger becomes effective.

Dissenters' Rights

      Under the VSCA, a dissenting stockholder of a Virginia corporation participating in certain transactions, such as certain mergers or consolidations, may, under varying circumstances, receive cash in the amount of the fair value of his shares (as may be ultimately determined by a court) in lieu of the consideration he would otherwise receive in any such
transaction.   Unless  otherwise provided  in the  articles  of incorporation of a Virginia corporation, the VSCA does not generally provide such dissenter's rights of appraisal with respect of (i) a sale of assets comprising less than all or substantially all of a corporation's assets,
(ii) an amendment to the articles of incorporation, (iii) a merger, share exchange or sale of property by a corporation having shares which are either listed on a national securities exchange or widely-held (i.e., by at least 2,000 record stockholders), if such stockholder received cash or shares of the surviving corporation or any other listed or widely- held corporation, or
(iv) stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger.

      Under  the  MGCL,  a  stockholder  does   not  have  appraisal  rights  if
such stockholder's stock is listed on a national securities exchange or is designated as a security listed on The NASDAQ National Market or if such stockholder's stock is that of the surviving corporation in a merger and the merger does not alter or change such stock.

Stockholder Power to Call a Special Meeting

      Under the MGCL, the board of directors and other persons specified in the corporation's articles of incorporation or by-laws and the holder or holders of 25% or more of the voting stock of a Maryland corporation may call a special stockholders' meeting. Under First Virginia's Bylaws, special meetings of the stockholders can be called by the president or secretary only at the written request of a majority of the directors, provided that, if as of the date of the request for such special meeting there is a Related Person
(as defined in Article X of the Articles of Incorporation), such majority shall include a majority of the Continuing Directors (also as defined in Article X of the Articles of Incorporation), or by the holders of eighty percent (80%) of the voting power of all of the then outstanding shares of capital stock of First Virginia entitled to vote generally in the election of directors. Upon consummation of the Affiliation, no individual or group of former Bancorp stockholders who become holders of First Virginia Common Stock solely as a result of the Affiliation will own a sufficient number of shares of First Virginia Common Stock to call a special meeting of stockholders of First Virginia.]

Notice of Special Meeting

      Pursuant to First Virginia's Bylaws, notice of any special meeting of First Virginia stockholders must be mailed not less than 10 days, nor more than 60 days prior to the date fixed for the meeting. In the case of a special meeting called for the purposes of acting on an amendment to the Articles of Incorporation or plan of merger or similar transaction, notice shall be given not less than 25 days nor more than 60 days before the date of the meeting.

      Under Bancorp's By-Laws and the MGCL, notice for a special meeting of holders of Bancorp Common Stock must be provided not less than 10 days nor more than 90 days before the meeting.

Authorized Stock

      First Virginia's Articles of Incorporation authorize the issuance of up to 60,000,000 shares of common stock and 3,000,000 shares of preferred stock. As of June 30, 1994, there are approximately 32,769,000 shares of First Virginia Common Stock and 79,480 shares of First Virginia Preferred Stock outstanding. Bancorp's Charter authorizes the issuance of 10,000,000 shares of common stock and 5,000,000 shares of series preferred stock. Currently, no preferred stock of Bancorp is outstanding.

Inspection of Stockholder Lists

      Under the VSCA, First Virginia stockholders may inspect a list of First Virginia stockholders during the 10-day period prior to any stockholder meeting at First Virginia's principal place of business or at the office of its transfer agent. First Virginia stockholders of record for at least six months or who hold at least 5% of all the outstanding shares may inspect First Virginia's stockholder list at any time, provided that the appropriate request is made.

      Under the MGCL, one or more holders of Bancorp Common Stock only may inspect Bancorp's stockholder list if such stockholders have been stockholders of record for at least six months and own 5% of the outstanding stock of the corporation, provided that the appropriate request is made.

Indemnification

      Under the VSCA, a Virginia corporation may indemnify a director or officer against liability if the director or officer conducted himself in good faith and believed that his official conduct was in the best interests of the corporation and all other non-official conduct was not opposed to the corporation's best interests, or in the case of a criminal proceeding, had no
reasonable cause  to believe his conduct was unlawful.   A corporation may  not
indemnify a director or officer in connection with a proceeding in which the director or officer is adjudged liable on the basis that he received an improper personal benefit. A director or officer also cannot be indemnified in connection with a proceeding by or in the right of the corporation in which the director or officer is adjudged liable to the corporation. In addition, under the VSCA, any corporation may indemnify, including an indemnity with respect to a proceeding by or in the right of the corporation, and may provide for advances or reimbursement of expenses, to any director, officer, employee or agent that is authorized by the articles of incorporation or any bylaw approved by the stockholders or any resolution adopted, before or after the subject event, by the stockholders except an indemnity against (i) willful misconduct or (ii) a knowing violation of criminal law. To the fullest extent permitted by the VSCA, First Virginia's Articles of Incorporation require indemnification of all directors, advisory directors and officers of First Virginia, and permit indemnification of employees and agents of First Virginia and directors, advisory directors, officers, employees and agents of subsidiaries and affiliates of First Virginia.
Subject to the statutory exceptions, First Virginia's Articles of Incorporation eliminate liability of any director, advisory director or officer of First Virginia in connection with a proceeding by or in the right of the corporation or by or on behalf of it stockholders, unless the director, advisory director or officer engaged in wilful misconduct or knowingly violated any criminal or securities law.

      Under the MGCL, a Maryland corporation may indemnify any director, officer, employee or agent of the corporation made a party to any proceeding by reason of service in that capacity unless: (i) the act or omission of the director, officer, employee or agent was material to the matter giving rise to the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director, officer, employee or agent actually received an improper personal benefit; or (iii) in a criminal proceeding, the director, officer, employee or agent had reasonable cause to believe that the act or omission was unlawful. However, in a proceeding by or in the right of the corporation, indemnification may not be made in respect of a proceeding in which the director, officer, employee or agent shall have been adjudged to be liable to the corporation. Bancorp's Charter provides that Bancorp shall indemnify all persons permitted to be indemnified to the maximum extent permitted under the MGCL.

      Under the MGCL and Bancorp's Charter the liability of Bancorp's directors and officers to Bancorp or its stockholders for money damages is
limited:   (i) to  the extent it is proved that the person actually received improper benefit or profit, for the amount of such benefit or profit, and (ii) to the extent that a judgment adverse to the person is entered in a proceeding based on a finding that such person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Business Combination and Affiliation Statutes

      The MGCL imposes conditions and restrictions on certain "business combinations" (including, among other various transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation's stock (an "Interested Stockholder"). Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. After such five- year period, a business combination with an Interested
Stockholder  must be:   (a) recommended  by  the  corporation's  board  of
directors; and (b) approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by the corporation's outstanding shares of voting stock and (ii) two-thirds of the votes entitled to be cast by the outstanding shares of voting stock which are not held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's common stockholders receive a "fair price" (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his shares.

      The VSCA also provides similar restrictions on "affiliated transactions" (including, among other various transactions, mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions) with an "interested shareholder" (generally the beneficial owner of more than 10% of any class of the corporation's outstanding voting shares). During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the "disinterested directors" (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation's voting shares other than shares beneficially owned by the interested shareholder. The foregoing requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder's acquisition of voting shares making such person an interested shareholder prior to such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if (i) the transaction is approved by the holders of two-thirds of the corporation's voting shares, other than shares beneficially owned by the interested shareholder, (ii) the affiliated transaction has been approved by a majority of the disinterested directors, or (iii) subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to insure that all stockholders receive fair and equivalent consideration, regardless of when they tender their shares.

      The  First   Virginia  Articles  of  Incorporation  provide   that  a
"business combination" (as defined therein) shall require only the affirmative vote otherwise required by law if (i) it has been approved by a majority of First Virginia's directors (including a majority of all "Continuing Directors," as that term is defined in the Articles of Incorporation); or (ii) the business combination is solely between First Virginia and a subsidiary; or (iii) certain price conditions and procedures are satisfied.

Power to Amend Bylaws

      Under the MGCL, the power to amend, alter or repeal bylaws of a Maryland corporation generally is vested in the stockholders unless the bylaws or charter provide otherwise. Bancorp's By-Laws provide that both the Board of Directors or the stockholders may amend, alter or repeal the By-Laws of Bancorp, provided that the stockholders may not amend, alter or repeal the provisions of Article II, Section 2 which relate to matters within the exclusive power of the Board of Directors to fix from time to time the number of directors of Bancorp.

      The Articles of Incorporation of First Virginia provide that the power to adopt, alter, amend or repeal the Bylaws of First Virginia is vested in the Board of Directors except that the stockholders may adopt new bylaws, or alter, amend or repeal the Bylaws by the affirmative vote of holders of not less than 80% of the voting power of all of the then outstanding shares of capital stock of First Virginia.

Control Share Acquisition Statutes

      Under the MGCL's control share acquisition law, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 20%, 33-1/3% and 50% of all outstanding shares are denied unless conferred by a special stockholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and certain directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's articles of incorporation or by-laws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. Unless a corporation's charter or bylaws provide otherwise or voting rights for the acquired shares are approved by the requisite stockholder vote, the statute permits such corporation to redeem the acquired shares at "fair value" if the voting rights are not approved by the requisite stockholder vote. The acquiring person may demand a stockholder's meeting to consider authorizing voting rights for control shares subject to certain disclosure obligations and payment of certain costs. If voting rights are approved and the acquiror is entitled to exercise a majority or more of the voting power of all outstanding stock, objecting stockholders may have their shares appraised and repurchased by the corporation for cash.

      Under the VSCA's control share acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person at ownership levels of 20%, 33-1/3%, and 50% of all outstanding shares may, under certain circumstances, be denied unless conferred by a special stockholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and certain directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation. If authorized in the corporation's articles or by-laws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a "control share acquisition statement" with the corporation within sixty days
of the last acquisition of  such shares.   If voting rights  are approved for
control shares comprising more than fifty percent of the corporation's outstanding stock, objecting stockholders may have the right to have their shares repurchased by the corporation for "fair value."

Employee Benefit Plan Matters

      First Virginia's Articles of Incorporation contain a provision permitting a majority of the entire Board of Directors to establish, adopt, alter, amend or repeal certain employee benefit plans. Bancorp has no analogous provision in its Charter or By-Laws.


                                       EXPERTS

      The  consolidated  financial   statements  of  First  Virginia
incorporated by reference in First Virginia's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included herein
and incorporated  herein by  reference.   Such consolidated financial
statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      With respect to the unaudited consolidated interim financial information for the quarters ended March 31, 1994 and June 30, 1994, incorporated by reference in this Proxy Statement-Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in First Virginia's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994, and incorporated herein by reference, state that they did not audit and they do not express
an opinion on that interim financial information.   Accordingly, the degree of
reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

      The financial statements incorporated in this Proxy Statement-Prospectus by reference to the Annual Report on Form 10-K of Bancorp for the three years ended December 31, 1993 have been audited by Stegman & Company, independent certified public accountants, whose reports thereon are incorporated herein by reference in reliance upon the report of said firm and upon the authority of said firm as experts in auditing and accounting.

      Representatives of Stegman & Company are expected to be present at the Special Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.


                                 LEGAL MATTERS

      The validity of the securities offered in connection with the Affiliation will be passed upon for First Virginia by Christopher M. Cole, Vice President
and Assistant General  Counsel of  First Virginia.   Certain  legal matters  in
connection  with the Affiliation will  be passed upon  for Bancorp  by Miles &
Stockbridge, a Professional Corporation, Baltimore, Maryland.   In  addition,
certain tax matters will be passed upon by Miles & Stockbridge, a Professional Corporation.

                           PRO FORMA FINANCIAL INFORMATION

                           Pro Forma Combined Balance Sheet
                                    June 30, 1994
                                     (Unaudited)

The following unaudited pro forma combined balance sheet presents (i) the historical unaudited consolidated balance sheets of First Virginia and Bancorp at June 30, 1994, and (ii) pro forma combined balance sheet at June 30, 1994 assuming the Affiliation had taken place and was accounted for as a purchase. The unaudited pro forma combining balance sheet should be read in conjunction with the historical consolidated financial statements of First Virginia and Bancorp, including the respective notes thereto, which are incorporated by reference in this Proxy Statement-Prospectus, and the unaudited historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. The pro forma combined balance sheet is not necessarily indicative of the financial condition that actually would have resulted had the Affiliation been consummated on the date indicated or that may be obtained in the future.

                                                            As of June 30, 1994
                                                                           Consolidated     Pro-forma
                                           First Virginia       Bancorp     Adjustments     Combined
                                                (dollars in thousands)
ASSETS
Cash and non-interest bearing deposits       $   330,005      $   32,025   $ (47,393) (2)  $   262,030
                                                                             (52,607) (3)
Interest-bearing deposits with banks                               2,336                         2,336
Federal funds sold & securities purchased
  under agreements to resell                     100,000          12,900                       112,900
Mortgage loans held for sale                      21,139                                        21,139
Investment securities - held to maturity       2,045,794         282,319      44,535  (5)    2,372,648
Investment securities - available for sale                        44,535     (44,535) (5)
Loans, net of unearned income                  4,508,293         316,133                     4,824,426
 Deduct:  allowance for loan losses              (53,472)         (5,710)                      (59,182)
  Net loans                                    4,454,821         310,423                     4,765,244
     Premises and equipment                      142,726           9,123                       151,849
     Other assets                                135,074          16,160      79,964  (6)      231,198
                                                                             104,504  (1)
                                                                              47,393  (2)
                                                                             (71,933) (4)
                                                                             (79,964) (6)
   Total Assets                               $7,229,559        $709,821    $(20,036)       $7,919,344

LIABILITIES
 Deposits:
   Noninterest-bearing                        $1,081,503        $ 84,455    $           $1,165,958
   Interest bearing                            5,171,954         533,341                     5,705,295
    Total deposits                             6,253,457         617,796                     6,871,253
 Interest, taxes & other liabilities              57,453           6,529                        63,982
 Short-term borrowings and securities
  sold under agreements to repurchase            174,706           8,932                       183,638
   Other indebtedness                                              4,528                         4,528
   Long-term indebtedness                          4,216             103                         4,319
    Total liabilities                          6,489,832         637,888                     7,127,720

SHAREHOLDERS' EQUITY
 Preferred Stock, $10 par value                      795                                           795
 Common Stock, $1 par value                       32,769           2,699       2,834  (1)       34,177




                                                                              (1,426) (3)
                                                                              (2,699) (4)
 Capital surplus                                  76,651          29,728     101,670  (1)      127,140
                                                                             (51,181) (3)
                                                                             (29,728) (4)
 Retained earnings                               629,512          39,506     (39,506) (4)      629,512

    Total shareholders' equity                   739,727          71,933     (20,036)          791,624

Total liabilities & shareholders' equity      $7,229,559        $709,821   $ (20,036)       $7,919,344

                            (see accompanying notes)

                        Pro Forma Combined Statement of Income
                                     (Unaudited)

The following unaudited pro forma combined statements of income have been prepared based on the historical statements of income for First Virginia and Bancorp for the six months ended June 30, 1994 and for the year ended December 31, 1993 assuming the Affiliation had taken place and was accounted for as a purchase. The unaudited pro forma combined statements of income should be read in conjunction with the historical consolidated financial statements of First Virginia and Bancorp, including the respective notes thereto, which are incorporated by reference in this Proxy Statement- Prospectus, and the unaudited consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement- Prospectus. The pro forma combined statements of income are not necessarily indicative of the results that actually would have occurred had the Affiliation been consummated on the dates indicated or that may be obtained in the future.


                                                              Year Ended December 31, 1993
                                                                                       Consolidated       Pro-forma
                                                  First Virginia        Bancorp         Adjustments        Combined
                                                                      (in thousands, except per share data)
Interest income
 Interest and fees on loans                         $360,551             $  27,485    $                    $388,036
 Interest on mortgage loans held for sale              2,568                                                  2,568
 Income on investment securities                     133,304                16,320                          149,624
 Income from federal funds sold and securities
   purchased under agreements to resell                8,359                   767     (4,250) (2)            4,876
    Total interest income                            504,782                44,572     (4,250)              545,104

Interest expense
 Deposits                                            161,175                16,719                          177,894
 Short-term borrowings                                 3,563                   307                            3,870
 Long-term indebtedness                                  221                    14                              235
    Total interest expense                           164,959                17,040                          181,999

Net interest income                                  339,823                27,532     (4,250)              363,105
Provision for loan losses                              6,450                 1,821                            8,271
Net interest income after provision for loan
 losses                                              333,373                25,711     (4,250)              354,834

Other income
 Service charges on deposit accounts                  34,448                 2,589                           37,037
 Insurance premiums and commissions                    6,555                                                  6,555
 Credit card service charges and fees                 11,070                                                 11,070
 Trust services                                        5,001                   472                            5,473
 Income from other customer services                  16,533                   499                           17,032
 Securities gains before income tax
   provisions                                            711                                                    711
 Other                                                 8,222                   912                            9,134
    Total other income                                82,540                  ,472                           87,012

Other expenses
 Salaries and employee benefits                      134,296                 9,435                          143,731
 Occupancy                                            18,207                 1,177                           19,384
 Equipment                                            19,634                 1,277                           20,911
 FDIC assessment                                      13,412                 1,354                           14,766
 Other                                                60,218                 3,874      3,349  (6)           69,441
    Total other expenses                             245,767                17,117      3,349               266,233

Income before income taxes                           170,146                13,066     (7,599)              175,613
Provision for income taxes                            54,122                 3,558     (1,488) (2)           56,192
NET INCOME                                          $116,024                $9,508 (7) (6,111)             $119,421

Net income per share of common stock                   $3.57                 $3.52                            $3.52

Average shares outstanding                            32,512                 2,699                           33,919

                                    (see accompanying notes)

                        Pro Forma Combined Statement of Income
                                     (Unaudited)

                                                                          Six Months Ended June 30, 1994
                                                                                        Consolidated       Pro-forma
                                                  First Virginia        Bancorp         Adjustments        Combined
                                                                      (in thousands, except per share data)
Interest income
 Interest and fees on loans                          $181,246         $  13,549           $                 $194,795
 Interest on mortgage loans held for sale               1,312                                                  1,312
 Income on investment securities                       62,762             7,598                               70,360
 Income from federal funds sold and securities
   purchased under agreements to resell                 3,544               471            (2,125) (2)         1,890
    Total interest income                             248,864            21,618            (2,125)           268,357

Interest expense
 Deposits                                              74,720             8,038                               82,758
 Short-term borrowings                                  2,655               184                                2,839
 Long-term indebtedness                                   237                                                    237
    Total interest expense                             77,612             8,222                               85,834

Net interest income                                   171,252            13,396            (2,125)           182,523
Provision for loan losses                               4,163               396                                4,559
Net interest income after provision for
 loan losses                                          167,089            13,000            (2,125)           177,964

Other income
 Service charges on deposit accounts                   18,038             1,258                               19,296
 Insurance premiums and commissions                     3,248                                                  3,248
 Credit card service charges and fees                   5,422                                                  5,422
 Trust services                                         2,490               311                                2,801
 Income from other customer services                    8,387               248                                8,635
 Securities gains before income tax
   provisions                                             964                29                                  993
 Other                                                  5,069               457                                5,526
    Total other income                                 43,618             2,303                               45,921

Other expenses
 Salaries and employee benefits                        68,993             4,896                               73,889
 Occupancy                                              9,519               578                               10,097
 Equipment                                              9,885               813                               10,698
 FDIC assessment                                        6,794               689                                7,483
 Other                                                 29,548             1,854             1,675  (6)        33,073
    Total other expenses                              124,739             8,830             1,675            135,244

Income before income taxes                             85,968             6,473            (3,808)            88,641
Provision for income taxes                             28,123             1,686              (744) (2)        29,065
NET INCOME                                           $ 57,845           $ 4,787          $ (3,056)          $ 59,576

Net income per share of common stock                    $1.78             $1.77                                $1.75

Average shares outstanding                             32,555             2,699                               33,962

                              (see accompanying notes)



                       NOTES TO PRO FORMA FINANCIAL INFORMATION


(1) Represents issuance of 2,834,000 shares of First Virginia Common Stock issued in exchange for 70% of all outstanding shares of Bancorp Common Stock. Bancorp stockholders will receive 1.5 shares of First Virginia Common Stock for each share of Bancorp Common Stock. Alternatively, Bancorp stockholders may elect to exchange their shares for a cash payment of $58.53 per share, provided that the aggregate number of shares as to which cash elections are properly made and Dissenting Shares may not exceed 30% of all outstanding Bancorp Common Stock. It is assumed that the maximum number of Bancorp stockholders will exercise the cash option and there will be no Dissenting Shares. The value of First Virginia Common Stock to be issued is based on a market value on the date of the Affiliation announcement of $36.875 per share and as a consequence, equity will be increased by $104,504,000.

(2) Represents 809,716 (30% of total shares) shares of Bancorp Common Stock submitted for the cash price of $58.53 per share. Cash utilized for the cash option electees and the shares of First Virginia Common Stock to be purchased in the open market will result in a reduction in interest income on those funds. Entries on the Income Statement reflect the loss of these funds at an imputed rate of 4.25%, net of income taxes at the marginal federal rate of 35%.

(3) In connection with this transaction, First Virginia will repurchase up to $100,000,000 of its shares of common stock in the open market. This amount will be reduced to the extent that Bancorp stockholders elect the cash option so that the total cash paid for stockholders electing the cash option and the cash used to repurchase shares of First Virginia Common Stock in the open market does not exceed $100,000,000. This entry represents the repurchase of 1,426,640 shares of First Virginia Common Stock in the open market at an approximate price of $36.875.

(4) Represents the elimination of Bancorp equity.

(5) Upon consummation of the Affiliation, all investment securities in Bancorp's "available for sale" category will be classified as held-to-maturity. It is the policy of First Virginia to retain all securities to maturity and it has the intention and capacity to do so.

(6) Represents the net excess of the price paid over the value of the assets received and classified to Goodwill or to Deposit Intangibles. This amount will be amortized over an average period of approximately 23.875 years.

(7) Net income of Bancorp for the year ended December 31, 1993 excludes $1,431,000 or $.53 per share due to the cumulative effects of an accounting change. This change was a result of adoption of SFAS No. 109 "Accounting for Income Taxes" which changed the method by which Bancorp accounted for deferred taxes.

                                                            APPENDIX A











                           AGREEMENT AND PLAN OF REORGANIZATION

                                          between

                                FIRST VIRGINIA BANKS, INC.

                                            and

                                 FARMERS NATIONAL BANCORP






                                       July 1, 1994







                                           INDEX

                                                                      Page


                                  ARTICLE 1.

                                  THE MERGER  . . . . . . . . . . . .  A-1
1.1   The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . .  A-1
1.2   Effective Date and Closing Date . . . . . . . . . . . . . . . .  A-3
1.3   Dissenting Bancorp Stockholders . . . . . . . . . . . . . . . .  A-3
1.4   Employee Benefits . . . . . . . . . . . . . . . . . . . . . . .  A-3
1.5   Participation Agreements  . . . . . . . . . . . . . . . . . . .  A-4
1.6   Employment Agreement  . . . . . . . . . . . . . . . . . . . . .  A-6
1.7   Board Member  . . . . . . . . . . . . . . . . . . . . . . . . .  A-6
1.8   Employment of First Virginia Officer  . . . . . . . . . . . . .  A-6
1.9   Bank Conversions  . . . . . . . . . . . . . . . . . . . . . . .  A-6
1.10  Continued Existence of Farmers  . . . . . . . . . . . . . . . .  A-6
1.11  Directors of Banks  . . . . . . . . . . . . . . . . . . . . . .  A-6
1.12  Director Compensation . . . . . . . . . . . . . . . . . . . . .  A-7
1.13  Treatment of Employees  . . . . . . . . . . . . . . . . . . . .  A-7
1.14  Certain Definitions . . . . . . . . . . . . . . . . . . . . . .  A-7

                                  ARTICLE II.

                        EVENTS PRECEDING EFFECTIVENESS. . . . . . . .  A-8
2.    Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-8

                                 ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES. . . . . . . .  A-9
3.1  Representations and Warranties of Bancorp  . . . . . . . . . . .  A-9
      (a)   Organization and Authority  . . . . . . . . . . . . . . .  A-9
      (b)   Capital Structure . . . . . . . . . . . . . . . . . . . .  A-9
      (c)   Corporate Authority . . . . . . . . . . . . . . . . . . .  A-9
      (d)   Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . A-10
      (e)   Financial Statements  . . . . . . . . . . . . . . . . . . A-10
      (f)   Absence of Undisclosed Liabilities  . . . . . . . . . . . A-10
      (g)   No Material Adverse Changes . . . . . . . . . . . . . . . A-11
      (h)   Tax Matters . . . . . . . . . . . . . . . . . . . . . . . A-11
      (i)   Property  . . . . . . . . . . . . . . . . . . . . . . . . A-11
      (j)   Litigation  . . . . . . . . . . . . . . . . . . . . . . . A-12
      (k)   Contracts and Commitments . . . . . . . . . . . . . . . . A-12
      (l)   Accuracy of Information Supplied  . . . . . . . . . . . . A-13
      (m)   Bancorp and its Subsidiaries' Employee Benefit Plans  . . A-13
      (n)   Defined Benefit and Deferred Contribution Plans . . . . . A-13
      (o)   Environmental Matters . . . . . . . . . . . . . . . . . . A-14
      (p)   Loan Portfolio  . . . . . . . . . . . . . . . . . . . . . A-15
      (q)   Compliance with Laws  . . . . . . . . . . . . . . . . . . A-15
      (r)   Insurance . . . . . . . . . . . . . . . . . . . . . . . . A-16
      (s)   Applicable Takeover Laws  . . . . . . . . . . . . . . . . A-16
      (t)   Charter Provisions  . . . . . . . . . . . . . . . . . . . A-16
3.2   Representations and Warranties of First Virginia  . . . . . . . A-16
      (a)   Organization, Standing and Power  . . . . . . . . . . . . A-16
      (b)   Capital Structure . . . . . . . . . . . . . . . . . . . . A-16
      (c)   Authority . . . . . . . . . . . . . . . . . . . . . . . . A-17
      (d)   Financial Statements  . . . . . . . . . . . . . . . . . . A-17
      (e)   No Material Adverse Change  . . . . . . . . . . . . . . . A-17
      (f)   Accuracy of Information Supplied  . . . . . . . . . . . . A-17
      (g)   First Virginia Common Stock to be Issued  . . . . . . . . A-18
      (h)   Litigation  . . . . . . . . . . . . . . . . . . . . . . . A-18
      (i)   Tax Representations . . . . . . . . . . . . . . . . . . . A-18

                                  ARTICLE IV.

               CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE DATE. . . . A-18
4.1   Conduct of the Business  of Bancorp and  its Subsidiaries'
        Prior to the Effective Date . . . . . . . . . . . . . . . . . A-18
4.2   Forbearances  . . . . . . . . . . . . . . . . . . . . . . . . . A-19
4.3   No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . A-19
4.4   Compliance with Tax-Free Provisions . . . . . . . . . . . . . . A-20
4.5   Access and Information  . . . . . . . . . . . . . . . . . . . . A-20
4.6   Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . A-21
4.7   Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . A-21
4.8   Meeting of Bancorp Stockholders . . . . . . . . . . . . . . . . A-21
4.9   Affiliates of Bancorp . . . . . . . . . . . . . . . . . . . . . A-21
4.10  Insurance Applications  . . . . . . . . . . . . . . . . . . . . A-21
4.11  Bank Conversion . . . . . . . . . . . . . . . . . . . . . . . . A-21
4.12  Applications to the Maryland Bank Commissioner  . . . . . . . . A-22
4.13  Federal Reserve Applications  . . . . . . . . . . . . . . . . . A-22
4.14  Changes Requested by First Virginia . . . . . . . . . . . . . . A-22

                                  ARTICLE V.

                         COVENANTS OF FIRST VIRGINIA. . . . . . . . . A-22
5.1   Issuance of Stock and Payment of Cash . . . . . . . . . . . . . A-22
5.2   Stock Adjustments . . . . . . . . . . . . . . . . . . . . . . . A-22
5.3   Preparation of Registration Statement . . . . . . . . . . . . . A-23
5.4   Applications to the Maryland Bank Commissioner  . . . . . . . . A-23
5.5   Application to the Bureau of Financial Institutions . . . . . . A-23
5.6   Federal Reserve Applications  . . . . . . . . . . . . . . . . . A-23
5.7   Indemnification . . . . . . . . . . . . . . . . . . . . . . . . A-23
5.8   Directors' and Officers' Liability Insurance  . . . . . . . . . A-24
5.9   Effect of Future Transactions . . . . . . . . . . . . . . . . . A-24
5.10  Executive Employment Agreements . . . . . . . . . . . . . . . . A-24

                                  ARTICLE VI.

        CONDITIONS PRECEDENT TO FIRST VIRGINIA'S OBLIGATIONS
           HEREUNDER . . . . . . . . . . . . . . . . . . . . . . . .  A-25
6.1   Representations, Warranties . . . . . . . . . . . . . . . . . . A-25
6.2   No Adverse Changes  . . . . . . . . . . . . . . . . . . . . . . A-25
6.3   Audit of Bancorp and its Subsidiaries . . . . . . . . . . . . . A-25
6.4   Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . A-25
6.5   Events Preceding the Effective Date . . . . . . . . . . . . . . A-25
6.6.  No Adverse Proceedings  . . . . . . . . . . . . . . . . . . . . A-25

                                 ARTICLE VII.

           CONDITIONS PRECEDENT TO BANCORP'S OBLIGATIONS HEREUNDER. . A-26
7.1   Representations, Warranties and Covenants . . . . . . . . . . . A-26
7.2   Events Preceding the Effective Date . . . . . . . . . . . . . . A-26
7.3   No Adverse Proceedings or Events  . . . . . . . . . . . . . . . A-26
7.4   No Adverse Changes  . . . . . . . . . . . . . . . . . . . . . . A-26
7.5.  Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . A-26
7.6.  Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . A-26
7.7.  Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . A-26

                                 ARTICLE VIII.

         TAX OPINION AND RESTRICTIONS CONCERNING THE RESALE OF FIRST
                VIRGINIA COMMON STOCK BY AFFILIATES OF BANCORP  . . . A-27
8.1   Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . A-27
8.2   Restrictions on Affiliates  . . . . . . . . . . . . . . . . . . A-27

                                  ARTICLE IX.

            TERMINATION, AMENDMENT AND SURVIVAL OF REPRESENTATIONS. . A-28
9.1   Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . A-28
9.2   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . A-28
9.3   Survival of Representations and Covenants . . . . . . . . . . . A-29
9.4   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . A-29
9.5   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-30
9.6   Entire Agreement in Effect  . . . . . . . . . . . . . . . . . . A-30
9.7   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-30
9.8   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . A-31

                  AGREEMENT AND PLAN OF REORGANIZATION



      THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") dated this 1st day of July, 1994 by and between FIRST VIRGINIA BANKS, INC. ("First Virginia"), a Virginia corporation with its main office at 6400 Arlington Boulevard, Falls Church, Virginia 22042-2336 and FARMERS NATIONAL BANCORP ("Bancorp"), a Maryland corporation and a registered bank holding company, with its main office at 5 Church Circle, Annapolis, Maryland 21401 (First Virginia and Bancorp each being referred to herein as a "Party" and collectively referred to herein as "Parties").


                           W I T N E S E T H:


      WHEREAS, the Boards of Directors of First Virginia and Bancorp deem it advisable and in the best interests of the Parties and their stockholders that Bancorp be acquired by First Virginia through a merger (the "Merger") of Bancorp with and into First Virginia pursuant to a Plan of Merger in the form attached hereto as Exhibit A (the "Plan of Merger"); and

      WHEREAS, the Parties desire to provide for certain undertakings, conditions, warranties, representations and covenants in connection with the transactions contemplated hereby.

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the Parties agree as follows:


                               ARTICLE 1.

                               THE MERGER

      1.1 The Merger. Upon performance of all covenants and obligations of the Parties contained in this Agreement and upon the terms and conditions contained herein, on the Effective Date of the Merger, Bancorp shall be merged with and into First Virginia, pursuant to the Plan of Merger, the terms of which are incorporated herein by reference to the same extent as if fully set forth herein. The Plan of Merger provides for the terms of the Merger, the mode of carrying the same into effect and the basis and manner of converting the outstanding shares of Bancorp Common Stock, $1.00 par value per share (the "Bancorp Common Stock") into shares of First Virginia Common Stock, $1.00 par value per share (the "First Virginia Common Stock"). As a result of the Merger, each share of Bancorp Common Stock outstanding on the Effective Date (other than "Dissenting Shares" as hereinafter defined) will be converted into 1.5 shares of First Virginia Common Stock, proportionately adjusted for any stock split, stock dividends or other similar capital adjustments between the date of this Agreement and the Effective Date. No fractional shares of First Virginia Common Stock shall be issued to Bancorp stockholders. In lieu thereof, each Bancorp stockholder shall receive upon surrender of his Bancorp Common Stock an amount in cash equal to the amount of any fractional share he would otherwise be entitled to receive multiplied by the average of the closing prices per share of First Virginia Common Stock as reported by The Wall Street Journal under the heading "New York Stock Exchange--Composite Transactions" or any comparable heading then in use, for each of the last ten trading days ending on the tenth trading day prior to the Effective Date of the Merger.

      Holders of shares of Bancorp Common Stock will be given the option of exchanging their shares for $58.53 per share in cash, provided that the number of shares that may be exchanged for cash, when added to Dissenting Shares (as defined in Section 1.3), shall not exceed 30% of the shares of Bancorp Common Stock outstanding immediately
prior to  the Effective Date.   The cash election must be made at  the
time Bancorp stockholders vote on the Merger and once such vote has been taken, cash elections shall be irrevocable. If the aggregate of (i) shares for which a cash election is made and (ii) Dissenting Shares exceed 30% of the shares of Bancorp Common Stock outstanding immediately prior to the Effective Date of the Merger, First Virginia first will pay cash for shares submitted for cash exchange by each
holder of 100  or fewer   shares of Bancorp  Common Stock (if  such
holder has submitted  all his shares for cash exchange) and  then will
pay cash for shares submitted  for cash  pro rata.   Shares  not
exchanged  for cash  after proration  will be exchanged for First
Virginia Common Stock at the  exchange ratio provided above.   If (i)
the aggregate of (A) shares as to which a cash election is made and (B) Dissenting Shares is less than 10.1% of the total number of shares of Bancorp Common Stock outstanding immediately prior to the Effective Date of the Merger and (ii) First Virginia is advised by its independent accountants that it cannot otherwise qualify to treat the Merger as a purchase for accounting purposes after First Virginia has used all reasonable efforts to qualify for such purchase accounting treatment by repurchasing outstanding shares of First Virginia Common Stock, then First Virginia will pay to Bancorp stockholders, other than for Dissenting Shares and shares for which a cash election is made, a pro rata cash payment equal in an aggregate amount to the difference between (i) the amount of cash that would have been paid if there were no Dissenting Shares and holders of 10.1% of the total number of shares of Bancorp Common Stock outstanding immediately prior to the Effective Date of the Merger had elected cash at $58.53 per share in exchange for that percentage of shares of Bancorp Common Stock and
(ii) the aggregate amount of cash paid to Bancorp stockholders electing cash and holders of Dissenting Shares (for purposes of this calculation only, holders of Dissenting Shares shall be assumed to
be  entitled to receive $58.53 cash per  Dissenting Share).   The pro
rata cash payment payable to each Bancorp stockholder (other than for Dissenting Shares and shares for which a cash election is made) as provided in the immediately preceding sentence shall be in exchange for that number of shares of Bancorp Common Stock held by such stockholder immediately prior to the Effective Date equal to the amount of such cash payment divided by $58.53, and the remaining shares of Bancorp Common Stock held by such Stockholder immediately prior to the Effective Date will be converted into shares of First Virginia Common Stock at the exchange ratio and upon the terms and conditions provided above.

      Stockholders who elect to exchange some or all of their shares of Bancorp Common Stock for cash must submit to Bancorp certificates for the shares being exchanged for cash at or prior to the meeting of Bancorp stockholders referred to in Paragraph 4.8. If the Merger is approved by Bancorp stockholders at this meeting, a stockholder's election to receive cash is irrevocable and Bancorp will retain certificates for shares submitted for cash purchase until either (i) termination of this Agreement, upon which Bancorp will return such certificates or (ii) the Effective Date of the Merger when the exchange agent will exchange such certificates for cash to the extent required by this Agreement and the Plan of Merger.

      1.2 Effective Date and Closing Date. The Effective Date of the Merger shall be the date specified in the Articles of Merger filed with both the Maryland State Department of Assessments and Taxation pursuant to the Maryland General Corporation Law and the Articles of Merger filed with the Virginia State Corporation Commission pursuant
to the Virginia  Stock Corporation Act.   The Closing Date shall be  the
date when all documents, including officers' certificates, legal opinions, shareholder resolutions and agreements shall be exchanged between the parties hereto. The Closing Date shall be a date mutually agreed to by First Virginia and Bancorp but in any case shall be on or after the date of Bancorp's Special Meeting of Stockholders called to consider the Merger.

      1.3   Dissenting Bancorp  Stockholders.   Stockholders  of
Bancorp shall have the rights provided in Section 3-202 et seq. of the Corporations and Associations Article of the Annotated Code of
Maryland.   Notwithstanding  anything in  this  Agreement to  the
contrary, shares of Bancorp Common Stock which are issued and outstanding immediately prior to the Effective Date of the Merger and which are held by a stockholder who has exercised in accordance with applicable law the right (to the extent such right is available by law) to demand and receive payment of the fair value of his shares of Bancorp Common Stock ("Dissenting Shares" and the holders of Dissenting Shares being "Dissenting Stockholders") pursuant to Maryland law shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 1.1 of this Agreement, unless and until such holder shall fail to perfect his right to receive payment of such fair value or shall have effectively withdrawn or lost such
right.   If such holder shall have so  failed to  perfect his  right to receive payment of such fair value or shall have effectively withdrawn or lost such right, each of his shares of Bancorp Common Stock shall thereupon be deemed to have been converted into, at the Effective Date of the Merger, the right to receive shares of First Virginia Common Stock together with any required pro rata cash payment (if
applicable) as provided in Paragraph 1.1.   Prior to the Effective Date,
Bancorp shall comply with all notice and other provisions of the above-mentioned sections of the Maryland Code and shall keep First Virginia fully advised thereof and shall give First Virginia prompt notice of any demands received from Dissenting Stockholders and the opportunity to participate in all negotiations and proceedings with
respect  to any such demands.   Bancorp shall  not, except with  the
prior written consent of First Virginia, voluntarily make any payment with respect to or settle any such demands for payment.

      1.4   Employee Benefits.  Employees of Bancorp and its
subsidiaries (each subsidiary of  Bancorp   is  hereinafter  referred
to   as  "Subsidiary"  or  collectively   as  the "Subsidiaries")  will
be eligible to participate in all of First Virginia's employee benefit programs, provided they meet the eligibility requirements of those programs. Except for First Virginia's Post Retirement Medical Program, service with Bancorp and its Subsidiaries shall be considered service with First Virginia for purposes of eligibility, vesting and benefits under all these programs except as otherwise provided in paragraphs (a) and (b) below.

            (a) Bancorp currently has a pension plan known as The Farmers National Bank of Maryland Pension Plan (the "Farmers' Pension
Plan").   With the mutual  agreement of Bancorp and First Virginia, the
Farmers' Pension Plan will either be terminated or merged into First Virginia's Pension Trust Plan. If it is terminated, participants in that plan would receive (either at retirement or otherwise in accordance with the provisions of that plan) all of their pension benefits which are vested and accrued in the plan as of the termination date and Farmers' Pension Plan participants, as well as other employees of Bancorp and its Subsidiaries, would be credited for years of employment with Bancorp and the Subsidiaries prior to the Effective Date of the Merger solely for purposes of determining eligibility and vesting under First Virginia's Pension Trust Plan, but not for purposes
of  determining accrued benefits.   If the  Farmers' Pension Plan is
merged into First Virginia's Pension Trust Plan, then Farmers' Pension Plan participants would receive credit under First Virginia's Pension Trust Plan for their prior service with Farmers, not only for purposes of determining eligibility and vesting, but also for determining accrued benefits, provided that First Virginia, in its sole discretion, determines that the Farmers' Pension Plan is adequately funded to support the level of benefits for prior service under the merged plan.

            (b) With respect to the Farmers National Bank of Maryland Profit Sharing Plan (the "Farmers' Plan"), a contribution shall be determined under that plan's terms and made to that plan for each full calendar year before the Effective Date and the portion of the calendar year in which the Merger occurs that precedes the Effective Date of the Merger. With the mutual agreement of Bancorp and First Virginia, the Farmers' Plan will either be terminated or merged into First Virginia's Employees Thrift Plan (the "Thrift Plan"). With respect to the Thrift Plan, for purposes of determining eligibility and vesting under the Thrift Plan, employees of Bancorp and its Subsidiaries will be credited with years of employment with Bancorp and its Subsidiaries prior to the Effective Date of the Merger.

            (c) With respect to First Virginia's Nonqualified Profit Sharing Plan, all employees of Bancorp and its Subsidiaries as of the Effective Date of the Merger shall be able to participate in that plan and participate in the benefits for the plan year in which the merger is completed (which participation in the year of Merger will be pro-rated based on the period of time during that year that employees of Bancorp and its Subsidiaries are covered by that plan).

            (d) Any sick or vacation leave that has been accrued by an employee of Bancorp and its Subsidiaries as of the Effective Date shall not be disturbed, and the number of days of paid vacation which an employee at Bancorp and its Subsidiaries has accrued as of the Effective Date shall not be adversely affected by the Merger during that year.

      1.5 Participation Agreements. First Virginia will observe and perform, or cause to be observed and performed the terms and conditions of the Participation Agreements issued under the "Farmers National Bank of Maryland Executive Benefits Plan" (the "FNB Plan") to John M. Suit, II, Louis A. Supanek, Frank T. Lowman, III and Ross J. Selby as the FNB Plan is amended and in effect on the date of this Agreement, provided, however, that the FNB Plan will be further amended on or prior to the Effective Date, by written instrument reasonably satisfactory in form and content to the Parties, to provide that (a) any benefits these officers receive from the First Virginia Pension Trust Plan (in addition to the benefits they receive from Social Security and from participation in the Farmers' Pension Plan) will reduce on a dollar for dollar basis the benefits they receive from their Participation Agreements at retirement, (b) their benefits will become fully vested under the FNB Plan (i) if there is a change of control of First Virginia (as hereinafter defined) or (ii) upon discharge as to each of them who is discharged other than for cause (as hereinafter defined) on or after the Effective Date, and (c) after the Effective Date, no amendment to or termination of the FNB Plan may be made without the written consent of each holder of a Participation Agreement whose rights would be affected in any respect by the amendment or termination. First Virginia will observe and perform, or cause to be observed and performed, the terms and conditions of the Participation Agreements with Charles L. Schelberg and Glenwood L. Gish, as amended and in effect on the date of this Agreement and, subsequent to the Effective Date, will continue paying retirement benefits to those persons pursuant to
those Agreements.   First Virginia also will  observe and perform, or
cause to be observed and performed the terms and conditions of the Participation Agreement dated July 1, 1986, as amended by a Release dated June 19, 1989, with Thomas G. Moore. First Virginia will guarantee the payment of all benefits due and payable after the Effective Date under the Participation Agreements with Messrs. Suit, Supanek, Lowman, Selby, Schelberg, Gish and Moore pursuant to the terms of an irrevocable and unconditional written guaranty of payment, reasonably satisfactory in form and content to Bancorp, to be executed and delivered by First Virginia on the Closing Date. The First Virginia Trust Agreement covering the Nonqualified Deferred Compensation Programs with Chemical Bank (rabbi trust) shall be amended on or prior to the Effective Date, by written instrument reasonably satisfactory in form and content to Bancorp, to provide that the liabilities under the FNB Plan and the Participation Agreements shall be funded out of the assets of that trust and all insurance policies owned by Farmers National Bank of Maryland or Bancorp and insuring the life of any participants in the FNB Plan shall be transferred, assigned and contributed to that trust for the purpose of funding the FNB Plan and the Participation Agreements. As used in this Paragraph 1.5, (x) a change in control of First Virginia shall occur when (i) any person, together with all other persons controlling, controlled by, or under common control with that person, acquires the right to vote or control the voting of 20% of the shares of stock having the power to vote for the election of directors of First Virginia, (ii) First Virginia consolidates with or mergers into any person and shall not be the continuing or surviving corporation of such consolidation or merger,
(iii) First Virginia permits any person, other than Bancorp, to merge into or consolidate with First Virginia and First Virginia shall be the continuing or surviving corporation but, in connection with such merger or consolidation, the then outstanding shares of First Virginia Common Stock shall be changed into or exchanged for stock or other securities of First Virginia or any other person or cash or any other property or the outstanding shares of First Virginia Common Stock immediately prior to such merger or consolidation shall after such merger or consolidation represent less than 50% of the outstanding shares and share equivalents of the merged or consolidated entity, or (iv) First Virginia sells or otherwise transfers all or substantially all of its assets to any person; and (y) an employee is discharged other than for cause if (i) his discharge was for other than (A) fraud or gross misconduct, (B) continuous and substantial violation of a rule, regulation or policy of First Virginia after written notice from First Virginia, (C) gross negligence, or (D) continuous and substantial failure of the employee to perform his duties after written notice from First Virginia or (ii) the employee resigns from his employment because (A) he is demoted in position, authority or status from his position with Farmers National Bank of Maryland on the date of this Agreement, (B) his duties and responsibilities change significantly from those at the date of this Agreement, (C) the location of his place of employment is changed from Annapolis, Maryland or the Washington/Baltimore metropolitan area or (D) his duties are changed to require a significantly greater amount of travel than the travel required in the performance of his duties prior to the date of this Agreement or (iii) his salary is reduced below his salary in effect on the date of this Agreement.

      1.6 Employment Agreement. On the Effective Date First Virginia will enter into an employment agreement between First Virginia and John
M. Suit, II, under which Mr. Suit will agree to be employed by Farmers National Bank of Maryland ("Farmers") as President and Chief Executive Officer for three years following the Effective Date of the Merger.

      1.7 Board Member. Following the Effective Date of the Merger, First Virginia will amend its Bylaws to add an additional director to its Board of Directors and the Nominating Committee of the First Virginia Board of Directors will recommend for nomination and election to the Board a Bancorp director designated by Bancorp.

      1.8 Employment of First Virginia Officer. Following the Effective Date, Farmers will employ an officer to be designated by First Virginia to work as a member of Farmers' senior management to assist in the development of Farmers' consumer loan activities and assist in the implementation of First Virginia policies, procedures, marketing programs, etc.

      1.9 Bank Conversions. On or before the Effective Date of the Merger and subject to approval of the appropriate regulatory authorities, Bancorp will convert Farmers and Atlantic National Bank ("Atlantic") from national banks to state chartered, Federal Reserve member banks pursuant to Maryland law and the regulations of the Comptroller of the Currency and the Federal Reserve Board. Bancorp shall file the Plans of Conversion and the proposed Articles
of Incorporation with the Maryland Bank Commissioner.   The new Articles
of Incorporation of Farmers shall include the new name "Farmers Bank of Maryland" or "The Farmers Bank of Maryland", subject to regulatory approval. On or before the Effective Date of the Merger, Bancorp agrees to make Caroline County Bank ("Caroline") a Federal Reserve member bank. Farmers, Atlantic and Caroline are sometimes referred to in this Agreement collectively as the "Banks" and individually as a "Bank."

      1.10  Continued Existence  of Farmers.   First Virginia will
maintain Farmers as a wholly owned subsidiary bank named "The Farmers Bank of Maryland" or "Farmers Bank of Maryland" until at least
December 31, 1998.

      1.11  Directors of  Banks.   During the  24 month period  after
the Effective Date, First Virginia will take all requisite action to elect as members of the boards of directors of each of the Banks those persons serving as directors of each of the Banks immediately prior to the Effective Date except for those persons (1) who vote against the Merger at Bancorp's Special Meeting of Stockholders called to consider the Merger or (2) who are seventy-two years old as of the Effective Date. From and after the Effective Date, First Virginia will not permit Farmers to adopt a mandatory retirement age of less than 75 years for continued service on Farmers' Board of Directors by the person serving as Chairman of the Board immediately prior to the Effective Date.

      1.12 Director Compensation. During the 24 month period after the Effective Date, First Virginia will cause the members of the boards of directors of each of the Banks to be paid compensation for their service as directors in amounts (i) in the case of Atlantic and Caroline, total compensation to each director for each calendar year not less than $5,000, and (ii) in the case of Farmers, compensation to each director for each calendar year not less than a $5,000 annual retainer plus $200 for each board of directors meeting (to be held monthly) and committee meeting attended.

      1.13 Treatment of Employees. After the Effective Date, First Virginia will, and will cause each of the Banks and its other subsidiaries to, use its best efforts to minimize terminations of the employees of Bancorp and its Subsidiaries and provide for their continued employment with First Virginia's organization, and give priority to displaced employees of Bancorp and its Subsidiaries equal to that given to employees of First Virginia and its present subsidiaries in filling positions within First Virginia and its subsidiaries for a period of 60 days after notification of job elimination, or until termination of employment, whichever is later, so long as: (i) performance requirements are met, (ii) the job elimination is related to the Merger, and (iii) the job elimination notification is given or the job elimination occurs within one year after the Effective Date. In the case of any employee of Bancorp or its Subsidiaries who has been employed by Bancorp or any of its Subsidiaries for a period of ten years or more as of the Effective Date and who is discharged without cause within one year after the Effective Date, First Virginia will pay to each such employee severance pay in an amount equal to four weeks pay at the rate of compensation in effect for such employee on the date of discharge. Notwithstanding anything contained herein to the contrary, the Parties hereto do not intend that any third party shall have, nor shall any third party be deemed to have, any right to enforce the provisions of this Paragraph 1.13 or assert any claim in connection with this Paragraph 1.13.

      1.14 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

      (a) "material" means material to Bancorp or First Virginia (as the case may be) and its respective subsidiaries, taken as a whole, and determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement with respect to materiality shall determine materiality in that instance.

      (b) "Material Adverse Effect," with respect to a person, means an event, change or occurrence which, individually or in the aggregate,
(i) is reasonably likely to result in a reduction in the consolidated stockholders' equity of such person and its subsidiaries, taken as a whole, by the amount equal to or greater than five percent (5%) of the consolidated stockholders' equity of such person and its subsidiaries, taken as a whole, as reflected in the consolidated balance sheet of such person as of June 30, 1994, or (ii) which has a material adverse impact on the ability of such person to consummate the Merger contemplated by this Agreement, provided that in determining whether a Material Adverse Effect has occurred under either (i) or
(ii), the adverse impact of changes in laws or regulations or accounting rules of general applicability or interpretations thereof shall not be included and any decreases in capital under Financial Accounting Standards No. 115 attributable to general increases in interest rates or other effects attributable to interest rate fluctuations also will not be included.

      (c) "person" includes an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization.

      (d) "to the knowledge of" or "to the best of the knowledge of" Bancorp or First Virginia or similar phrases includes the knowledge of the current directors and the current executive officers (including the knowledge of the chief executive officer and chief financial officer after internal inquiry) of Bancorp or First Virginia, as the case may be.

                              ARTICLE II.

                    EVENTS PRECEDING EFFECTIVENESS.

      2. Events. On or before the Effective Date the following shall have occurred:

            (a) a majority of the entire Boards of Directors of First Virginia and Bancorp shall have approved this Agreement;

            (b) the Boards of Directors of Farmers and Atlantic each shall have approved a Plan of Conversion and a new charter for each of Farmers and Atlantic to become a state chartered, Federal Reserve Member Bank;

            (c) the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Maryland Bank
Commissioner shall have approved the conversion of Farmers and Atlantic from national banks into state chartered, Federal Reserve member banks and the Board of Governors of the Federal Reserve System shall have approved the membership application of Caroline;

            (d) the Federal Reserve shall have approved the merger of Bancorp into First Virginia pursuant to the Bank Holding Company Act and the acquisition of all of Bancorp's Subsidiaries;

            (e) the Maryland Bank Commissioner shall have approved the merger of Bancorp into First Virginia and the acquisition by First Virginia of Bancorp's Subsidiaries.

            (f) the Bureau of Financial Institutions of the Virginia State Corporation Commission shall have approved the Merger pursuant to the provisions of Section 6.1-406 of the Code of Virginia;

            (g) a registration statement on Form S-4 containing the proxy statement for Bancorp shall have been filed with the Securities and Exchange Commission (the "SEC") pertaining to the shares of First Virginia Common Stock to be issued in connection with this Agreement and the Plan of Merger (the "Registration Statement"), the Registration Statement shall have become effective, and no stop order shall have been entered with regard to such Registration Statement;

            (h) this Agreement and the Plan of Merger shall have been submitted to the stockholders of Bancorp and approved by an affirmative vote of the holders of at least two-thirds of all the outstanding shares of Bancorp entitled to vote; and

            (i) Articles of Merger containing the provisions required by, and executed in accordance with, the Maryland General
Corporation  Law  and  the  Virginia  Stock Corporation Act (the
"Articles of Merger"), shall have been filed with the Maryland State Department of Assessments and Taxation and the Virginia State
Corporation Commission.

                              ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES.

      3.1 Representations and Warranties of Bancorp. Bancorp represents and warrants to First Virginia the following:

            (a) Organization and Authority. Bancorp is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Each of Bancorp's Subsidiaries is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Each has all requisite power and authority to own, lease and operate its properties and to
carry on its business as now being conducted.   Bancorp and its
Subsidiaries have delivered to First Virginia complete and correct copies of (1) their charters and all amendments thereto to the date hereof and (2) their Bylaws as amended to the date hereof.

            (b)   Capital Structure.

                  (1)   As of  the date of this Agreement, the
authorized capital stock of Bancorp consists of 10,000,000 shares of Common Stock, $1.00 par value per share. As of the date hereof, 2,699,056 shares of Bancorp Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable. Bancorp has authorized Preferred Stock but there are no shares of Preferred Stock outstanding. No options to purchase Bancorp Common Stock have been issued.

                  (2) Bancorp has no commitments to issue or sell any such shares or any securities or obligations convertible into or exchangeable for such shares, or given any person the right to subscribe for or acquire any such shares and no securities or obligations representing such rights are outstanding.

            (c) Corporate Authority. The execution of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board
of  Directors of Bancorp.   This Agreement  and the Plan  of Merger are
valid and binding obligations of Bancorp and no further corporate authorization on the part of Bancorp is necessary to consummate the transactions contemplated hereby or thereby except the approval of the stockholders of Bancorp pursuant to applicable law. Except as otherwise disclosed in writing to First Virginia, neither the execution and delivery of this Agreement and the Plan of Merger nor the consummation in accordance with the terms of the transactions contemplated hereby and thereby nor compliance by Bancorp or any of its Subsidiaries with any provision hereof or thereof will (i) conflict with or result in a breach of any provision of their charters or bylaws or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Bancorp or any of its Subsidiaries is a party or by which Bancorp and its Subsidiaries or any of their properties or assets may be bound in any instance in which such right of termination, cancellation or acceleration if exercised would have a Material Adverse Effect, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Bancorp or its Subsidiaries or any of their properties or assets in any instance in which such violation would have a Material Adverse Effect. Except for consents the lack of which would not have a Material Adverse Effect, and except as otherwise disclosed in writing to First Virginia, no consent is required in connection with the execution and delivery by Bancorp of this Agreement or the Plan of Merger except for the consents, approvals, and satisfaction of conditions hereinafter set forth and consummation by Bancorp and its Subsidiaries of the transactions contemplated hereby.

            (d) Subsidiaries. Bancorp owns all the issued and outstanding shares of Farmers, Atlantic and Caroline as well as Farmers National Land Corporation and Farmers National Mortgage Corporation. Farmers owns all of the issued and outstanding shares of Colonial Securities Corporation. Bancorp has and will have on the Effective Date no other subsidiaries.

            (e) Financial Statements. Bancorp has delivered to First Virginia its 1993 Annual Report to Stockholders and Form 10-K and Bancorp has also delivered its Quarterly Report on Form 10-Q for the period ended March 31, 1994 which includes (1) Unaudited Consolidated Balance Sheet as of March 31, 1994 and Audited Consolidated Balance Sheet as of December 31, 1993; (2) Unaudited Consolidated Statements of Changes in Stockholders' Equity for the three months ended March 31, 1994 and 1993; (3) Unaudited Consolidated Statement of Income for the three months ended March 31, 1994 and 1993 and (4) the Unaudited Consolidated Statements of Cash Flow for the three months ended March 31, 1994 and 1993 together with the Notes to those Consolidated Statements (the "Financial Statements"). Subject to required yearend adjustments and the absence of certain footnote information in the unaudited statements, the Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated or as more particularly set forth therein. The Unaudited Consolidated Balance Sheets included as a part of the Financial Statements present fairly as of March 31, 1994 the consolidated financial position and assets and liabilities of Bancorp. The Unaudited Consolidated Statements of Income present fairly the consolidated results of operations of Bancorp for the periods indicated.

            (f)   Absence of Undisclosed Liabilities.   Except to the
extent reflected or reserved against in the Financial Statements or as disclosed in writing to First Virginia, neither Bancorp nor any of its Subsidiaries as of the date of this Agreement has any liabilities or obligations of any nature (other than contingent liabilities that have been disclosed in writing to First Virginia) that would have a Material Adverse Affect or any liabilities in the nature of employment contracts with, or agreements to pay bonuses to any of its directors, officers or employees, other than liabilities or obligations incurred in the ordinary course of business, none of which liabilities or obligations would have, individually or in the aggregate, a Material Adverse Effect on Bancorp and its Subsidiaries.

            (g) No Material Adverse Changes. Since March 31, 1994, there has been no material adverse change in the assets or liabilities or in the business or condition (financial or otherwise) of Bancorp or its Subsidiaries that would have, individually or in the aggregate, a Material Adverse Effect on Bancorp and its Subsidiaries, which has not been previously disclosed to First Virginia.

            (h)   Tax Matters.   Bancorp and its  Subsidiaries have
filed all tax returns required to be filed for each of the five years ended December 31, 1992 (and an extension request for filing income tax returns for the year ended December 31, 1993 has been timely filed by Bancorp), and have paid or set up an adequate reserve for the payment of all taxes required to be paid in respect of the periods covered by such returns and have set up an adequate reserve for the payment of all income, property, sales, employment, franchise or other taxes anticipated to be payable in respect of the period subsequent to the last of said periods and for the payment of all other taxes, except where the failure to do so would not have a Material Adverse Effect. Bancorp and its Subsidiaries will not have any material liability for any  such taxes in excess  of the amounts so paid or the reserve so established and Bancorp and its Subsidiaries are not delinquent in the payment of any material tax assessment or governmental charge. No material deficiencies for any tax assessment or governmental charge have been proposed, asserted or assessed against Bancorp and its Subsidiaries which would not be covered by existing reserves and, as of the date of this Agreement, no requests
for  waivers for the time to assess any such taxes are pending.   All of
the Bancorp's Subsidiaries have timely filed all information returns for customers required to be filed by the IRS and to the best of its knowledge, has complied with all IRS requirements regarding the certification of taxpayer identification numbers of customers and backup withholding, except where failure to do so would not have, individually or in the aggregate, a Material Adverse Effect on Bancorp and its Subsidiaries.

            (i)   Property.

                  (1)   Bancorp  and its  Subsidiaries own  all
operating real properties reflected as owned by them in the Financial Statements free and clear of all mortgages, liens, pledges, charges
or  encumbrances  of  any   nature  whatsoever  (collectively,
"Encumbrances") that are material to the financial condition, results of operations or business of Bancorp and its Subsidiaries taken as a whole, except (i) liens for current taxes not yet due and payable,
(ii) mortgages, deeds of trust or other Encumbrances reflected in the Financial Statements, (iii) such imperfections of title, easements and other Encumbrances as do not materially detract from or interfere with the present use of such operating real properties subject thereto or affected thereby, (iv) Encumbrances incurred in the ordinary course of business after the date of this Agreement with the written consent of First Virginia which shall not be unreasonably withheld, and (v) Encumbrances disclosed in writing to First Virginia.

                  (2) As of the date of this Agreement, substantially all tangible real or personal property and assets material to the business operation or financial condition of Bancorp and its Subsidiaries on a consolidated basis which are owned by them or in which any of them has an interest (other than a security interest) are in substantially good operating condition and repair, ordinary wear and tear excepted.

                  (3)   All  leases   material  to  Bancorp  and  its
Subsidiaries on a consolidated basis pursuant to which Bancorp and its Subsidiaries lease real property are valid and effective in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, and there is not, under any such leases, any material existing default by Bancorp and its Subsidiaries or any event which with notice or lapse of time or both would constitute such a material default.

            (j)   Litigation.   Other  than as  has been  set forth  to
First Virginia in writing, neither Bancorp nor any of its Subsidiaries is a party to any pending or, to the best of Bancorp's knowledge and belief, threatened claim, action, suit, investigation or proceeding, nor is subject to any order, judgment or decree except for matters which in the aggregate will not have and cannot reasonably be expected to have a Material Adverse Effect on Bancorp and its Subsidiaries. Except as previously disclosed in writing to First Virginia, neither Bancorp nor any of its Subsidiaries is subject to any agreement,
memorandum   or  understanding  or  similar  arrangement  with  any
regulatory authority restricting its operations or requiring that certain actions be taken, and, neither Bancorp nor any of its Subsidiaries has received any notification from any governmental or regulatory authority, or the staff thereof, asserting that it is not in compliance with any statutes, regulations or ordinances which such authority enforces, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse
Effect on  Bancorp and its Subsidiaries.   For the  purposes of this
paragraph, a threatened claim shall mean any claim which has been actually and overtly asserted against Bancorp or its Subsidiaries in a written communication delivered to an officer of Bancorp.

            (k)   Contracts  and  Commitments.   Except  as  reflected
in the Financial Statements or as previously disclosed in writing to First Virginia, neither Bancorp nor its Subsidiaries has as of the date hereof and, except to the extent consented to in writing by First Virginia, will not have on the Effective Date:

                  (1) any bonus, stock option plans, deferred compensation plans, profit-sharing, retirement arrangements or other fringe benefit plans (other than those terminable at will by Bancorp or a Subsidiary) nor any outstanding calls, commitments or agreements of any character requiring the issuance of shares of its capital stock;

                  (2)   any debt  obligations for borrowed money
(including guaranties or agreements to acquire such debt obligations of others) except for debt obligations incurred or acquired in the ordinary course of its banking business;

                  (3) any outstanding loans for any person other than those made in the ordinary course of Bancorp's banking business;

                  (4) any outstanding loan participations with any of its directors, officers, stockholders or employees;

                  (5) any agreement for services or for the purchase or disposition of any equipment or supplies except those incurred in the ordinary course of business;

                  (6) any lease of personal property with annual rentals aggregating $50,000 or more;

                  (7) any agreement or contract with any third party for the provision of data processing or other services to Bancorp or its Subsidiaries which involves payment by Bancorp or its Subsidiaries of more than $5,000 per month and which (i) has more than six months to run from the date of this Agreement or (ii) may not be canceled by Bancorp or its Subsidiaries as appropriate on 180 days notice or less without penalty.

                  (8) any outstanding loans to its officers, directors, significant stockholders (collectively "insiders"), or to firms, partnerships or corporations in which any insiders are partners, executive officers, directors or significant stockholders or to any entity which would be a "related interest" of an insider as defined in 12 C.F.R. Section 215.2(1) made at rates of interest more favorable or involving greater risks of collectibility than similar loans made to outsiders.

            (l) Accuracy of Information Supplied. As of their respective filing dates, Bancorp's Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 and 1992 and proxy statement for 1994, and any other filings made from and after the date hereof with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (such filings being collectively referred to herein as the "Bancorp Filings") complied in all material respects with the regulations of the SEC, and none of the Bancorp Filings, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. The information which has been or will be supplied by Bancorp to First Virginia for inclusion in the Registration Statement or any amendment thereto pertaining to the transactions contemplated hereby (the "Registration Statement") filed with the Securities and Exchange Commission ("the "SEC") or the Prospectus contained therein (the "Prospectus"), at the time the Registration Statement becomes effective will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements not misleading, provided that information as of a later date shall be deemed to modify information of an earlier date.

            (m) Bancorp and its Subsidiaries' Employee Benefit Plans. Bancorp and its Subsidiaries have delivered to First Virginia or its counsel and filed with the appropriate governmental authority, as to each employee benefit plan subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), a true and correct copy of (i) the most recent annual report (Form 5500, 5500-C or 5500-R, as appropriate) filed with the Internal Revenue Service ("IRS"), (ii) each IRS favorable determination letter or opinion letter for each such Plan, as applicable, (iii) such Plan documents, (iv) each such Plan,
(v) each applicable Summary Plan Description, and (vi) the most recent actuarial report or valuation relating to each tax-qualified Deferred Compensation Plan that was delivered to Bancorp or one of its Subsidiaries by the actuary or recordkeeper for such Plan.

            (n) Defined Benefit and Deferred Contribution Plans. Farmers currently maintains a defined benefit plan which is the Farmers' Pension Plan and a defined contribution plan which is the Farmers' Plan (the "Plans" or individually, the "Plan"). Bancorp and its Subsidiaries have no other defined benefit or defined contribution plan. Bancorp represents with respect to each Plan that: (i) to the best knowledge of Bancorp based on due inquiry, it substantially complies in all material respects with all applicable provisions of ERISA the breach or violation of which would have a Material Adverse Effect; (ii) all material reporting and disclosure requirements of ERISA imposed upon the Plan have been substantially complied with,
(iii) to the best knowledge of Bancorp based on due inquiry, the Plan has not engaged in any material transaction prohibited by Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986 as amended (the "Code") for which an exemption is not applicable; (iv) the minimum funding standards in Section 302 of ERISA and Section 412 of the Code, do not apply with respect to the Farmers' Plan; (v) no material contributions to the Plan from Bancorp are currently past due;
(vi) the Plan is not subject to any partial plan terminations that would have a Material Adverse Effect; (vii) the Plan does not have any material property (other than shares of Bancorp Common Stock) which does not have a readily ascertainable value; (viii) the Plan does not own any employer security or real property as defined in ERISA Section 407 (other than shares of Bancorp Common Stock); (ix) to the best knowledge of Bancorp based on due inquiry, no proceedings, investigation, filing, or other matters are pending before the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or other public or quasi-public body in connection with the Plan except for such matters as may have been instituted by Bancorp by virtue of the Merger contemplated by this Agreement or which if adversely determined or resolved would not have a Material Adverse Effect on Bancorp and its Subsidiaries; and (x) to the best knowledge of Bancorp based on due inquiry, the Plan is qualified in all material respects under Section 401(a) and other applicable provisions of the Code including, in the case of the Farmers Plan, Section 401(K).

            (o) Environmental Matters. For purposes of this subsection, the following term shall have the indicated meaning:

                  "Environmental  Law" means  any federal,  state or
            local  law, statute, ordinance, rule,  regulation, code,
            license, permit,  authorization, approval, consent,   order,
            judgment,   decree,  injunction   or  agreement   with  any
            governmental  entity   relating  to   (i)  the  protection,
            preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or
            disposal of Hazardous Substances.   The term "Environmental
            Law" includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C.
            Section 7401, et seq; the Federal Water Pollution Control act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic
            Substances  Control  Act,   as amended, 15 U.S.C. Section
            9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state and local laws, and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

      Except as otherwise disclosed in writing to First Virginia, to the best knowledge of Bancorp after internal inquiry, neither Bancorp, any of its Subsidiaries, nor any properties owned or operated by Bancorp or any of its Subsidiaries or in which such entity has a security interest, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that are not reasonably likely to have, individually or in the aggregate,
a  Material  Adverse  Effect  on  Bancorp  and  its Subsidiaries.   To
the best knowledge of Bancorp after internal inquiry, there are no actions, suits or proceedings, or demands, claims, notices or
investigations (including without   limitation  notices,  demand
letters or requests for information from any environmental agency) instituted, pending or threatened relating to the liability of any properties owned or operated by Bancorp or any of its Subsidiaries or in which such entity has a security interest under any Environmental Law, except for liabilities or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            (p)   Loan Portfolio.  Except as disclosed  in writing to
First Virginia, each loan outstanding on the books of Farmers, Atlantic or Caroline (hereinafter referred to as the "Banks" or individually as the "Bank") is in all respects what it purports to be, was made in the ordinary course of business, was not known to be uncollectible at the time it was made, and was made substantially in accordance with the respective Bank's standard loan policies as in effect at the time made. The records of the Banks regarding all loans outstanding on its books are accurate in all material respects. The reserves for possible loan losses (subject to yearend adjustments) on the outstanding loans of the Banks and the reserves for the real estate owned by the Banks as reflected in the Financial Statements, have been established in accordance with generally accepted accounting principles and with the requirements of the FDIC, and in the best judgment of the management of the Banks, are adequate to absorb all known and anticipated loan losses in the loan portfolio of the Banks, and any losses associated with other real estate owned or held by the Banks. Except for those loans disclosed to First Virginia, no loan in excess of $100,000 has been classified as of the date hereof by the Banks or regulatory examiners as "Other Loans Specifically Mentioned", "Substandard",
"Doubtful"  or  "Loss".    Except  as  has  been disclosed  to First
Virginia, each loan reflected as an asset on the Financial Statements is the legal, valid and binding obligation of the obligor and any guarantor, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, and no defense, offset or counterclaim has been asserted with respect to any such loan which, if successful, would have a Material Adverse Effect on Bancorp and its Subsidiaries.

            (q)   Compliance  with Laws.   Except  as previously
disclosed in writing to First Virginia, neither Bancorp nor any of its Subsidiaries (i) is in violation of any law, order or permit applicable to its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or (ii) has received any notification or communication from any agency or federal, state or local government or any regulatory authority or the staff thereof (a) asserting that either Bancorp or its Subsidiaries is not in compliance with any law or order which such governmental authority or regulatory authority enforces, which noncompliance could reasonably be expected to have a Material Adverse Effect; or (b) threatening to revoke any material permits, or
(c) requiring either Bancorp or its Subsidiaries (1) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding or (2) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its management, or the payment of dividends.

            (r)   Insurance.   Bancorp  and its  Subsidiaries are
presently insured, and since December 31, 1993 have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Bancorp and its Subsidiaries are in full force and effect, Bancorp and its Subsidiaries are not in material default thereunder, and all material claims thereunder have been filed in due and timely fashion, except where the failure to make any such claim or to have such insurance or bond coverage would not have, individually or in the aggregate, a Material Adverse Effect on Bancorp and its Subsidiaries. Bancorp and its Subsidiaries have no knowledge of any material inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance. Bancorp and its Subsidiaries have no knowledge of any state of facts or of the occurrence of any event that is reasonably likely to form the basis for any claim against it not fully covered (except to he extent of any applicable deductible) by the policies or binders referred to above except claims that would not have a Material Adverse Effect.

            (s)   Applicable Takeover Laws.   Bancorp  has taken all
necessary action to exempt the transactions contemplated by this Agreement from any applicable Maryland takeover law.

            (t) Charter Provisions. Bancorp has taken all action so that the entering into this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement will be exempt from any change of control or anti-takeover provisions of the Charter, Bylaws, or other governing instruments of Bancorp or any of its Subsidiaries and will not restrict or impair the ability of First Virginia to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any of Bancorp's Subsidiaries that may be acquired or controlled by First Virginia.

      3.2   Representations and  Warranties of First Virginia.   First
Virginia represents and warrants to Bancorp as follows:

            (a) Organization, Standing and Power. First Virginia is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly registered as a bank holding company under the Bank Holding Company Act.

            (b) Capital Structure. As of March 31, 1994, and as shown by the 1994 First Quarter Report to Stockholders, the authorized capital stock of First Virginia consisted of 60,000,000 shares of Common Stock, par value $1.00 per share, of which approximately 32,424,000 shares were issued and outstanding as of such date and 3,000,000 shares of Preferred Stock, par value $10.00 per share, of which 79,618 shares were issued and outstanding at such date. As of March 31, 1994, 1,125,727 shares of Common Stock were reserved:
115,237 for the conversion of Preferred Stock and 622,513 for stock options and stock appreciation rights and 387,977 for bank acquisitions. As of the date hereof and as of the Effective Date, all outstanding shares of capital stock of First Virginia have been validly issued and are fully paid and nonassessable.

            (c) Authority. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of First Virginia, no approval of the stockholders of First Virginia is required to consummate the transaction herein and therein, and this Agreement and the Plan of Merger are valid and binding obligations of First Virginia. Neither the execution and delivery of this Agreement and the Plan nor the consummation of the transactions contemplated hereby or thereby, nor compliance by First Virginia with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of First Virginia's Articles of Incorporation or Bylaws, or a default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement or other instrument, or violation to which First Virginia is a party or by which it or any of its properties or assets may be bound in any instance in which such right of termination, cancellation or acceleration if exercised would have a Material Adverse Effect, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to First Virginia or any of its properties or assets in any instance in which such violation would have a Material Adverse Effect. Except for consents the lack of which would not have a Material Adverse Effect, no consent or approval by any governmental authority is required for the execution and delivery by First
Virginia of this Agreement and  the Plan  of Merger   except for  the
approval of all the applicable regulatory agencies and meeting of conditions hereinafter set forth, the consummation by First Virginia of the transactions contemplated hereby and thereby.

            (d)   Financial Statements.   The  consolidated financial
statements of First Virginia contained in First Virginia's 1994 First Quarter Report to Stockholders and heretofore delivered by it to Bancorp have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such financial statements. Each of the balance sheets contained in such statements presents fairly as of its date the consolidated financial condition and assets and liabilities of First Virginia. The income statements, statements of stockholders' equity and statements of changes in financial position contained in such statements present fairly the consolidated results of operations of First Virginia for the periods indicated.

            (e) No Material Adverse Change. Since the date of the financial statements described in Section 3.2(d) above, there has been no material adverse change in the assets or liabilities or in the business or condition (financial or otherwise), results of operations or prospects of First Virginia that would have, individually or in the aggregate, a Material Adverse Effect on First Virginia and its Subsidiaries.

            (f) Accuracy of Information Supplied. As of their respective filing dates, First Virginia's Annual Reports on Form 10-K for the fiscal years ended December 31, 1992 and 1993 and proxy statement dated March 8, 1994, and any other filings made from and after the date hereof with the SEC pursuant to the Exchange Act (such filings being collectively referred to herein as the "First Virginia Filings") complied in all material respects with the regulations of the SEC, and none of the First Virginia Filings, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. The information which has been or will be supplied by First Virginia for inclusion in the proxy statement to be distributed to the stockholders of Bancorp (the "Proxy Statement") in respect of the Merger or any amendment or supplement thereto will not contain any untrue statement of a material fact nor omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading; provided, that information of a later date shall be deemed to modify information of an earlier date.

            (g) First Virginia Common Stock to be Issued. Each share of First Virginia Common Stock issued in connection with the consummation of the Merger to stockholders of Bancorp will be validly issued, fully paid and nonassessable.

            (h)   Litigation.   Except as reflected  in the First
Virginia Filings, there are no actions, proceedings or investigations pending or, to the best of First Virginia's knowledge and belief, threatened against First Virginia or any First Virginia subsidiary which, if adversely determined, would have a Material Adverse Effect on the financial conditions or operations of First Virginia and its subsidiaries. Neither First Virginia nor any of its bank subsidiaries is subject to any agreement, memorandum of understanding or similar arrangement with any regulatory authority restricting its operations or requiring that certain actions be taken, and, neither First Virginia nor any of its bank subsidiaries has received any notification from any governmental or regulatory authority, or the staff
thereof,  asserting  that  it  is   not  in  compliance   with  any
statutes, regulations or ordinances which such authority enforces, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Virginia and its Subsidiaries.

            (i) Tax Representations. First Virginia has no present plan or intention to sell or dispose any of the assets of Bancorp or its Subsidiaries after the Effective Date of the Merger, except for (i) sales, transfers or other distributions made in the ordinary course of business and (ii) transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code"); First Virginia has no present plan or intention to reacquire any of the shares of First Virginia Common Stock it will issue to stockholders of Bancorp pursuant to the Merger; and following the Effective Date First Virginia will continue the historic businesses of Bancorp and its Subsidiaries as presently conducted.

                              ARTICLE IV.

            CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE DATE.

      4.1 Conduct of the Business of Bancorp and its Subsidiaries' Prior to the Effective Date. During the period from the date of this Agreement to the Effective Date, Bancorp and its Subsidiaries shall conduct their operations according to the ordinary and usual course of business consistent with current practices and use their best efforts to maintain and preserve their business organizations, employees and advantageous business relationships and retain the services of their executive officers. Following the date of this Agreement, Bancorp and First Virginia will coordinate the record and payment dates for each regular quarterly dividend of Bancorp and First Virginia so that the stockholders of Bancorp will be entitled to receive either a Bancorp or First Virginia regular dividend for each fiscal quarter commencing prior to the Effective Date.

      4.2   Forbearances.

            (a) During the period from the date of this Agreement to the Effective Date, neither Bancorp nor its Subsidiaries shall without the prior written consent of First Virginia:

                  (i)   make any changes to their Charters or Bylaws;

                (ii) adjust, split, combine or reclassify its Common Stock; make, declare or pay any dividend (except that Bancorp may declare or pay its normal dividend at a quarterly rate of $.30 per share on its regular quarterly payment dates in accordance with Paragraph 4.1) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of their capital stock or any securities or obligations convertible into or exchangeable for any shares of their capital stock, or grant any stock options or stock appreciation rights or give any person any right or warrant to acquire any shares of their capital stock;

               (iii) enter any contract or commitment or incur or agree to incur any liability or make any capital expenditures except in the normal course of business;

                (iv) except as provided in Paragraph 1.5, increase in any manner the compensation or fringe benefits of any of their directors, officers, agents or employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such directors, officers, agents or employees or become a party to, amend or commit itself to any pension, retirement, profit sharing, welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or officer or other person other than payments consistent with past practices and current incentive compensation plans, increases which are not material and other increases consented to by First Virginia in writing;

                  (v) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business; or

                (vi) merge or consolidate or agree to merge or consolidate with or into any other corporation.

      4.3   No Solicitation.   Unless and until this Agreement shall
have been terminated pursuant to its terms, from and after the date hereof neither Bancorp nor its Subsidiaries nor any of their executive officers, directors, or agents shall, directly or indirectly,
encourage, solicit  or initiate discussions or   negotiations with any
person (other than First Virginia) concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar transaction involving Bancorp or its Subsidiaries (an "Acquisition Proposal") or disclose, directly or indirectly, to any person in connection with an Acquisition Proposal any information not customarily disclosed to the public concerning Bancorp or its Subsidiaries, afford to any other person access to the properties, books or records of Bancorp or its Subsidiaries in connection with an Acquisition Proposal or otherwise assist any person preparing to make or who has made such an Acquisition Proposal, or enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of significant amount of assets, except in a situation in which a majority of the full Board of Directors of Bancorp has determined in good faith, upon advice of counsel, that such Board has a fiduciary duty to consider and respond to a bona fide Acquisition Proposal by a third party (which Acquisition Proposal was not directly or indirectly solicited by Bancorp or its Subsidiaries or any of their respective officers, directors, representatives, agents or affiliates after the date of this Agreement) and provides written notice of its intention to consider such Acquisition Proposal and the material terms thereof to First Virginia at least five days before responding to the Acquisition Proposal provided, however, that if such Acquisition Proposal by its terms requires a response in a shorter period, Bancorp shall provide such notice within one business day after it receives the Acquisition Proposal and may thereafter respond in an appropriate
fashion.   Bancorp and its Subsidiaries will  promptly communicate to
First Virginia the identity of the offeror and the terms of any Acquisition Proposal which it may receive in respect to any of the foregoing transactions.

      4.4 Compliance with Tax-Free Provisions. Neither Bancorp nor First Virginia shall take any action prior to or after the Effective Date of the Merger which would disqualify the Merger as a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986 as amended.

      4.5   Access  and Information.    Bancorp and  its  Subsidiaries
will permit First Virginia to conduct audits of their books and records within 30 days of the date of this Agreement and First Virginia will advise Bancorp of the results within 30 days of the date of this
Agreement.   Such  audits may  include  an examination  of loan  files, accounts receivable and accounts payable, tax returns, agreements, schedule of assets owned, investment portfolio and all other items
deemed necessary by First Virginia.   Bancorp and First   Virginia  will
give  to   the  officers,  accountants,   counsel  and  authorized
representatives of the other Party access to its properties, books and records and those of its subsidiaries and will furnish the other Party with such additional financial and operating data and other information as to its business and properties and those of its subsidiaries as
the  other Party  may  from  time  to time  request.    Bancorp  and its
Subsidiaries and their officers and directors will cooperate with First Virginia and its representatives and counsel in the preparation of any documents or other materials which may be required in connection with the applications to the Federal Reserve Bank of Richmond, the Virginia State Corporation Commission and the Maryland Bank Commissioner and First Virginia's registration statement on Form S-4 as filed with the SEC or in connection with any other documents or materials required by any governmental agency, stock exchange or association of securities dealers. First Virginia will cooperate with and furnish such information to, and cause its directors and officers and those of its subsidiaries to cooperate with and furnish such information to, Bancorp as it may request in connection with the preparation of the proxy statement for the special meeting of the stockholders of Bancorp to consider the Merger. First Virginia shall return the results of its audit review to Bancorp's Board of Directors if First Virginia terminates this Agreement pursuant to Paragraph 9.2(g).

      4.6   Confidentiality.   First  Virginia and  Bancorp shall  cause
its advisers and agents to maintain the confidentiality of all confidential information furnished to it by the other party concerning its and its subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Date of the Merger, each party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other party. In the event that either Bancorp or First Virginia should violate any of the terms of this paragraph, they agree that the party who is not in violation would have an inadequate remedy at law for such violation and may, therefore, seek an injunction without the necessity of bond, to prevent or halt any violation hereof and the parties hereto agree not to raise any defense that the party who is not in violation of this paragraph has an adequate remedy at law. Bancorp and First Virginia further acknowledge and agree that in the event of a violation of the terms and conditions of this paragraph that the party who is not in violation shall have any and all remedies available at law or equity and shall not be limited to the remedy of injunctive relief.

      4.7 Consents. From the date of this Agreement to the Effective Date, Bancorp will use all reasonable efforts to obtain the written consents or approvals of all private third parties whose consent or approval is required with regard to the transactions contemplated by this Agreement, under the terms of any lease, mortgage, indenture or other agreement to which Bancorp or any of its Subsidiaries is a party or by which any of their assets is bound.

      4.8 Meeting of Bancorp Stockholders. Bancorp will duly call and will convene a meeting of its stockholders to act upon the transactions contemplated hereby as soon as practicable, will recommend approval of this Agreement to its stockholders, and will use its best efforts to obtain a favorable vote thereon. The calling and holding of such meetings and all transactions, documents and information related thereto will be in compliance with all applicable laws. The proxy statement for the stockholders' meeting of Bancorp will be contained in the Registration Statement.

      4.9   Affiliates of Bancorp.   Bancorp will  promptly (a) furnish
to First Virginia and its counsel such information as may be necessary to determine those persons who may be deemed to be affiliates of Bancorp within the meaning of Rule 144 and Rule 145 under the Securities Act of 1933 and (b) use their best efforts to obtain from any person who may be deemed to be such an affiliate such undertakings and agreements substantially in the form of Exhibit B, attached.

      4.10 Insurance Applications. Bancorp and its Subsidiaries agree to complete and deliver to First Virginia within 30 days from the date of this Agreement the insurance applications necessary to include insurance coverage for the Banks' property, casualty and fidelity risks and include liability coverage for the Banks' directors and officers under First Virginia's directors and officers liability insurance policy.

      4.11 Bank Conversion. As provided under Section 1.9 of this Agreement, Bancorp and the Banks will make the necessary filings with the Maryland Bank Commissioner and the Comptroller of the Currency to convert Farmers and Atlantic into state chartered, Federal Reserve member banks.

      4.12 Applications to the Maryland Bank Commissioner. Bancorp and its Subsidiaries, jointly with First Virginia, will prepare and file with the Maryland Bank Commissioner applications requesting approval for First Virginia to acquire both Bancorp and its Subsidiaries pursuant to the provisions of Maryland law and will use their best efforts to secure favorable action by the Maryland Bank Commissioner on such applications.

      4.13  Federal  Reserve Applications.   Bancorp  and its
Subsidiaries, jointly with First Virginia, will prepare and file with the Federal Reserve, applications requesting approval for the Merger as well as an application to make the Banks members of the Federal Reserve System and will use its best efforts to secure favorable action by the Federal Reserve on such applications.

      4.14  Changes Requested by  First Virginia.   At the request  of
First Virginia and upon receipt by Bancorp of a written instrument signed by First Virginia and reasonably satisfactory in form and
content  to  Bancorp,  containing  (i)  an   irrevocable  and
unconditional written waiver by First Virginia of all conditions to the obligations of First Virginia under this Agreement to consummate the Merger and the other transactions contemplated hereby, and (ii) the agreement of First Virginia that the requested actions described below will not be deemed, individually or in the aggregate or in combination with any other facts or circumstances, to constitute or have a Material Adverse Effect on Bancorp and its Subsidiaries, then on the last business day prior to the Effective Date of the Merger Bancorp shall, and Bancorp shall cause each of its Subsidiaries to, establish such additional accruals, reserves and charge-offs, through appropriate entries in its accounting books and records, as may be necessary to conform the accounting and credit loss reserve practices and methods of Bancorp and its Subsidiaries to those of First Virginia (as such practices and methods are to be applied from and after the Effective Date of the Merger) and to First Virginia's
plans with  respect to the  conduct of  the business of Bancorp and  the
Banks following the Effective  Date of the Merger.   Any such accruals,
reserves and charge-offs shall not be deemed to cause any representation and warranty of Bancorp to not be true and accurate as of the Effective Date of the Merger.

                               ARTICLE V.

                      COVENANTS OF FIRST VIRGINIA.

      5.1 Issuance of Stock and Payment of Cash. First Virginia will issue and deliver or cause to be delivered the shares of First
Virginia Common Stock as called for by Paragraph 1.1 of this Agreement.

      5.2 Stock Adjustments. Nothing in this Agreement shall limit the right of First Virginia to issue or agree to issue any of its stock or other securities in any manner and for any consideration permitted by law prior to or after the Effective Date; provided, however, that if First Virginia takes any action which establishes prior to the Effective Date a record date or an effective date for a stock dividend on its common stock, a split- up, any combination of its common stock, or any distribution on shares of its common stock other than cash dividends, First Virginia will take all such action as shall be necessary in order that the Bancorp Common Stock will be converted in the Merger into additional shares of First Virginia Common Stock which would have been delivered to the holders of Bancorp Bank Common Stock if the Merger had been made effective immediately before such record or effective date; provided, however, that there shall be no adjustment of First Virginia Common Stock by reason of First Virginia issuing or agreeing to issue, on such terms as it may determine, First Virginia Common Stock for cash or property, in exchange for shares of stock of any other corporation or on account of mergers or consolidations before, after or simultaneously with the consummation of the Merger.

      5.3   Preparation  of  Registration  Statement.   First  Virginia
will prepare the Registration Statement and any amendments thereto, file the Registration Statement with the SEC, use its best efforts to secure its effectiveness and promptly after the effective date of the Registration Statement, mail and deliver copies of the proxy statement contained therein to the Bancorp stockholders for use by its management to solicit proxies for use at its stockholder's meetings.

      5.4 Applications to the Maryland Bank Commissioner. First Virginia, jointly with Bancorp, will prepare and file with the Maryland Bank Commissioner applications requesting approval for First Virginia to acquire Bancorp and its Subsidiaries and will use its best efforts to secure favorable action by the Maryland Bank Commissioner on such applications.

      5.5 Application to the Bureau of Financial Institutions. First Virginia will prepare and file with the Bureau of Financial Institutions of the Virginia State Corporation Commission an application requesting the approval to acquire the Banks and will use its best efforts to secure favorable action by the Bureau of Financial Institutions on such application.

      5.6   Federal Reserve Applications.   First Virginia will prepare
and file with the Federal Reserve, applications requesting approval for the Merger as well as applications to make the Banks members of the Federal Reserve System and will use its best efforts to secure favorable action by the Federal Reserve on such applications.

      5.7   Indemnification.   From  and  after  the  Effective  Date
through the sixth anniversary of the Effective Date, First Virginia agrees to indemnify and hold harmless each present and former director and officer of Bancorp and its Subsidiaries (the "Indemnified Parties") against all costs, expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages and liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring on or prior to the Effective Date, whether asserted or claimed prior to, on or after the Effective Date, to the fullest extent that Bancorp would have been permitted under Maryland law and its charter and Bylaws as in effect on the date hereof to indemnify such Indemnified Party, and First Virginia shall also advance costs and expenses, including reasonable attorneys' fees, as incurred by each Indemnified Party to the fullest extent permitted under Maryland Law and Bancorp's charter and Bylaws as in effect on the date hereof, provided the Indemnified Party to whom costs and expenses are advanced provides a written affirmation of the Indemnified Party's good faith belief that the standard of conduct necessary for indemnification by Bancorp under applicable Maryland law has been met and the Indemnified Party's undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. In the event any claim, action, suit, proceeding or investigation is threatened, asserted or commenced within such six-year period, all rights to indemnification in respect of such claim, action, suit, proceeding or investigation shall continue until the final and nonappealable disposition thereof.

      5.8 Directors' and Officers' Liability Insurance. Effective as of the Effective Date and continuing at least until the sixth anniversary of the Effective Date, First Virginia shall use all reasonable efforts to cause to be obtained directors' and officers' liability insurance under First Virginia's Executive Liability Insurance Policy (as disclosed to Bancorp prior to the date hereof) covering all present and former directors and officers of Bancorp and its Subsidiaries, so that coverage thereunder for all such present and former directors and officers shall be effective on and after the Effective Date for claims arising from facts or events which occurred
or existed on or  before the Effective Date.   If First Virginia  cannot
obtain such insurance for such directors and officers of Bancorp and all of its Subsidiaries on or before the Effective Date, First Virginia shall use all reasonable efforts to cause to be maintained in effect, for the present and former directors and officers of Bancorp and its Subsidiaries for whom coverage cannot be obtained under such policy of First Virginia, the current policies of directors' and officers' liability insurance maintained by Bancorp and its Subsidiaries (the "Existing Policies"), so that coverage for such present and former directors and officers shall remain in effect after the Effective Date through at least the sixth anniversary of the Effective Date, for claims arising from facts or events which occurred or existed on or before the Effective date; provided, however, that First Virginia shall not be obligated to expend for coverage of such directors and officers under First Virginia's Executive Liability Insurance Policy and the Existing Policies any aggregate amount per annum in excess of 200% of the amount of the annual  premiums paid as of  the date hereof  by Bancorp
and its  Subsidiaries for  the Existing   Policies  (the "Maximum
Amount").   If the  amount of the  annual premiums necessary  to
maintain or procure such insurance coverage exceeds the Maximum Amount, First Virginia shall maintain the most advantageous policies of directors' and officers' insurance obtainable for annual premiums equal to the Maximum Amount, covering those persons covered by the Existing Policies for claims arising from acts or events which occurred or existed on or before the Effective Date.

      5.9 Effect of Future Transactions. If First Virginia or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of First Virginia shall assume the obligations of First Virginia set forth in Paragraphs 5.7 and 5.8.

      5.10  Executive Employment  Agreements.   First Virginia covenants
that immediately following the Effective Date it will enter into employment agreements with Frank T. Lowman, III, Louis A. Supanek and Ross J. Selby under which each of those individuals will be employed by Farmers for a period of two years following the Effective Date in the respective positions held by each of them on the Effective Date, and in each case at an annual salary not less than that received by such individual on the Effective Date, and otherwise on terms substantially similar to the terms contained in the employment agreement for John M. Suit, II provided for in Paragraph 1.6.

                             ARTICLE VI.

    CONDITIONS PRECEDENT TO FIRST VIRGINIA'S OBLIGATIONS HEREUNDER.

      Unless waived in writing by First Virginia in its sole discretion, all obligations of First Virginia hereunder to effect the Merger shall be subject to the fulfillment prior to or at the Effective Date of the following conditions:

      6.1   Representations, Warranties.   The  representations and
warranties of Bancorp herein contained shall be true in all material respects as of the Effective Date, shall be deemed made again at and as of the Effective Date and shall be true in all material respects as if so made again; Bancorp shall have performed all of the obligations and complied with all of the covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Date in all material respects and First Virginia shall receive from Bancorp officers' certificates in such detail as First Virginia may reasonably request dated the day of the Effective Date and signed by the president, cashier or secretary to the foregoing effect.

      6.2 No Adverse Changes. There shall not have been any material adverse changes in the financial position, results of operations, assets, liabilities or business of Bancorp and its Subsidiaries, taken as a whole, from March 31, 1994, the date of the Financial Statements referred to in Paragraph 3.1(e) above, to the Effective Date, which changes, individually or in the aggregate, have or constitute a Material Adverse Effect on Bancorp and its Subsidiaries.

      6.3   Audit  of  Bancorp  and  its  Subsidiaries.   The  audit  of
Bancorp and its Subsidiaries conducted pursuant to Paragraph 4.5 shall reflect stockholders' equity of Bancorp and its Subsidiaries on a consolidated basis of not less than $68.5 million as of June 30, 1994. For purposes of the audit and this Agreement, consolidated stockholders' equity shall be determined in accordance with generally accepted accounting principles applied on a consistent basis with Bancorp's prior financial statements; provided, however, that (a) no deduction shall be made from consolidated stockholders' equity by reason of the application of Financial Accounting Standard No. 115 on account of general increases in interest rates or other effects attributable to interest rate fluctuations, and (b) non-disclosures or disclosures made by Bancorp to First Virginia before or after the signing of this Agreement shall not affect inclusion or exclusion of an item from the audit process.

      6.4 Legal Opinion. First Virginia shall have received a written opinion, dated as of the Effective Date, from Miles & Stockbridge, counsel to Bancorp, in form reasonably satisfactory to First Virginia, which shall cover matters customary in transactions of this nature.

      6.5   Events  Preceding  the Effective  Date.    Each of  the
events  set forth  in Paragraphs 2(a)-2(i) shall have occurred.

      6.6.  No  Adverse  Proceedings.   No action  or  proceeding
against First Virginia, Bancorp or its Subsidiaries or the consummation of the transactions contemplated by this Agreement shall have been instituted or threatened or any investigations or inquiries undertaken that might eventuate in any such action or proceeding.

                              ARTICLE VII.

        CONDITIONS PRECEDENT TO BANCORP'S OBLIGATIONS HEREUNDER.

      Unless waived in writing by Bancorp in its sole discretion, all obligations of Bancorp hereunder to effect the Merger shall be subject to the fulfillment prior to or at the Effective Date of the following conditions:

      7.1 Representations, Warranties and Covenants. The representations and warranties of First Virginia herein contained shall be true in all material respects as of the Effective Date, shall be deemed made again at and as of the Effective Date and shall be true in all material respects as if so made again. First Virginia shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Date in all material respects and Bancorp shall have received from First Virginia an officer's certificate in such detail as Bancorp may reasonably request dated the Effective Date and signed by its president, cashier or secretary to the foregoing effect.

      7.2   Events  Preceding  the Effective  Date.    Each of  the
events  set forth  in Paragraphs 2(a)-2(i) shall have occurred.

      7.3 No Adverse Proceedings or Events. No action or proceeding against Bancorp or its Subsidiaries or First Virginia or the consummation of the transactions contemplated by this Agreement shall have been instituted or threatened or any investigations or inquiries undertaken that might eventuate in any such action or proceeding.

      7.4 No Adverse Changes. There shall not have been any material adverse change in the financial position, results of operations, assets, liabilities or business of First Virginia and its Subsidiaries taken as a whole from March 31, 1994 to the Effective Date, which changes, individually or in the aggregate, have or constitute a Material Adverse Effect, provided, however, that a merger or acquisition or the announcement of a merger or acquisition involving First Virginia or a subsidiary of First Virginia and requiring the issuance of First Virginia Common or Preferred Stock or cash will not be considered for purposes of this section as an "adverse change" in the financial position, results of operations, assets, liabilities or business of First Virginia.

      7.5.  Legal Opinion.    Bancorp shall have  received a written
opinion, dated as of the Effective Date, of inhouse counsel to First Virginia, in form reasonably satisfactory to Bancorp, which shall cover matters customary in transactions of this nature.

      7.6.  Tax  Opinion.    Bancorp shall  have  received  the  written
Tax Opinion (as hereinafter defined), dated as of the Effective Date, in form satisfactory to Bancorp and in accordance with Paragraph 8.1.

      7.7.  Fairness Opinion.   If a change  of control of  First
Virginia (as defined in Paragraph 1.5) occurs on or prior to the effective date of the Registration Statement, or if on or prior to the effective date of the Registration Statement First Virginia enters into an agreement or announces its intention to enter into an agreement providing for a change of control of First Virginia, then it shall be a condition precedent under this Article VII that Bancorp shall have received thereafter and before the date on which the SEC declares the Registration Statement effective the written opinion of
its independent financial   advisor,  reasonably  satisfactory  to
Bancorp,  to  the   effect  that  the consideration to be  received by
stockholders of Bancorp pursuant to the Merger is fair from a financial point of view.

                             ARTICLE VIII.

      TAX OPINION AND RESTRICTIONS CONCERNING THE RESALE OF FIRST
             VIRGINIA COMMON STOCK BY AFFILIATES OF BANCORP

      8.1 Tax Opinion. First Virginia and Bancorp agree to jointly obtain a tax opinion (the "Tax Opinion") at First Virginia's expense, reasonably satisfactory to Bancorp, from Miles & Stockbridge, counsel to Bancorp, which opinion may be relied on by Bancorp and its stockholders to the effect that:

            (a) the Merger will constitute a reorganization within the meaning of Code Section 368(a)(1)(A) and Bancorp and First Virginia will each be "a party to a reorganization" within the meaning of Code Section 368(b);

            (b) no gain or loss will be recognized by Bancorp or First Virginia upon the transfer of Bancorp's assets to First Virginia pursuant to the Merger and the assumption by First Virginia of the liabilities of Bancorp pursuant to the Merger;

            (c) the gain, if any, realized by a holder of shares of Bancorp Common Stock upon receipt of shares of First Virginia Common Stock and/or cash in exchange for shares of Bancorp Common Stock pursuant to the Merger will be recognized but not in excess of the amount of cash received; and no loss will be recognized by those Bancorp stockholders who exchange their shares of Bancorp Common Stock for shares of First Virginia Common Stock pursuant to the Merger; and

            (d) the basis of First Virginia Common Stock to be received by Bancorp stockholders will be the same as the basis of Bancorp Common Stock surrendered in exchange therefor and the holding period of the First Virginia Common Stock to be received by Bancorp stockholders will include the period during which Bancorp Common Stock surrendered in exchange therefor was held provided the Bancorp Common Stock was held as a capital asset by such Bancorp stockholder at the Effective Date.

      8.2   Restrictions on Affiliates.   Each of the executive
officers and directors of Bancorp shall, prior to or on the Effective Date, execute and deliver to First Virginia a written representation substantially in the form of Exhibit B of this Agreement to the effect that no disposition will be made by that person of any shares of First Virginia Common Stock received after the Effective Date except within the limits and in accordance with the applicable provisions of Paragraph C, E, F, and G of Rule 144 under the Securities Act of 1933.

                              ARTICLE IX.

        TERMINATION, AMENDMENT AND SURVIVAL OF REPRESENTATIONS.

      9.1   Amendment.   This  Agreement and  the Plan  of Merger
attached hereto may be amended at any time prior to the Effective Date; provided that any such amendment is in writing and is approved by the Board of Directors of each of the parties hereto and provided, further, that subsequent to the meeting in which this Agreement is approved by stockholders of Bancorp, no amendment shall be made in the exchange rate which decreases the consideration to Bancorp's stockholders without the approval of stockholders holding two-thirds of all issued and outstanding shares of Bancorp Common Stock.

      9.2 Termination. Notwithstanding any other provision to the contrary of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Bancorp, this Agreement and the Plan of Merger may be terminated and the Merger abandoned (without any obligation by First Virginia or Bancorp to renegotiate the Agreement) at any time prior to the Effective Date:

      (a)   By mutual consent of the Board of Directors of First
Virginia and the Board of Directors of Bancorp; or

      (b) By the Board of Directors of either Bancorp or First Virginia (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching Party of such breach; provided, however, that a material breach of a representation or warranty shall be deemed to exist only if, when aggregated with all other such breaches, the breach has or constitutes a Material Adverse Effect; or

      (c) By the Board of Directors of either First Virginia or Bancorp (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

      (d) By the Board of Directors of either First Virginia or Bancorp if (i) the Federal Reserve Board or the Maryland Bank Commissioner deny approval of the Merger and the time period for all appeals or requests for reconsideration has run or (ii) the Comptroller of the Currency, the Federal Reserve Board or the Maryland Bank Commissioner deny the conversion of either Farmers or Atlantic into state-chartered, Federal Reserve member banks or (iii) the Federal Reserve Board denies the application of Caroline to become a member bank in the Federal Reserve System;

      (e) By the Board of Directors of either Bancorp or First Virginia in the event the Merger should not become effective within nine months of the date of this Agreement, in each case only if the failure to consummate the Merger is not caused by any breach of the Agreement by the Party electing to terminate; or

      (f) By the Board of Directors of either Bancorp or First Virginia (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled within nine months of the date of this Agreement; or

      (g) By the Board of Directors of First Virginia, at any time prior to the 30th day after execution of this Agreement in the event that First Virginia determines, after its audit of Bancorp and its Subsidiaries referred to in Paragraph 4.5, that the financial conditions of Bancorp and its Subsidiaries, taken as a whole as of the date of completion of the audit, do not meet the standards described in Paragraph 6.3; or

      (h) By the Board of Directors of First Virginia if the holders of more than 10% of the outstanding shares of Bancorp Common Stock validly exercise appraisal rights under Maryland law or if the holders of more than 20% of the outstanding shares of Bancorp Common Stock vote against the Merger;

      (i) By the Board of Directors of Bancorp if the average of the closing prices of First Virginia Common Stock as reported in The Wall Street Journal under the heading "New York Stock Exchange --Composite Transactions" or any comparable heading then in use declines to $30 per share or less for any period of ten consecutive trading days during the sixty day period immediately prior to the Effective Date; or

      (j) By the Board of Directors of Bancorp if Bancorp receives an Acquisition Proposal which the Board of Directors of Bancorp determines in good faith in accordance with Paragraph 4.3 that it must consider, and which Acquisition Proposal a majority of the full Board of Directors of Bancorp further determines to approve and to recommend to the stockholders of Bancorp for approval.

In the  event  of the  termination  of this  Agreement  and the  Plan of Merger and the abandonment of the Merger pursuant to this Paragraph 9.2, other than the provisions of Paragraphs 4.6 and 9.4 which shall survive such termination, this Agreement and the Plan of Merger shall become void and have no effect, without any liability on the part of either Party or its directors, officers or
stockholders.   Notwithstanding the foregoing, nothing contained in this
Paragraph 9.2 shall relieve either Party from liability for any breach of this Agreement.

      9.3   Survival  of  Representations  and  Covenants.    The
respective warranties, representations, obligations and agreements of the Parties hereto shall not survive the Effective Date of the Merger except for the obligations and agreements set forth in Paragraphs 1.1, 1.3, 1.4, 1.5, 1.6, 1.7, 1.8, 1.10, 1.11, 1.12, 1.13,
4.4, 4.6,  5.1, 5.2, 5.7, 5.8,  5.9, 5.10, 8.2, 9.4,  9.5, 9.6, 9.7 and
9.8 of this Agreement and Sections 2, 3.1, 3.2, 3.3, 3.4, 3.5 and 4 of the Plan of Merger.

      9.4   Expenses.    Whether or  not the  transactions  herein are
consummated, First Virginia shall pay all expenses and fees in connection with this Agreement and the Merger provided for herein; provided, however, that Bancorp and the Banks shall pay (a) all of their legal expenses and fees including the expenses for converting the Banks to state chartered, Federal Reserve members, except the fee of Miles & Stockbridge with respect to the Tax Opinion which fee shall be paid by First Virginia, and (b) all the expenses and fees of their advisors, including but not limited to their investment banker, their counsel (except with respect to the Tax Opinion as provided above) and their accountant, in connection with the Merger. Notwithstanding the foregoing, after the date of this Agreement if Bancorp terminates this Agreement and the Plan of Merger pursuant to Paragraph 9.2(j), Bancorp covenants and agrees (which covenant and agreement shall survive termination of this Agreement) if and when a definitive written agreement for consummation of an Acquisition Proposal with a third party (other than First Virginia) is fully executed by the parties thereto, to cause such third party to pay to First Virginia by wire transfer within one business day after such execution the sum of $3,160,000 as liquidated damages for all losses and damages suffered by First Virginia as a result of the Merger not being consummated, including, without limitation, the direct costs and expenses (including fees and expenses of First Virginia's financial consultants, printing costs, accountants and counsel) incurred by First Virginia in negotiating and carrying out the Merger and the indirect costs and expenses incurred by First Virginia in connection with the Merger, including First Virginia's management time devoted to negotiation and preparation for such transaction. In the event such third party shall refuse to pay such amount, the amount shall be an obligation of Bancorp and shall be paid by Bancorp promptly upon notice to Bancorp by First Virginia. .

      9.5 Notices. All notices, requests, demands and other communications under or connected with this Agreement shall be in writing and (a) if to First Virginia shall be addressed to First Virginia Banks, Inc. 6400 Arlington Boulevard, Falls Church, Virginia 22042-2336, Attention: Barry J. Fitzpatrick, Executive Vice President, with copies to its counsel, Christopher M. Cole, Vice President and Assistant General Counsel and (b) if to Bancorp shall be addressed to Farmers National Bancorp, 5 Church Circle, Annapolis, Maryland 21401, Attention: Charles L. Schelberg, Chairman, with a copy to its counsel, Miles & Stockbridge, a Professional Corporation, 10 Light Street,
Baltimore, Maryland 21202, Attention:  Lowell R. Bowen.

      9.6 Entire Agreement in Effect. This Agreement, including Exhibits A and B, is intended by the Parties to and does constitute the entire agreement of the Parties with respect to the transactions contemplated hereunder. This Agreement including the Plan of Merger attached hereto supersedes any and all other prior understandings and agreements between the Parties hereto and it may not be changed, waived, discharged or terminated orally but only in writing by a party against which enforcement of the change, waiver, or discharge or termination is sought.

      9.7 General. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the
meaning  or interpretation  of this Agreement.   This  Agreement  and
the Plan of Merger attached hereto may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, all of which shall become one and the same instrument. This Agreement and the Plan of Merger attached hereto shall inure to the benefit of and be binding upon the parties hereto and their respective successors;
it shall not be assigned.   It is intended and agreed by  the Parties
that in addition to the rights of Bancorp's stockholders after consummation of the Merger, the persons benefitted by the provisions of Paragraphs 1.5, 1.11, 1.12, 5.7, 5.8 and 5.9 of this Agreement and
Section 2 of the Plan of Merger shall be deemed third party beneficiaries of such provisions, and such persons and their heirs and personal representatives shall be entitled to enforce the agreements and obligations of First Virginia under such provisions after the Effective Date of the Merger.

      9.8 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Virginia.

      IN WITNESS WHEREOF, First Virginia and Bancorp have caused this Agreement to be duly executed by their respective chairmen or presidents and their respective seals to be hereunto affixed and attested by their respective cashiers or secretaries thereunto duly authorized as of the date first written above.

ATTEST:                             FIRST VIRGINIA BANKS, INC.



/s/ THOMAS P. JENNINGS              By /s/ ROBERT H. ZALOKAR
Thomas P. Jennings,                    Robert H. Zalokar, Chairman
Vice President and                     of the Board and Chief
Secretary                              Executive Officer


ATTEST:                             FARMERS NATIONAL BANCORP


/s/ NORMA K. BEHLKE                By /s/ JOHN M. SUIT, II
Secretary                             John M. Suit, II
                                      President

                                                                 EXHIBIT A

                             PLAN OF MERGER

                                   OF

                        FARMERS NATIONAL BANCORP

                                  INTO

                       FIRST VIRGINIA BANKS, INC.


      1.    The  Parties.   Farmers  National Bancorp  a Maryland
corporation ("Bancorp") shall  merge  with  and  into First  Virginia
Banks,  Inc. (the  "Merger"),  a   Virginia corporation ("First
Virginia") (collectively referred to herein as the "Constituent Corporations"). First Virginia shall be (as is hereinafter called when reference is made to it at and after the consummation of the Merger) the Surviving Corporation. The name of the Surviving Corporation shall be First Virginia Banks, Inc. The Merger shall become effective at a time specified in the Articles of Merger filed with both the Virginia State Corporation Commission and the Maryland State Department of Assessments and Taxation (the "Effective Date").

      2.    Articles  of Incorporation;  Bylaws.  At  the Effective
Date,  the Articles of Incorporation  and  Bylaws  of   the  Surviving
Corporation shall be the Articles of Incorporation and Bylaws of First Virginia as in effect immediately prior to the Effective Date. First Virginia acknowledges and agrees that the rights of all persons accrued or existing on or before the Effective Date of the Merger under Article Seventh, clause (2) and Article Ninth of the charter of Bancorp shall survive the consummation of the Merger.

      3. Effect of the Merger on Capital Stock, Assets, Liabilities and Capitalization of Bancorp and First Virginia.

            3.1 Conversion of Stock of Bancorp. At the Effective Date, each issued and outstanding share of Bancorp Common Stock other than treasury shares shall by virtue of the Merger and without any action by the holder thereof be converted in accordance with the provisions of Section 3.2 hereof, into shares of First Virginia Common Stock which shall be validly issued, fully paid and
nonassessable or cash.   Each share of the Common Stock of  the
Surviving Corporation which shall be issued and outstanding prior to the Merger shall continue to be issued and outstanding.

            3.2   Conversion Rate.   At the Effective Date of the
            Merger:

      (a) Conversion of Stock. Each share of Bancorp Common Stock which is issued and outstanding as of the Effective Date of the Merger (other than shares exchanged for cash and Dissenting Shares) shall, and without any action by the holder thereof, be converted into 1.5 shares of First Virginia Common Stock, proportionately adjusted for any stock split, stock dividends or other similar capital adjustments between the date of the Agreement and Plan of Reorganization between the Parties hereto (the "Agreement") and the Effective Date of the
Merger by First Virginia.   No fractional shares of  First Virginia
Common Stock  shall be  issued to  Bancorp stockholders.   In  lieu
thereof, each Bancorp stockholder shall receive upon surrender of his Bancorp Common Stock an amount in cash equal to the amount of any fractional share he would otherwise be entitled to receive multiplied by the average of the closing prices per share of First Virginia Common Stock as reported in The Wall Street Journal under the heading "New York Stock Exchange-- Composite Transactions" or any comparable heading then in use, for each of the last ten trading days ending on the tenth trading day prior to the Effective Date of the Merger.

      (b)   Cash Election.   Holders of shares of  Bancorp Common Stock
will be given the option of exchanging their shares for $58.53 per share in cash, provided that the number of shares that may be exchanged for cash, when added to Dissenting Shares (as defined below) shall not exceed 30% of the shares of Bancorp Common Stock outstanding immediately prior to the Effective Date of the Merger. The cash election must be made at the time the Bancorp stockholders vote on the Merger and once such vote has been taken, the cash election shall be irrevocable. If the aggregate of (i) shares as to which a cash election is made and (ii) Dissenting Shares exceeds 30% of the shares of Bancorp Common Stock outstanding immediately prior to the Effective Date of the Merger, First Virginia first will pay cash for shares submitted for cash exchange by each holder of 100 or fewer shares of Bancorp Common Stock (if such holder has submitted all his shares for cash exchange) and then will pay cash for shares submitted for
cash pro rata.   Shares not exchanged for cash after proration  will be
exchanged for First Virginia Common Stock at the exchange ratio provided above. If (i) the aggregate of (A) shares as to which a cash election is made and (B) Dissenting Shares is less than 10.1% of the total number of shares of Bancorp Common Stock outstanding immediately prior to the Effective Date of the Merger and (ii) First Virginia is advised by its independent accountants that it cannot otherwise qualify to treat the Merger as a purchase for accounting purposes after First Virginia has used all reasonable efforts to qualify for such purchase accounting treatment by repurchasing outstanding shares of First Virginia Common Stock, then First Virginia will pay to Bancorp stockholders, other than for Dissenting Shares and shares for which a cash election is made, a pro rata cash payment equal in an aggregate amount to the difference between (i) the amount of cash that would have been paid if there were no Dissenting Shares and holders of 10.1% of the total number of shares of Bancorp Common Stock outstanding immediately prior to the Effective Date of the Merger had elected cash at $58.53 per share in exchange for that percentage of shares of Bancorp Common Stock and (ii) the aggregate amount of cash paid to Bancorp stockholders electing cash and holders of Dissenting Shares (for purposes of this calculation only, holders of Dissenting Shares shall be assumed to be entitled to receive $58.53 cash per
Dissenting  Share).   The pro rata  cash payment payable to each Bancorp
stockholder (other than for Dissenting Shares and shares for which a cash election is made) as provided in the immediately preceding sentence shall be in exchange for that number of shares of Bancorp Common Stock held by such stockholder immediately prior to the Effective Date equal to the amount of such cash payment divided by $58.53, and the remaining shares of Bancorp Common Stock held by such Stockholder immediately prior to the Effective Date will be converted into shares of First Virginia Common Stock at the exchange ratio and upon the terms and conditions provided above.

      Bancorp stockholders who elect to exchange some or all of their shares of Bancorp Common Stock for cash must submit to Bancorp certificates for the shares being exchanged for cash at or prior to the meeting of Bancorp stockholders called to consider the Merger. If the Merger is approved by Bancorp stockholders at this meeting, a stockholder's election to receive cash is irrevocable and Bancorp will retain certificates for shares submitted for cash purchase until either
(1) termination of the Agreement and this Plan of Merger, upon which Bancorp will return such certificates or (2) the Effective Date of the Merger when the exchange agent will exchange such certificates for cash to the extent required by the Agreement and this Plan of Merger.

      (c) After the Effective Date of the Merger, each holder of a certificate for theretofore outstanding shares of Bancorp Common Stock, upon surrender of such certificate to the exchange agent designated by First Virginia (the "Exchange Agent"), unless previously surrendered to Bancorp in connection with the exercise of the cash option, and a letter of transmittal which shall be mailed to each holder of a certificate for theretofore outstanding shares of Bancorp Common Stock by the Exchange Agent promptly following the Effective Date of the Merger, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of First Virginia Common Stock for which shares of Bancorp Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided in the Agreement and this Plan of Merger, or cash if the cash option provided above is properly elected, or in the event of a pro rata cash payment as provided above, a combination of cash and First
Virginia  Common  Stock.    Until so  surrendered,  each outstanding
certificate which, prior to the Effective Date of the Merger, represented Bancorp Common Stock, will be deemed evidence of the right to receive either (i) the number of full shares of First Virginia Common Stock into which the number of shares of Bancorp Common Stock formerly represented thereby may be converted in accordance with the exchange ratio provided above, or (ii) $58.53 cash per share multiplied by the number of shares of Bancorp Common Stock formerly represented by such certificate if the cash option provided above was properly elected, or (iii) a combination thereof as provided above; and after the Effective Date of the Merger (unless the cash option is properly elected) will be deemed for all corporate purposes of First Virginia to evidence ownership of the number of full shares of First Virginia Common Stock into which the shares of Bancorp Common Stock formerly represented thereby were converted.

      With respect to shares of First Virginia Common Stock into which shares of Bancorp Common Stock are converted pursuant to the Merger, until such outstanding certificates formerly representing Bancorp Common Stock are surrendered, no dividend payable to holders of record of First Virginia Common Stock for any period as of any date subsequent to the Effective Date of the Merger shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Date of the Merger, there shall be no further registry transfer on the records of Bancorp of shares of Bancorp Common
Stock.   If  a certificate representing such shares is presented to
First Virginia, it shall be cancelled and exchanged for a certificate representing shares of First Virginia Common Stock and/or cash as
herein  provided.   Upon surrender  of certificates  of Bancorp  Common
Stock in exchange for First Virginia Common Stock, there shall be paid to the record holder of the certificates of First Virginia Common Stock issued in exchange therefor (i) the amount of dividends theretofore paid with respect to such full shares of First Virginia Common Stock as of any date subsequent to the Effective Date of the Merger which have not been paid to a public official pursuant to abandoned property laws and
(ii) at the appropriate payment date the amount of dividends with a record date after the Effective Date of the Merger but prior to surrender and a payment date subsequent to surrender. No interest shall be payable with respect to such dividends upon surrender of outstanding certificates. Subject to the immediately preceding two sentences, whenever a dividend or other distribution is declared by First Virginia on First Virginia Common Stock, the record date for which is on or after the Effective Date of the Merger, the declaration shall include dividends or other distributions on all shares of First Virginia Common Stock issuable pursuant to the Merger as provided above, whether or not certificates for those shares of First Virginia Common Stock have then been issued as provided above.

      3.3 Dissenting Bancorp Shares. Notwithstanding anything in this Plan of Merger to the contrary, shares of Bancorp Common Stock which are issued and outstanding immediately prior to the Effective Date of the Merger and which are held by a stockholder who exercised in accordance with applicable law the right (to the extent such right is available by law) to demand and receive payment of the fair value of his shares of Bancorp Common Stock pursuant to Maryland law (the "Dissenting Shares") shall be canceled and shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 3.2 of this Plan of Merger, but the holders thereof shall be entitled to payment of the fair market value of such shares in accordance with Maryland law subject to the procedures and conditions specified under Maryland law unless and until such holder shall fail to perfect his right to dissent or shall have effectively withdrawn or lost such right as the case may be. If such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, his shares of Bancorp Common Stock shall thereupon be deemed at the Effective Date of the Merger to have been converted into the right to receive the consideration provided in Section 3.2 of this Plan of Merger.

            3.4   Assets.    The Surviving  Corporation  shall  possess
all the rights, interest, privileges, immunities, powers, franchises, concessions, certificates of authority of a public as well as a private nature of each of First Virginia and Bancorp and all property, real and personal, and every interest therein, and all debts and other obligations due on whatever account, and all other choses in action and all and every interest of, or belonging to, or due to each of First Virginia and Bancorp and the title to all real estate or any interest therein, vested in either of Bancorp or First Virginia, shall not revert or be in any way impaired by reason of the Merger.

            3.5 Liabilities. The Surviving Corporation shall be liable for liabilities of Bancorp and all valid debts, liabilities, duties and obligations of Bancorp shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, duties and obligations had been originally incurred or contracted by it and neither the rights of creditors nor any liens upon the property of either Bancorp or First Virginia shall be impaired by the Merger.

      4.    Board  of Directors  and Officers.   From  and after  the
Effective Date, the directors of the Surviving Corporation shall be the directors of First Virginia immediately prior to the Effective Date and the officers of the Surviving Corporation shall be the officers of First Virginia immediately prior to the Effective Date.

      5.    Conditions.     Consummation  of  the  Merger  is  subject
to  the  following conditions:

      (i) approving vote of the holders of a two-third's of the outstanding shares of Bancorp Common Stock entitled to vote; (ii) the approval of the Merger by the Board of Directors of the Federal Reserve System, the Maryland Bank Commissioner and the State Corporation Commission of Virginia; and (iii) the satisfaction of all other conditions to the Merger as contained in the Agreement.

      6. Termination and Abandonment. This Plan of Merger may be terminated and the Merger abandoned as provided in Paragraph 9.2 of the Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Plan of Merger as of the 1stday of July, 1994.


ATTEST:                             FIRST VIRGINIA BANKS, INC.



/s/ THOMAS P. JENNINGS              By /s/ ROBERT H. ZALOKAR
Thomas P. Jennings, Vice               Robert H. Zalokar, Chairman
President and Secretary                of the Board and Chief
                                       Executive Officer

ATTEST:                             FARMERS NATIONAL BANCORP


/s/ NORMA K. BEHLKE                 By /s/ JOHN M. SUIT, II
Secretary                              John M. Suit II
                                       President


                                                            EXHIBIT B



TO:  PRINCIPAL OFFICERS, DIRECTORS, AND STOCKHOLDERS OF
      FARMERS NATIONAL BANCORP


Re:  Restrictions on Resale of First Virginia Common Stock


      The Federal Securities Laws impose certain limitations on the resale of securities of publicly owned companies acquired by principal officers and directors in merger-type transactions. We are required to note these restrictions in the proxy statement and to receive your acknowledgment and agreement to these restrictions.

      As to the acquisition of Farmers National Bancorp ("Bancorp") by First Virginia, these restrictions, in summary, are as follows:

      For a period of two years from the date of the acquisition, any principal officer or director of Bancorp may not resell, in any three-month period, more than approximately 300,000 shares of First
Virginia Common  Stock  acquired pursuant  to the  merger.   In
addition, such securities must be sold in brokers' transactions or in a transaction with a market maker. A broker's transaction is defined as a transaction in which a broker (i) does no more than execute the order to sell the security, receiving no more than the customary broker's commission and (ii) neither solicits nor arranges for the solicitation of orders to buy the security in anticipation of or in connection with the transaction. A more detailed description of these restrictions is as follows:

      Although the issuance of securities of First Virginia Banks, Inc. in the proposed merger will be registered under the Securities Act and will be issued in compliance with any applicable state laws relating to securities, any public reoffering or sale of such securities by any person who is an "affiliate" of Bancorp at the time the Agreement is submitted to a vote of Bancorp stockholders and who thus could be deemed an "underwriter" will, under current law, require either (i) the further registration under the Securities Act of the securities of First Virginia to be sold or (ii) compliance with Rule 145 under the Securities Act (as described below) or (iii) the availability of another exemption from such registration. An "affiliate" is defined as a "controlling person", which could mean, generally, a stockholder owning 10% or more of Bancorp's stock or a director or principal officer of Bancorp. Compliance with Rule 145
requires compliance with certain of the  provisions of   Rule  144
under  the   Securities   Act.  Under  such provisions, "affiliates" are
only able to sell, in any three-month period, the greater of (i) 1% of the securities of the class outstanding as shown by First Virginia's most recent report or statement, (ii) the average weekly reported volume of trading in those securities on all national securities exchanges and reported through the national quotation system of a registered securities association (i.e., NASDAQ), or (iii) to the extent such figures are available, the average weekly volume of
trading in  the  securities reported  through    the consolidated
transaction reporting system mandated by Rule   17a-15 under the
Securities Exchange Act of 1934  for the same four-week period.   In
addition, if an "affiliate" acts in concert with another person for the purpose of any such sales, the sales of all persons acting in concert would be limited in the aggregate to such maximum number of securities in any three-month period. Two additional requirements of Rule 144 which must be satisfied in complying with Rule 145 are that (1) First Virginia must have been current for a period of twelve months prior to the sale in the filing of all reports required by the Securities and Exchange Commission (a condition which First Virginia presently fulfills and which it will endeavor to fulfill in the future), and (2) First Virginia securities must be sold in brokers' transactions or in a transaction directly with a market maker in the First Virginia security involved. A broker's transaction is defined as a transaction in which a broker (i) does no more than execute the order to sell the security, receiving no more than the customary broker's commission and (ii) neither solicits nor arranges for the solicitation of orders to buy the security in anticipation of or in connection with the transaction.

      If you have any questions about these restrictions either at present or in the future, please feel free to contact me.

      Please acknowledge your receipt of and agreement to these restrictions by signing a copy of this letter and returning it to me.

                                          Very truly yours,



                                          Christopher M. Cole
                                          Vice President and Assistant
                                          General Counsel

CMC:nel

ACKNOWLEDGED AND AGREED:


___________________________________
(Name and date)

                                                            APPENDIX B


                              July 1, 1994



The Board of Directors
Farmers National Bancorp
5 Church Circle
Annapolis, Maryland 21401

Dear Sirs and Madam:

      You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, $1.00 par value per share (the "Shares") of Farmers National Bancorp (the "Company") of the consideration to be received by the Company's shareholders pursuant to the Agreement and Plan of Reorganization dated as of July 1, 1994 between First Virginia Banks, Inc. ("First Virginia") and the Company (the "Agreement"). Pursuant to the Agreement, each of the Shares will receive (a) 1.50 shares of First Virginia Common Stock, par value $1.00 per share ("First Virginia Common Stock") (the "Stock Consideration") or (b) $58.53 in cash (the "Cash Consideration") or (c) a combination of Stock Consideration and Cash Consideration, subject to an election available to the Company's shareholders as detailed in the Agreement (collectively, the "Merger Consideration").

      Alex. Brown & Sons Incorporated, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with the transactions described above and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the transaction contemplated by the
Agreement.   Alex.  Brown &  Sons Incorporated  regularly  publishes
research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry.

      In connection with this opinion, we have reviewed certain publicly available financial information concerning the Company and First Virginia and certain internal financial analyses and other information furnished to us by the Company and First Virginia. We have also held discussions with members of the senior management of the Company and First Virginia regarding the business and prospects of the Company and First Virginia, respectively. In addition, we have (i) reviewed the reported price and trading activity for the Shares and First Virginia Common Stock, (ii) compared certain financial and stock market information for the Company and First Virginia, respectively, with similar information for certain comparable companies whose securities are publicly traded, (iii) reviewed the Agreement and compared the financial terms of the Agreement with those of certain recent business combinations in the commercial banking industry which we deemed comparable in whole or in part and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

      We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy,
completeness  and fairness  thereof.   With respect  to information
relating to the prospects of the Company and First Virginia, we have assumed that such information reflects the best currently available estimates and judgments of the managements of the Company and First Virginia, respectively, as to the likely future financial performance of the Company and First Virginia. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of the Company or First Virginia, nor have we been furnished with any
such  evaluation or appraisal.   Our opinion is based  on market,
economic and other conditions as they exist and can be evaluated as of the date of this letter.

      Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the holders of Shares.

                                    Very truly yours,

                                    ALEX. BROWN & SONS INCORPORATED



                                    By: /s/ DONALD W. DELSON
                                       Donald W. Delson
                                       Managing Director

                                                                Appendix C

              Subtitle 2. Rights of Objecting Stockholders

Section 3-201 "SUCCESSOR" DEFINED. - (a) Corporation amending charter. In this subtitle, except as provided in subsection (b) of this section, "successor" includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

      (b)   Corporation whose  stock is  acquired.   When used with
reference to a share exchange, "successor" means the corporation the stock of which was acquired in the share exchange.

Section 3-202 RIGHT TO FAIR VALUE OF STOCK. - (a) General rule. Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if: (1)
The  corporation  consolidates  or  merges  with  another  corporation;
(2) The stockholder's stock is to be acquired in a share exchange; (3) The corporation transfers its assets in a manner requiring corporate action under Section 3-105 of this title; (4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or (5) The transaction is governed by Section 3-602 of this title or exempted by
Section 3- 603(b) of this title.

      (b) Basis of fair value. (1) Fair value is determined as of the close of business: (i) With respect to a merger under Section 3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the day notice is given or waived under Section 3-106; or (ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to. (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal. (3) In any transaction governed by Section 3-602 of this title or exempted by Section 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of Section 3-603(b) of this title.

      (c) When right to fair value does not apply. Unless the transaction is governed by Section 3-602 of this title or is exempted by Section 3-603(b) of this title, a stockholder may not demand the fair value of his stock and is bound by the terms of the transaction if: (1) The stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers,
Inc.: (i) With respect to a merger under Section 3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the date notice is given or waived under Section 3-106; or (ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to; (2) The stock is that of the successor in a merger, unless: (i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or (ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; or
(3) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

Section 3-203      PROCEDURE  BY  STOCKHOLDER.  -  (a)  Specific
duties.    A  stockholder  of a corporation who  desires to receive
payment of the fair value of his stock under this subtitle: (1) Shall file with the corporation a written objection to the proposed transaction: (i) With respect to a merger under Section 3- 106 of this title of a 90 percent or more owned subsidiary into its parent, within 30 days after notice is given or waived under Section 3-106; or (ii) With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered; (2) May not vote in favor of the transaction; and (3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for his stock, stating the number and class of shares for which he demands payment.

      (b) Failure to comply with section. A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

Section 3-204 EFFECT OF DEMAND ON DIVIDEND AND OTHER RIGHTS. - A stockholder who demands payment for his stock under this subtitle: (1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under
Section 3-202 of this subtitle, and (2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

Section 3-205 WITHDRAWAL OF DEMAND. - A demand for payment may be withdrawn only with the consent of the successor.

Section 3-206 RESTORATION OF DIVIDEND AND OTHER RIGHTS. - (a) When rights restored. The rights of a stockholder who demands payment are restored in full, if: (1) The demand for payment is withdrawn;
(2) A petition for an appraisal is not filed within the time required by this subtitle; (3) A court determines that the stockholder is not entitled to relief; or (4) The transaction objected to is abandoned or rescinded.

      (b) Effect of restoration. The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

Section 3-207 NOTICE AND OFFER TO STOCKHOLDERS. - (a) Duty of successor. (1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department. (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock: (i) A balance sheet as of a date not more than six months before the date of the offer; (ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and (iii) Any other information the successor considers pertinent.

      (b) Manner of sending notice. The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

Section 3-208 PETITION FOR APPRAISAL; CONSOLIDATION OF PROCEEDINGS; JOINDER OF OBJECTORS. - (a) Petition for appraisal. Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

      (b) Consolidation of suits, joinder of objectors. (1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper. (2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

Section 3-209 NOTATION ON STOCK CERTIFICATE. - (a) Submission of certificate. At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

      (b) Transfer of stock bearing notation. If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

Section 3-210      APPRAISAL OF  FAIR VALUE. -  (a) Court  to appoint
appraisers.   If the  court finds that the  objecting stockholder is
entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

      (b) Report of appraisers - Filing. Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

      (c) Same - Contents. The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

      (d) Same - Service; Objection. (1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings. (2) Within 15 days after the report is filed, any party may object to it and request a hearing.

Section 3-211 ACTION BY COURT ON APPRAISERS' REPORT. - (a) Order of court. The court shall consider the report and, on motion of any party to the proceeding, enter an order which: (1) Confirms, modifies, or rejects it; and (2) If appropriate, sets the time for payment to the stockholder.

      (b) Procedure after order. (1) If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock. (2) If the appraisers' report is rejected, the court may: (i) Determine the fair value of the stock and enter judgment for the stockholder; or
(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

      (c) Judgment includes interest. (1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under Section 3-202 of this subtitle.

(2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under
Section 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider: (i) The price which the successor offered for the stock; (ii) The financial statements and other information furnished to the stockholder; and
(iii) Any other circumstances it  considers relevant.

      (d) Costs of proceedings. (1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under Section 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider: (i) The price which the successor offered for the stock;
(ii) The financial statements and other information furnished to the stockholder; and (iii) Any other circumstances it considers relevant. (2) Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:
(i) The successor did not make an offer for the stock under Section 3-207 of this subtitle; or (ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

      (e) Effect of judgment. The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

Section 3-212 SURRENDER OF STOCK. - The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment: (1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or (2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

Section 3-213 RIGHTS OF SUCCESSOR WITH RESPECT TO STOCK. - (a) General rule. A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under
Section 3-202 of  this subtitle.

      (b)   Successor in  transfer of assets.   After acquiring the
stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

      (c) Successor in consolidation, merger, or share exchange. Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

                                PART II.

        INFORMATION NOT REQUIRED IN THE PROSPECTUS; UNDERTAKINGS

Item 20.    Indemnification

      Article 10  of  the  VSCA  allows,  in  general,  for
indemnification, in certain circumstances, by a Virginia corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director, officer, employee or agent of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to
believe  that his or her conduct was unlawful.   Article 9 of the VSCA
provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of the criminal law.

      Article   VI   of  First   Virginia's   Articles  of
Incorporation   mandates  the indemnification of directors,  advisory
directors and officers as a result of liability incurred by them in proceedings instituted against them by third parties or by or on behalf of First Virginia itself, relating to the manner in which they perform their duties unless they have been guilty of willful misconduct or a knowing violation of criminal law. Subsection (a) of Article VI provides that First Virginia may contract in advance to provide such indemnification. Under Article VI, the procedures for determining whether indemnification must be made will be as provided under the
Virginia Stock Corporation Act ("Corporation Act").   The Corporation
Act provides that this determination must be made (1) by a majority vote of a quorum consisting of disinterested directors; (2) if such quorum is not available, by a majority vote of a committee designated by the Board of Directors consisting solely of two or more disinterested directors; (3) by special legal counsel selected (i) by the Board or its committee as in (1) or (2) above or, if none such,
(ii) by a majority of the full Board; or (4) by the stockholders, but shares of or controlled by interested directors may not be voted on the determination.

      Subsection (b) of Article VI requires the advancement of expenses reasonably incurred by a director, advisory director or officer in a proceeding upon receipt of an undertaking from him to repay the amounts advanced if it is ultimately determined that he is
not entitled to indemnification.   If, however, a determination has been
made that the director, advisory director or officer is not entitled to be indemnified, expenses need not be advanced.

      Subsection (c) of Article VI authorizes First Virginia to provide indemnification and make advances and reimbursements for expenses to other persons including directors, advisory directors and officers of its subsidiaries and employees and agents of First Virginia and its subsidiaries, to the same extent or a lesser extent than is required to indemnify directors, advisory directors and officers of First Virginia. First Virginia may also contract in advance to provide such indemnification.

      Subsection (d) of Article VI provides that in any proceeding brought by a stockholder in the right of First Virginia or brought by or on behalf of shareholders of First Virginia, no damages may be assessed against a director, advisory director or officer of First Virginia arising out of a single transaction, occurrence, or course of conduct. This elimination of liability is not applicable if the director, advisory director or officer engages in willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

      First Virginia maintains a Directors and Officers Liability Insurance Policy issued by Federal Insurance Company (part of the Chubb Group of Insurance Companies) in the aggregate amount of $20 million. This policy provides coverage up to 100% of its face
amount,  subject  to  deductible amounts.    In  general,  the  policy
insures (i) First Virginia's directors and officers and those of its affiliates against loss by reason of their wrongful acts, and/or (ii) First Virginia against claims against the directors and officers by reason of their wrongful acts for which First Virginia is required to indemnify or pay, all as such terms are defined in the policies and subject to the terms and conditions contained therein.

Item 21.    Exhibits and Financial Statements Schedule

      2     Agreement and  Plan of Reorganization dated July 1,  1994
            and          Plan of Merger dated  July 1, 1994  (included
            as  Appendix A to  the Proxy  Statement- Prospectus).

      3     Restated  Articles of Incorporation  and Bylaws of  First
            Virginia      Banks, Inc. (incorporated herein  by reference
            to Exhibit (3) of     First Virginia's Annual Report on Form
            10-K for the fiscal year     ended December 31, 1993.)

      4     Instruments  defining  the   rights  of  security  holders,
            including indentures. (With respect to First Virginia Common Stock and First Virginia's Preferred Stock, the rights of security holders are described in the Restated Articles of Incorporation and Bylaws which are incorporated herein by reference to Exhibit 3 of First
            Virginia's    Annual Report on Form  10-K for the fiscal
            year  ended December 31,    1993.  Also incorporated  herein
            is the Rights Agreement dated July 29, 1988 between First Virginia Banks, Inc. and American Security Bank, N.A. which is incorporated herein by reference to First Virginia's Registration Statement on Form 8-A dated August 1, 1988).

      5     Opinion of Christopher M. Cole, Vice  President and
            Assistant          General Counsel (filed herewith).

      8 Form of Opinion to be provided as to certain tax matters by Miles & Stockbridge, a Professional Corporation (filed herewith).

      10 Employment Agreements between First Virginia and John M. Suit, II, Louis A. Supanek, Frank T. Lowman and Ross J. Selby.

      15 Letter from Ernst & Young LLP regarding unaudited interim financial information.

      21 Subsidiaries (filed herewith). A list of subsidiaries other than banks is not filed herein because such subsidiaries, considered in the aggregate, would not constitute a significant subsidiary. Each of the banks is incorporated in Virginia with the exception of First Virginia Bank-Central Maryland and First Virginia Bank-Maryland, which are incorporated in Maryland, and Tri-City Bank and Trust Company, United Southern Bank, Bank of Madisonville, and First Knoxville Bank, which are incorporated in Tennessee.

      23(a) Consent of Ernst & Young LLP.

      23(b) Consent of Stegman & Company.

      23(c) Consent of Christopher M. Cole regarding his opinion concerning the legality of securities (included with his opinion as Exhibit 5).

      23(d) Consent  of Miles & Stockbridge, a Professional Corporation
            (included with its opinion as Exhibit 8).

      23(e) Consent of Alex. Brown & Sons Incorporated.

      24    Powers of Attorney.

      99    Form of Proxy for Special Meeting of Stockholders of Farmers
      National Bancorp

Item 22.    Undertakings

      (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended ("Securities Act"), each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of First Virginia pursuant to provisions of the Code of Virginia or the Articles of Incorporation or Bylaws of First Virginia or resolutions of First Virginia's shareholders adopted pursuant thereto, or otherwise, First Virginia has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the
Securities  Act and  is,  therefore,  unenforceable.    In  the event
that a claim for indemnification against such liabilities (other than the payment by First Virginia of expenses incurred or paid by a director, officer or controlling person of First Virginia in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of First Virginia in connection with the securities being registered, First Virginia will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement-Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send  the incorporated documents  by first  class mail  or other
equally prompt means.   This includes information  contained in
documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.



                               SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Fairfax and State of Virginia on the 21st day of October, 1994.



                                          FIRST VIRGINIA BANKS, INC.



                                          By /s/ Robert H. Zalokar
                                            Robert H. Zalokar, Chairman and
                                            Principal Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on October 21, 1994.


SIGNATURE and TITLE



           *
Robert H. Zalokar, Chairman and Principal
Executive Officer


           *
Richard F. Bowman, Principal Financial Officer and Principal Accounting Officer


           *
Edward L. Breeden, III, Director


           *
Paul H. Geithner, Jr., Director


           *
L.H. Ginn, III, Director


           *
Gilbert R. Giordano, Director


           *
T. Keister Greer, Director



SIGNATURE AND TITLE


           *
Elsie C. Gruver, Director


           *
Eric C. Kendrick, Director


           *
Thomas K. Malone, Jr., Director


           *
W. Lee Phillips, Jr., Director


           *
Josiah P. Rowe, III


           *
Richard T. Selden, Director


           *
Albert F. Zettlemoyer, Director



*By /s/ Christopher M. Cole
  Christopher M. Cole
  (Attorney-in-Fact)**

__________________________

**By authority of  Power of Attorney filed with this Registration
Statement on     Form S- 4.







                             EXHIBIT INDEX

EXHIBITS                                                           PAGE

    2       Agreement and Plan  of Reorganization dated July
            1,  1994 and Plan  of Merger dated  July 1, 1994
            (included as Appendix A to the  Proxy Statement-
            Prospectus).

    3 Restated Articles of Incorporation and Bylaws of First Virginia Banks, Inc. (incorporated herein by reference to Exhibit (3) of First Virginia's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.)

    4 Instruments defining the rights of security holders, including indentures. (With respect to First Virginia Common Stock and First Virginia's Preferred Stock, the rights of security holders are described in the Restated Articles of Incorporation and Bylaws which are incorporated herein by reference to Exhibit 3 of First Virginia's Annual Report on Form 10-K for the fiscal year ended December 31, 1993. Also incorporated herein is the Rights Agreement dated July 29, 1988 between First Virginia
            Banks, Inc. and American Security Bank, N.A. which is incorporated herein by reference to First Virginia's Registration Statement on Form 8-A dated August 1, 1988).

    5 Opinion of Christopher M. Cole, Vice President and Assistant General Counsel (filed herewith).

    8 Form of Opinion to be provided as to certain tax matters by Miles & Stockbridge, a Professional
            Corporation (filed herewith).

    10      Employment Agreements between First Virginia and
            John  M. Suit,  II, Louis  A. Supanek,  Frank T.
            Lowman and Ross J. Selby.

    15      Letter   from  Ernst   &  Young   LLP  regarding
            unaudited interim financial information.

    21 Subsidiaries (filed herewith). A list of subsidiaries other than banks is not filed herein because such subsidiaries, considered in the aggregate, would not constitute a significant subsidiary. Each of the banks is incorporated in Virginia with the exception of First Virginia Bank-Central Maryland and First Virginia Bank-Maryland, which are incorporated in Maryland, and Tri-City Bank and Trust Company, United Southern Bank, Bank of Madisonville, and First Knoxville Bank, which are incorporated in Tennessee.

   23(a)    Consent of Ernst & Young LLP.

   23(b)    Consent of Stegman & Company.

   23(c) Consent of Christopher M. Cole regarding his opinion concerning the legality of securities
            (included with his opinion as Exhibit 5).

   23(d)    Consent  of Miles &  Stockbridge, a Professional
            Corporation  (included  with   its  opinion   as
            Exhibit 8).

   23(e)    Consent of Alex. Brown & Sons Incorporated.

    24      Powers of Attorney.

    99      Form   of   Proxy   for   Special   Meeting   of
            Stockholders of Farmers National Bancorp